Exhibit 4.1

CRC ESCROW ISSUER, LLC

CRC FINCO, INC.

as Issuers

5.250% Senior Notes due 2025

INDENTURE

Dated as of October 16, 2017

Deutsche Bank Trust Company Americas,

as Trustee

i

Appendix A	– Provisions Relating to Initial Notes and Additional Notes

EXHIBIT INDEX

Exhibit A	– Form of Initial Note
Exhibit B	– Form of Transferee Letter of Representation

Exhibit C-1	– Form of Supplemental Indenture to be Delivered in connection with CRC Assumption

Exhibit C-2	– Form of Supplemental Indenture to be Delivered by Subsequent Guarantors

Exhibit D	– Form of Commitment Letter Guaranteeing Deposit of Additional Escrow Property

v

CROSS-REFERENCE TABLE

TIA Section		Indenture Section
310	(a)(1)	7.10
	(a)(2)	7.10
	(a)(3)	N.A.
	(a)(4)	N.A.
	(b)	7.08; 7.10
	(c)	N.A.
311	(a)	7.11
	(b)	7.11
	(c)	N.A.
312	(a)	2.06
	(b)	13.03
	(c)	13.03
313	(a)	7.06
	(b)(1)	N.A.
	(b)(2)	7.06
	(c)	7.06
	(d)	4.02; 4.09
314	(a)	4.02; 4.09
	(b)	N.A.
	(c)(1)	13.04
	(c)(2)	13.04
	(c)(3)	N.A.
	(d)	N.A.
	(e)	13.05
	(f)	4.10
315	(a)	7.01
	(b)	7.05
	(c)	7.01
	(d)	7.01
	(e)	6.11
316	(a)(last sentence)	13.06
	(a)(1)(A)	6.05
	(a)(1)(B)	6.04
	(a)(2)	N.A.
	(b)	6.07
317	(a)(1)	6.08
	(a)(2)	6.09
	(b)	2.05
318	(a)	13.01

N.A. Not Applicable.

Note: This Cross-Reference Table shall not, for any purposes, be deemed to be part of this Indenture.

INDENTURE dated as of October 16, 2017 among CRC ESCROW ISSUER, LLC, a Delaware limited liability company (the “Escrow Issuer”), and CRC FINCO, INC., a Delaware corporation (“Finance”), the Subsidiary Guarantors party hereto from time to time, and DEUTSCHE BANK TRUST COMPANY AMERICAS, a New York banking corporation, as trustee (the “Trustee”). On or substantially concurrently with the Escrow Release Date, (i) the Escrow Issuer shall be merged with and into CAESARS GROWTH PROPERTIES HOLDINGS, LLC (to be renamed CAESARS RESORT COLLECTION, LLC) (the “Company”), with the Company continuing as the surviving entity and (ii) the Company, each Initial Guarantor (as defined below) and the Trustee shall enter into a supplemental indenture in the form of Exhibit C-1 hereto pursuant to which (A) the Company will become a party to this Indenture and expressly assume the Escrow Issuer’s obligations under the Notes and this Indenture, the Company will be substituted for, and may exercise every right and power of, the Escrow Issuer under this Indenture and the Escrow Issuer will be released from all obligations hereunder and (B) each of the Initial Guarantors will become Guarantors under this Indenture (collectively, the “CRC Assumption”).

Each party agrees as follows for the benefit of the other parties and for the equal and ratable benefit of the holders of (i) $1,700,000,000 aggregate principal amount of the Issuers’ 5.250% Senior Notes due 2025 issued on the date hereof (the “Initial Notes”) and (ii) Additional Notes issued from time to time (together with the Initial Notes, the “Notes”):

ARTICLE I

DEFINITIONS AND INCORPORATION BY REFERENCE

Section 1.01. Definitions.

“Acquired Indebtedness” means, with respect to any specified Person:

(1) Indebtedness of any other Person existing at the time such other Person is merged, consolidated or amalgamated with or into or became a Restricted Subsidiary of such specified Person, and

(2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Additional Lease” means any lease entered into for the purpose of the Company or any of its Subsidiaries to acquire the right to occupy and use real property, vessels or similar assets for, or in connection with, the construction, development or operation of gaming, hotel, entertainment or retail facilities or other facilities related to activities ancillary to or supportive of the Company’s and its subsidiaries’ business.

“Additional Master Lease” means any Additional Lease that is similar in form to, or not materially less favorable to, the Company and/or its Restricted Subsidiaries than, a Master Lease and is entered into between the Company and/or one of its Restricted Subsidiaries and the Master Lease Landlord or any Affiliate of the Master Lease Landlord.

“Additional Notes” means Notes issued under the terms of this Indenture subsequent to the Issue Date (other than Notes issued in replacement of, or in exchange for, Initial Notes).

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

“Applicable Measurement Period” means the most recently completed four consecutive fiscal quarters of the Company immediately preceding the applicable calculation date for which internal financial statements are available.

“Applicable Premium” means, with respect to any Note on any applicable redemption date, as determined by the Company, the greater of:

(1) 1% of the then outstanding principal amount of the Note; and

(2) the excess of:

(a) the present value at such redemption date of (i) the redemption price of the Note, at October 15, 2020 (such redemption price being set forth in Paragraph 5 of the Note) plus (ii) all required interest payments due on the Note through October 15, 2020 (excluding accrued but unpaid interest), computed using a discount rate equal to the Treasury Rate as of such redemption date, or in the case of a satisfaction and discharge of this Indenture or a legal defeasance or covenant defeasance under this Indenture, the Treasury Rate as of two Business Days prior to the date on which funds to pay the Notes are deposited with the Trustee, plus 50 basis points; over

(b) the then outstanding principal amount of the Note.

“Asset Sale” means:

(1) the sale, conveyance, transfer or other disposition (whether in a single transaction or a series of related transactions) of property or assets (including by way of a Sale/ Leaseback Transaction) outside the ordinary course of business of the Company or any Restricted Subsidiary (each referred to in this definition as a “disposition”) or

(2) the issuance or sale of Equity Interests (other than directors’ qualifying shares and shares issued to foreign nationals or other third parties to the extent required by applicable law) of any Restricted Subsidiary (other than to an Issuer or another Restricted Subsidiary) (whether in a single transaction or a series of related transactions), in each case other than:

(a) a disposition of Cash Equivalents or Investment Grade Securities or obsolete, damaged or worn out property or equipment in the ordinary course of business;

(b) the disposition of all or substantially all of the assets of the Company in a manner permitted pursuant to Section 5.01 or any disposition that constitutes a Change of Control;

(c) any Restricted Payment or Permitted Investment that is permitted to be made, and is made, under Section 4.04;

(d) any disposition of assets of the Company or any Restricted Subsidiary or issuance or sale of Equity Interests of any Restricted Subsidiary in any single transaction or series of related transactions, which assets or Equity Interests so disposed or issued in such transaction or related transactions have an aggregate Fair Market Value (as determined in good faith by the Company) of less than $50.0 million (or $75.0 million if the CEOC Acquisition is consummated);

(e) any disposition of property or assets, or the issuance of securities, by a Restricted Subsidiary or the Company to another Restricted Subsidiary or the Company;

(f) any exchange of assets (including a combination of assets and Cash Equivalents) for assets related to a Similar Business of comparable or greater market value or usefulness to the business of the Company and the Restricted Subsidiaries as a whole, as determined in good faith by the Company;

(g) foreclosure or any similar action with respect to any property or other asset of the Company or any of the Restricted Subsidiaries;

(h) any sale of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary;

(i) the lease, license, easement, assignment, sublease or sublicense of any real or personal property in the ordinary course of business;

(j) any sale, lease or other disposition of inventory or other assets in the ordinary course of business;

(k) any sales, licenses, sublicenses, grants or other dispositions or abandonment of intellectual property in the ordinary course of business;

(l) in the ordinary course of business, any swap of assets, or lease, assignment or sublease of any real or personal property, in exchange for services (including in connection with any outsourcing arrangements) of comparable or greater value or usefulness to the business of the Company and the Restricted Subsidiaries as a whole, as determined in good faith by the Company;

(m) a transfer of accounts receivable and related assets of the type specified in the definition of “Receivables Financing” (or a fractional undivided interest therein) by a Receivables Subsidiary in a Qualified Receivables Financing;

(n) any financing transaction with respect to property built or acquired by the Company or any Restricted Subsidiary after the Issue Date, including any Sale/Leaseback Transaction or asset securitization permitted by this Indenture;

(o) dispositions in connection with or constituting Permitted Liens;

(p) any disposition of Capital Stock of the Company or a Restricted Subsidiary pursuant to an agreement or other obligation with or to a Person (other than the Company or a Restricted Subsidiary) from whom such Restricted Subsidiary was acquired or from whom such Restricted Subsidiary acquired its business and assets (having been newly formed in connection with such acquisition), made as part of such acquisition and in each case comprising all or a portion of the consideration in respect of such sale or acquisition;

(q) any disposition (i) made pursuant to (A) any Master Lease, any Additional Lease, any MLSA or any Operations Management Agreement, (B) any call right agreement or right of first refusal agreement entered into in connection with the Transactions or (C) any other similar call right agreement or right of first refusal agreement entered into in the future or (ii) in connection with the Transactions;

(r) the sale of any property in a Sale/Leaseback Transaction within 270 days of the acquisition of such property;

(s) dispositions of receivables in connection with the compromise, settlement or collection thereof in the ordinary course of business or in bankruptcy or similar proceedings and exclusive of factoring or similar arrangements;

(t) any surrender or waiver of contract rights or the settlement, release, recovery on or surrender of contract, tort or other claims of any kind;

(u) [reserved];

(v) any leases, subleases, easements or licenses with respect to any Real Property (or any portion thereof) entered into by the Company or a Restricted Subsidiary so long as such transaction, lease, sublease, easement or license would not reasonably be expected to materially interfere with, or materially impact or detract from, the operation of the applicable Project;

(w) the (i) lease, sublease or license of any portion of any Project to persons who, either directly or through Affiliates of such persons, intend to operate or manage nightclubs, bars, restaurants, recreation, spa, pool, exercise or gym facilities, or entertainment or retail venues or similar or related establishments or facilities within a Project or other establishments or facilities ancillary to or supportive of the operations of a Project and (ii) the grant of declarations of covenants, conditions and restrictions and/

or easements with respect to common area spaces and similar instruments benefiting such tenants of such lease and subleases generally and/or entered into connection with any Project (collectively, the “Venue Easements”); provided that (A) the Company or a Restricted Subsidiary shall be required to maintain control (which may be through required contractual standards) over the primary aesthetics and standards of service and quality of the business being operated or conducted in connection with any such leased, subleased or licensed space and (B) no Venue Easements or operations conducted pursuant thereto would reasonably be expected to materially interfere with, or materially impair or detract from, the operation of the applicable Project;

(x) the dedication of space or other dispositions of property in connection with and in furtherance of constructing structures or improvements reasonably related to the development, construction and operation of a Project; provided, that in each case such dedication or other disposition is in furtherance of, and does not materially impair or interfere with the use or operations (or intended use or operations) of, the applicable Project;

(y) dedications of, or the granting of easements, rights of way, rights of access and/or similar rights to any governmental authority, utility providers, cable or other communication providers and/or other parties providing services or benefits to any Project, the Real Property held by the Company, a Restricted Subsidiary or the public at large that would not reasonably be expected to interfere in any material respect with the operations of the Company and the Restricted Subsidiaries; and

(z) dispositions of non-core assets acquired in connection with an acquisition or Investment permitted under this Indenture.

“Bank Indebtedness” means any and all amounts payable under or in respect of the Credit Agreement and the other Credit Agreement Documents as amended, restated, supplemented, waived, replaced, restructured, repaid, refunded, refinanced or otherwise modified from time to time (including after termination of the Credit Agreement), including principal, premium (if any), interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company whether or not a claim for post-filing interest is allowed in such proceedings), fees, charges, expenses, reimbursement obligations, guarantees and all other amounts payable thereunder or in respect thereof.

“Bankruptcy Code” means Title 11 of the United States Code, as amended.

“Bankruptcy Related Expenses” means any cost or expense incurred and paid by the Company or any of its Restricted Subsidiaries in connection with or related to the Plan, the CEC/CAC Merger, any litigation in connection therewith or related thereto, including without limitation, any fees, expenses, reimbursements of attorneys, financial advisors, examiners, accountants, consultants or other professionals to the extent incurred and paid by the Company or any of its Restricted Subsidiaries.

“Board of Directors” means the board of directors or managers, as applicable, of the Company or any direct or indirect parent of the Company (or, if such Person is a partnership, the board of directors or other governing body of the general partner of such Person) or any duly authorized committee thereof.

“Business Day” means a day other than a Saturday, Sunday or other day on which banking institutions are authorized or required by law to close in New York City or the place of payment.

“CAC” means Caesars Acquisition Company, or any successor thereto.

“Caesars Entertainment” means Caesars Entertainment Corporation, or any successor thereto.

“Capital Expenditures” mean, for any person in respect of any period, (a) the aggregate of all expenditures (whether paid in cash or accrued as liabilities and including in all events amounts expended or capitalized under Capitalized Lease Obligations) incurred by such person during such period that, in accordance with GAAP, are or should be included in “additions to property, plant or equipment” or similar items reflected in the statement of cash flows of such person and (b) Capitalized Software Expenditures.

“Capital Stock” means:

(1) in the case of a corporation, corporate stock or shares;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Capitalized Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) in accordance with GAAP; provided that each Designated Operating Lease, Master Lease and Additional Lease shall for all purposes not be treated as Capitalized Lease Obligations or Indebtedness.

“Capitalized Software Expenditures” means, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities) during such period in respect of licensed or purchased software or internally developed software and software enhancements that, in conformity with GAAP, are or are required to be reflected as capitalized costs on a balance sheet (excluding the footnotes thereto).

“Cash Equivalents” means:

(1) U.S. dollars, pounds sterling, euros, the national currency of any country that was on the Issue Date or becomes a member state in the European Union or, in the case of any Foreign Subsidiary that is a Restricted Subsidiary, such local currencies held by it from time to time in the ordinary course of business;

(2) securities issued or directly and fully guaranteed or insured by the U.S. government or any country that was on the Issue Date or becomes a member of the European Union or any agency or instrumentality thereof in each case maturing not more than two years from the date of acquisition;

(3) certificates of deposit, time deposits and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances, in each case with maturities not exceeding one year and overnight bank deposits, in each case with any commercial bank having capital and surplus in excess of $250.0 million and whose long-term debt, or whose parent company’s long-term debt, is rated “A” or the equivalent thereof by Moody’s or S&P (or reasonably equivalent ratings of another internationally recognized ratings agency);

(4) repurchase obligations for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5) commercial paper issued by a corporation (other than an Affiliate of the Company) rated at least “A1” or the equivalent thereof by Moody’s or S&P (or reasonably equivalent ratings of another internationally recognized ratings agency) and in each case maturing within one year after the date of acquisition;

(6) readily marketable direct obligations issued by any state of the United States of America or any political subdivision thereof having one of the two highest rating categories obtainable from either Moody’s or S&P (or reasonably equivalent ratings of another internationally recognized ratings agency) in each case with maturities not exceeding two years from the date of acquisition;

(7) Indebtedness issued by Persons with a rating of “A” or higher from S&P or “A-2” or higher from Moody’s (or reasonably equivalent ratings of another internationally recognized ratings agency) in each case with maturities not exceeding two years from the date of acquisition;

(8) investment funds investing at least 95% of their assets in securities of the types described in clauses (1) through (7) above;

(9) money market funds that (i) comply with the criteria set forth in Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5,000.0 million;

(10) time deposit accounts, certificates of deposit and money market deposits in an aggregate face amount not in excess of 0.5% of the total assets of the Company and the Subsidiaries, on a combined or consolidated basis, as of the end of the Company’s most recently completed fiscal year; and

(11) instruments equivalent to those referred to in clauses (1) through (10) above denominated in any foreign currency comparable in credit quality and tenor to those referred to above and commonly used by corporations for cash management purposes in any jurisdiction outside the United States to the extent reasonably required in connection with any business conducted by any Subsidiary organized in such jurisdiction.

“CEC/CAC Merger” means the consummation of the transactions contemplated by that certain Amended and Restated Agreement and Plan of Merger, dated as of July 9, 2016, between Caesars Entertainment and CAC, as amended by the First Amendment to the Amended and Restated Agreement and Plan of Merger, dated as of February 20, 2017 (as amended, the “CEC/CAC Merger Agreement”), pursuant to which, among other things CAC will merge with and into Caesars Entertainment, with Caesars Entertainment as the surviving company, substantially in accordance with the terms described in the Offering Memorandum under “Summary—The Transactions.”

“CEOC” means Caesars Entertainment Operating Company, Inc., or any successor thereto.

“CEOC Acquisition” means, pursuant to one or more related transactions, (i) the acquisition (including by way of merger, consolidation, transfer of assets or Capital Stock, or other business combination transaction) by the Company or any of its Restricted Subsidiaries of CEOC and all or substantially all of its Subsidiaries or all of substantially all of their assets or (ii) CEOC becomes a co-issuer of the Notes; provided that each subsidiary of CEOC that would be required to guarantee the Notes if it were a Subsidiary of the Company guarantees the Notes and that the restrictive covenants set forth in this Indenture apply to CEOC and its Restricted Subsidiaries as a result thereof and the term, the “Company” shall thereafter include CEOC and any other co-issuer or successor thereto, and the term “Restricted Subsidiary” or “Restricted Subsidiaries” shall in all cases include a reference to a Restricted Subsidiary or the Restricted Subsidiaries of CEOC and any other co-issuer or successor thereto.

“CERP” means Caesars Entertainment Resort Properties, LLC, or any successor thereto.

“CES” or “Services, LLC” means Caesars Enterprise Services, LLC, or any successor thereto.

“Change of Control” means the occurrence of any of the following:

(1) the sale, lease or transfer, in one or a series of related transactions, of all or substantially all the assets of the Company and its Subsidiaries, taken as a whole, to a Person other than any of the Permitted Holders; or

(2) any combination of Permitted Holders in the aggregate shall fail to have the power, directly or indirectly, to vote or direct the voting of Equity Interests representing at least a majority of the ordinary voting power for the election of directors of the Company; provided that the occurrence of the foregoing event shall not be deemed a Change of Control if,

(a) at any time prior to a Qualified Public Offering of the Company or any parent of the Company, (A) any combination of Permitted Holders in the aggregate otherwise have the right, directly or indirectly, to designate a majority of the Board of Directors of the Company at such time or (B) any combination of Permitted Holders in the aggregate own, directly or indirectly, a majority of the ordinary voting Equity Interests of the Company at such time, or

(b) at any time upon or after a Qualified Public Offering of the Company or any parent of the Company, no person or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act, but excluding any employee benefit plan of such person or “group” and its subsidiaries and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan), other than any combination of the Permitted Holders, shall have acquired beneficial ownership (as defined in Rules 13d-3 and 13d-5 under the Exchange Act as in effect on the Issue Date) of more than the greater of (x) 35% on a fully diluted basis of the ordinary voting Equity Interests in the Company and (y) the percentage of the ordinary voting Equity Interests in the Company owned, directly or indirectly, in the aggregate by the Permitted Holders on a fully diluted basis.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” means Caesars Growth Properties Holdings, LLC (to be renamed Caesars Resort Collection, LLC), or any successor entity thereto.

“Conditions Precedent Date” means April 16, 2018.

“Consolidated Depreciation and Amortization Expense” means, with respect to the Company for any period, the total amount of depreciation and amortization expense, including the amortization of intangible assets, deferred financing fees and Capitalized Software Expenditures and amortization of unrecognized prior service costs and actuarial gains and losses related to pensions and other post-employment benefits, of the Company and its Restricted Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP.

“Consolidated Interest Expense” means, with respect to the Company for any period, the sum, without duplication, of:

(1) consolidated interest expense of the Company and its Restricted Subsidiaries for such period, to the extent such expense was deducted in computing Consolidated Net Income (including amortization of original issue discount, the interest component of Capitalized Lease Obligations, and net payments and receipts (if any) pursuant to interest rate Hedging Obligations and excluding amortization of deferred financing fees, debt issuance costs, commissions, fees and expenses and expensing of any bridge, commitment or other financing fees); plus

(2) consolidated capitalized interest of the Company and its Restricted Subsidiaries for such period, whether paid or accrued; plus

(3) commissions, discounts, yield and other fees and charges Incurred in connection with any Receivables Financing which are payable to Persons other than the Company and the Restricted Subsidiaries; minus

(4) interest income for such period.

For purposes of this definition, interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by the Company to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP. For the avoidance of doubt, Consolidated Interest Expense shall not include any interest component of the Designated Operating Leases.

“Consolidated Leverage Ratio” means, with respect to the Company, at any date the ratio of (i) Consolidated Total Indebtedness (other than (A) Qualified Non-Recourse Debt, (B) Development Expenses, (C) Discharged Indebtedness and (D) Escrowed Indebtedness) of the Company and its Restricted Subsidiaries as of such date of calculation (determined on a consolidated basis in accordance with GAAP) less the amount of cash and Cash Equivalents in excess of any Restricted Cash held by the Company and its Restricted Subsidiaries as of such date of determination to (ii) EBITDA of the Company for the four full fiscal quarters for which internal financial statements are available immediately preceding such date on which such additional Indebtedness is Incurred. In the event that the Company or any Restricted Subsidiary Incurs, repays, repurchases or redeems any Indebtedness subsequent to the commencement of the period for which the Consolidated Leverage Ratio is being calculated but on or prior to the event for which the calculation of the Consolidated Leverage Ratio is made (the “Consolidated Leverage Calculation Date”), then the Consolidated Leverage Ratio shall be calculated giving pro forma effect to such Incurrence, repayment, repurchase or redemption of Indebtedness as if the same had occurred at the beginning of the applicable four-quarter period; provided that the Company may elect pursuant to an Officer’s Certificate delivered to the Trustee to treat all or any portion of the commitment under any Indebtedness as being Incurred at such time, in which case any subsequent Incurrence of Indebtedness under such commitment shall not be deemed, for purposes of this calculation, to be an Incurrence at such subsequent time.

For purposes of making the computation referred to above, Investments, acquisitions, dividends and distributions, dispositions, mergers, amalgamations, consolidations (including the Transactions) and discontinued operations (as determined in accordance with GAAP), in each case with respect to an operating unit of a business, any execution of an Additional Lease, any amendment, modification, termination or waiver to any provision of any Master Lease or Additional Lease and any operational changes or restructuring of the business that the Company or any Restricted Subsidiary has determined to make and/or made during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Consolidated Leverage Calculation Date shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dividends and distributions, dispositions, mergers, amalgamations, consolidations (including the Transactions), discontinued operations, execution of an Additional Lease, amendment, modification, termination or waiver to any provision of any Master Lease or Additional Lease and other operational changes or restructuring of the business (and the change of any associated Indebtedness and the change in EBITDA resulting therefrom) had occurred on the first day of the four-quarter reference period. If since the beginning of such period any Person that subsequently became a Restricted Subsidiary or was merged with or into the Company or any Restricted Subsidiary since the beginning of such period shall have made any Investment, acquisition, dividend or distribution, disposition, merger, consolidation, amalgamation, discontinued operation, execution of an Additional Lease, any amendment, modification, termination or waiver to any provision of any Master Lease or Additional Lease or operational change or restructuring of the business, in each case with respect to an operating unit of a business, that would have required adjustment pursuant to this definition, then the Consolidated Leverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, dividend or distribution, disposition, discontinued operation, merger, amalgamation, consolidation, execution of an Additional Lease, any amendment, modification, termination or waiver to any provision of any Master Lease or Additional Lease or operational change or restructuring of the business had occurred at the beginning of the applicable four-quarter period. For purposes of making the computation referred to above, with respect to each New Project that commences operations and records not less than one full fiscal quarter’s operations during the four-quarter reference period, the operating results of such New Project (for each full fiscal quarter completed) will be annualized on a straight-line basis during such period. If since the beginning of such period any Restricted Subsidiary is designated an Unrestricted Subsidiary or any Unrestricted Subsidiary is designated a Restricted Subsidiary, then the Consolidated Leverage Ratio shall be calculated giving pro forma effect thereto for such period as if such designation had occurred at the beginning of the applicable four-quarter period.

For purposes of this definition, whenever pro forma effect is to be given to any event, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Company. Any such pro forma calculation may include adjustments appropriate, in the reasonable good faith determination of the Company, to reflect operating expense reductions and other operating improvements or synergies reasonably expected to result from the applicable event (including, to the extent applicable, from the Transactions).

For purposes of this definition, any amount in a currency other than U.S. dollars will be converted to U.S. dollars either based on (1) the average exchange rate for such currency for the most recent twelve month period immediately prior to the date of determination in a manner consistent with that used in calculating EBITDA for the applicable period or (2) the exchange ratio used in the applicable financial statements.

“Consolidated Net Income” means, with respect to the Company for any period, the aggregate of the consolidated Net Income of the Company and its Restricted Subsidiaries for such period, on a consolidated basis; provided, however, that:

(1) any net after-tax extraordinary, nonrecurring or unusual gains or losses (less all fees and expenses relating thereto) or income, expenses or charges, including any severance expenses, relocation expenses or other restructuring expenses, expenses or charges related to curtailments or modifications to pension and post-retirement employee benefit plans, any expenses related to any reconstruction, decommissioning, recommissioning or reconfiguration of fixed assets for alternate uses and fees, expenses or charges relating to facilities closing costs, excess pension charges, acquisition integration costs, facilities opening costs, project start-up costs, business optimization costs, signing, retention or completion bonuses, expenses or charges related to any issuance of Equity Interests or debt securities, Investment, acquisition, disposition, recapitalization or issuance, repayment, refinancing, amendment or modification of Indebtedness (in each case, whether or not successful), and any fees, expenses, charges or change in control payments related to the Transactions (including any costs relating to auditing prior periods, transition-related expenses, and expenses related to the Transactions incurred before, on or after the Issue Date), in each case, shall be excluded;

(2) effects of purchase accounting adjustments (including the effects of such adjustments pushed down to the Company and such Restricted Subsidiaries) in amounts required or permitted by GAAP, including those resulting from the application of purchase accounting, including those in relation to the Transactions or any consummated acquisition, or the amortization or write-off of any amounts thereof, net of taxes, shall be excluded;

(3) the Net Income for such period shall not include the cumulative effect of a change in accounting principles during such period;

(4) any net after-tax income or loss from disposed, abandoned, transferred, closed or discontinued operations and any net after-tax gains or losses on disposal of disposed, abandoned, transferred, closed or discontinued operations shall be excluded;

(5) any net after-tax gains or losses (less all fees and expenses or charges relating thereto) attributable to business dispositions or asset dispositions other than in the ordinary course of business (as determined in good faith by management of the Company) shall be excluded;

(6) any net after-tax gains or losses (less all fees and expenses or charges relating thereto) attributable to the early extinguishment of indebtedness, Hedging Obligations or other derivative instruments shall be excluded;

(7) (A) the Net Income for such period of any Person that is not a Subsidiary of the Company, or is an Unrestricted Subsidiary or a Qualified Non-Recourse Subsidiary, or that is accounted for by the equity method of accounting, shall be included only to the extent of the amount of dividends or distributions or other payments paid in cash (or to the extent converted into cash) to the Company or a Restricted Subsidiary thereof (other than a Qualified Non-Recourse Subsidiary of the Company) in respect of such period and (B) the Consolidated Net Income for such period shall include any ordinary course dividend, distribution or other payment in cash received from any Person in excess of the amounts included in clause (A);

(8) solely for the purpose of determining the amount available for Restricted Payments under clause (A) of the definition of “Cumulative Credit,” the Net Income for such period of any Restricted Subsidiary (other than the Company or a Subsidiary Guarantor) shall be excluded to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of its Net Income is not at the date of determination permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders, unless such restrictions with respect to the payment of dividends or similar distributions have been legally waived; provided that the Consolidated Net Income of such Person shall be increased by the amount of dividends or other distributions or other payments actually paid in cash (or converted into cash) by the Company or such Restricted Subsidiary to such Person, to the extent not already included therein;

(9) an amount equal to the amount of Tax Distributions actually made to any parent or equity holder of such Person in respect of such period in accordance with Section 4.04(b)(xii) shall be included as though such amounts had been paid as income taxes directly by such Person for such period;

(10) any impairment charges or asset write-offs, in each case pursuant to GAAP, and the amortization of intangibles adjustments arising pursuant to GAAP shall be excluded;

(11) any non-cash charge or expense realized or resulting from stock option plans, employee benefit plans or post-employment benefit plans, or grants or sales of stock, stock appreciation or similar rights, stock options, restricted stock, preferred stock or other rights shall be excluded;

(12) any (a) one-time non-cash compensation charges, (b) costs and expenses after the Issue Date related to employment of terminated employees, or (c) costs or expenses realized in connection with or resulting from stock appreciation or similar rights, stock options or other rights existing on the Issue Date of officers, directors and employees, in each case of the Company or any of its Restricted Subsidiaries, shall be excluded;

(13) accruals and reserves that are established or adjusted within 12 months after the Issue Date and that are so required to be established or adjusted in accordance with GAAP or as a result of adoption or modification of accounting policies shall be excluded;

(14) solely for purposes of calculating EBITDA, the Net Income of the Company and its Restricted Subsidiaries shall be calculated without deducting the income attributable to, or adding the losses attributable to, the minority equity interests of third parties in any non-Wholly Owned Restricted Subsidiary except to the extent of dividends declared or paid in respect of such period or any prior period on the shares of Capital Stock of such Restricted Subsidiary held by such third parties;

(15) (a)(i) the non-cash portion of “straight-line” rent expense shall be excluded and (ii) the cash portion of “straight-line” rent expense which exceeds the amount expensed in respect of such rent expense shall be included and (b) non-cash gains, losses, income and expenses resulting from fair value accounting required by the applicable standard under GAAP and related interpretations shall be excluded;

(16) any currency translation gains and losses related to currency remeasurements of Indebtedness, and any net loss or gain resulting from hedging transactions for currency exchange risk, shall be excluded;

(17) (a) to the extent covered by insurance and actually reimbursed, or, so long as the Company has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer and only to the extent that such amount is (i) not denied by the applicable carrier in writing within 180 days and (ii) in fact reimbursed within 365 days of the date of such evidence (with a deduction for any amount so added back to the extent not so reimbursed within 365 days), expenses with respect to liability or casualty events or business interruption shall be excluded and (b) amounts estimated in good faith to be received from insurance in respect of lost revenues or earnings in respect of liability or casualty events or business interruption shall be included (with a deduction for amounts actually received up to such estimated amount to the extent included in Net Income in a future period);

(18) non-cash charges for deferred tax asset valuation allowances shall be excluded; and

(19) Consolidated Net Income shall be calculated by deducting, without duplication of amounts otherwise deducted, rent, insurance, property taxes and other amounts and expenses actually paid in cash under the Master Leases or any Additional Lease in the applicable period and no deductions in calculating Consolidated Net Income shall occur as a result of imputed interest, amounts under the Master Leases or any Additional Lease not paid in cash during the relevant period or other non-cash amounts incurred in respect of the Master Leases or any Additional Lease; provided that any “true-up” of rent paid in cash pursuant to the Master Leases or any Additional Lease shall be accounted for in the fiscal quarter to which such payment relates as if such payment were originally made in such fiscal quarter.

Notwithstanding the foregoing, for the purpose of Section 4.04 only, there shall be excluded from Consolidated Net Income any dividends, repayments of loans or advances or other transfers of assets from Unrestricted Subsidiaries or a Restricted Subsidiary to the extent such dividends, repayments or transfers increase the amount of Restricted Payments permitted under such Section pursuant to clauses (D) or (E) of the definition of “Cumulative Credit.”

“Consolidated Non-cash Charges” means, with respect to the Company for any period, the non-cash expenses (other than Consolidated Depreciation and Amortization Expense) of the Company and its Restricted Subsidiaries reducing Consolidated Net Income of the Company for such period on a consolidated basis and otherwise determined in accordance with GAAP, provided that if any such non-cash expenses represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from EBITDA in such future period to the extent paid, but excluding from this proviso, for the avoidance of doubt, amortization of a prepaid cash item that was paid in a prior period.

“Consolidated Taxes” means, with respect to the Company for any period, the provision for taxes based on income, profits or capital, including, without limitation, state, franchise, property and similar taxes, foreign withholding taxes (including penalties and interest related to such taxes or arising from tax examinations) and any Tax Distributions taken into account in calculating Consolidated Net Income.

“Consolidated Total Indebtedness” means, as of any date of determination, an amount equal to the sum (without duplication) of (1) the aggregate principal amount of all outstanding Indebtedness of the Company and the Restricted Subsidiaries (excluding any undrawn letters of credit or bank guarantees) consisting of Capitalized Lease Obligations and Indebtedness for borrowed money, plus (2) the aggregate amount of all outstanding Disqualified Stock of the Company and the Restricted Subsidiaries and all Preferred Stock of Restricted Subsidiaries, with the amount of such Disqualified Stock and Preferred Stock equal to the greater of their respective voluntary or involuntary liquidation preferences, in each case determined on a consolidated basis in accordance with GAAP.

“Contingent Obligations” means, with respect to any Person, any obligation of such Person guaranteeing any leases, dividends or other obligations that do not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent:

(1) to purchase any such primary obligation or any property constituting direct or indirect security therefor;

(2) to advance or supply funds:

(a) for the purchase or payment of any such primary obligation; or

(b) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; or

(3) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

“Credit Agreement” means (i) the credit agreement to be entered into in connection with the consummation of the Transactions, among the Company, the financial institutions named therein, and Credit Suisse AG, Cayman Islands Branch, as Administrative Agent and Collateral Agent, and the other parties named therein, as amended, restated, supplemented, waived, replaced (whether or not upon termination, and whether with the original lenders or otherwise), restructured, repaid, refunded, refinanced or otherwise modified from time to time, including any agreement or indenture extending the maturity thereof, refinancing, replacing or otherwise restructuring all or any portion of the Indebtedness under such agreement or agreements or indenture or indentures or any successor or replacement agreement or agreements or indenture or indentures or increasing the amount loaned or issued thereunder or altering the maturity thereof and (ii) whether or not the credit agreement referred to in clause (i) remains outstanding, if designated by the Company to be included in the definition of “Credit Agreement,” one or more (A) debt facilities or commercial paper facilities, providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to lenders or to special purpose entities formed to borrow from lenders against such receivables) or letters of credit, (B) debt securities, indentures or other forms of debt financing (including convertible or exchangeable debt instruments or bank guarantees or bankers’ acceptances), or (C) instruments or agreements evidencing any other Indebtedness, in each case, with the same or different borrowers or issuers and, in each case, as amended, supplemented, modified, extended, restructured, renewed, refinanced, restated, replaced or refunded in whole or in part from time to time.

“Credit Agreement Documents” means the collective reference to any Credit Agreement, any notes issued pursuant thereto and the guarantees thereof, and the collateral documents relating thereto, as amended, supplemented, restated, renewed, refunded, replaced, restructured, repaid, refinanced or otherwise modified, in whole or in part, from time to time.

“Cumulative Credit” means the sum of (without duplication):

(A) 50% of the Consolidated Net Income of the Company for the period (taken as one accounting period), from the first day of the fiscal quarter in which the Issue Date occurs to the end of the Company’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, in the case such Consolidated Net Income for such period is a deficit, minus 100% of such deficit), plus

(B) 100% of the aggregate net proceeds, including cash and the Fair Market Value (as determined in good faith by the Company) of property other than cash, received by the Company after the Issue Date (other than net proceeds to the extent such net proceeds have been used to Incur Indebtedness, Disqualified Stock or Preferred Stock pursuant to Section 4.03(b)(xiii)) from the issue or sale of Equity Interests of the Company (excluding Refunding Capital Stock, Designated Preferred Stock, Excluded Contributions and Disqualified Stock), including Equity Interests issued upon exercise of warrants or options (other than an issuance or sale to a Restricted Subsidiary), plus

(C) 100% of the aggregate amount of contributions to the capital of the Company received in cash and the Fair Market Value (as determined in good faith by the Company) of property other than cash after the Issue Date (other than Excluded Contributions, Refunding Capital Stock, Designated Preferred Stock and Disqualified Stock and other than contributions to the extent such contributions have been used to Incur Indebtedness, Disqualified Stock or Preferred Stock pursuant to Section 4.03(b)(xiii)), plus

(D) 100% of the principal amount of any Indebtedness or the liquidation preference or maximum fixed repurchase price, as the case may be, of any Disqualified Stock of the Company or any Restricted Subsidiary issued after the Issue Date (other than Indebtedness or Disqualified Stock issued to a Restricted Subsidiary) which has been converted into or exchanged for Equity Interests in the Company (other than Disqualified Stock) or any direct or indirect parent of the Company (provided in the case of any parent, such Indebtedness or Disqualified Stock is retired or extinguished), plus

(E) 100% of the aggregate amount received by the Company or any Restricted Subsidiary in cash and the Fair Market Value (as determined in good faith by the Company) of property other than cash received by the Company or any Restricted Subsidiary after the Issue Date from:

(I) the sale or other disposition (other than to the Company or a Restricted Subsidiary) of Restricted Investments made by the Company and the Restricted Subsidiaries and from repurchases and redemptions of such Restricted Investments from the Company and the Restricted Subsidiaries by any Person (other than the Company or any of its Restricted Subsidiaries) and from repayments of loans or advances, and releases of guarantees, which constituted Restricted Investments (other than in each case to the extent that the Restricted Investment was made pursuant to Section 4.04(b)(vii)),

(II) the sale (other than to the Company or a Restricted Subsidiary) of the Capital Stock of an Unrestricted Subsidiary, or

(III) a distribution or dividend from an Unrestricted Subsidiary (other than an Unrestricted Subsidiary Tax Distribution), plus

(F) in the event any Unrestricted Subsidiary has been redesignated as a Restricted Subsidiary or has been merged, consolidated or amalgamated with or into, or transfers or conveys its assets to, or is liquidated into, the Company or a Restricted Subsidiary after the Issue Date, the Fair Market Value (as determined in good faith by the Company) of the Investment of the Company in such Unrestricted Subsidiary (which, if the Fair Market Value of such investment shall exceed $150.0 million, shall be determined by the Board of Directors) at the time of such redesignation, combination or transfer (or of the assets transferred or conveyed, as applicable) (other than in each case to the extent that the designation of such Subsidiary as an Unrestricted Subsidiary was made pursuant to Section 4.04(b)(vii) or constituted a Permitted Investment).

“Default” means any event which is, or after notice or passage of time or both would be, an Event of Default.

“Designated Non-cash Consideration” means the Fair Market Value (as determined in good faith by the Company) of non-cash consideration received by the Company or a Restricted Subsidiary in connection with an Asset Sale that is so designated as Designated Non-cash Consideration pursuant to an Officer’s Certificate, setting forth the basis of such valuation, less the amount of Cash Equivalents received in connection with a subsequent sale of such Designated Non-cash Consideration.

“Designated Operating Leases” means, collectively, any obligations of the Company or its Subsidiaries, or of a special purpose or other entity not consolidated with the Company and its Subsidiaries, either existing on the Issue Date or created thereafter that (i) initially were not included on the consolidated balance sheet of the Company as capital lease obligations and were subsequently recharacterized as capital lease obligations or long-term financial obligations or, in the case of such a special purpose or other entity becoming consolidated with the Company and its Subsidiaries were required to be characterized as capital lease obligations or long-term financial obligations upon such consolidation, in either case, due to a change in accounting treatment or otherwise, or (ii) did not exist on the Issue Date and were required to be characterized as capital lease obligations or long-term financial obligations but would not have been required to be treated as capital lease obligations or long-term financial obligations on the Issue Date had they existed at that time. Notwithstanding anything to the contrary, the Designated Operating Leases shall be treated as operating leases and not Capitalized Lease Obligations under this Indenture.

“Designated Preferred Stock” means Preferred Stock of the Company or any direct or indirect parent of the Company (other than Disqualified Stock), that is issued for cash (other than to the Company or any of its Subsidiaries or an employee stock ownership plan or trust established by the Company or any of its Subsidiaries) and is so designated as Designated Preferred Stock, pursuant to an Officer’s Certificate, on the issuance date thereof.

“Development Expenses” means, without duplication, the aggregate principal amount, not to exceed $1,000.0 million (or $1,500.0 million if the CEOC Acquisition is consummated) (less the amount of Indebtedness outstanding under Section 4.03(b)(xxiii) at such time) at any time, of (a) outstanding Indebtedness incurred after the Issue Date, the proceeds of which, at the time of determination, as certified by a responsible financial or accounting officer of the Company, are pending application and are required or intended to be used to fund and (b) amounts spent after the Issue Date (whether funded with the proceeds of Indebtedness, cash flow or otherwise) to fund, in each case, (i) Expansion Capital Expenditures of the Company or any Restricted Subsidiary, (ii) a Development Project or (iii) interest, fees or related charges with respect to such Indebtedness; provided that (A) the Company or the Restricted Subsidiary or other Person that owns assets subject to the Expansion Capital Expenditure or Development Project, as applicable, is diligently pursuing the completion thereof and has not at any time ceased construction of such Expansion Capital Expenditure or Development Project, as applicable, for a period in excess of 90 consecutive days (other than as a result of a force majeure event or inability to obtain requisite gaming approvals or other governmental authorizations, so long as, in the case of any such gaming approvals or other governmental authorizations, the Company or a Restricted Subsidiary or other applicable Person is diligently pursuing such gaming approvals or governmental authorizations), (B) no such Indebtedness or funded costs shall constitute Development Expenses with respect to an Expansion Capital Expenditure or a Development Project from and after the end of the first full fiscal quarter after the completion of construction of the applicable Expansion Capital Expenditure or Development Project or, in the case of a Development Project or Expansion Capital Expenditure that was not open for business when construction commenced, from and after the end of the first full fiscal quarter after the date of opening of such Development Project or Expansion Capital Expenditure, if earlier, and (C) in order to avoid duplication, it is acknowledged that to the extent that the proceeds of any Indebtedness referred to in clause (a) above have been applied (whether for the purposes described in clauses (i), (ii) or (iii) above or any other purpose), such Indebtedness shall no longer constitute Development Expenses under clause (a) (it being understood, however, that any such application in accordance with clauses (i), (ii) or (iii) above shall, subject to the other requirements and limitations of this definition, constitute Development Expenses under clause (b) above).

“Development Project” means Investments, directly or indirectly, (a) in any joint ventures or Unrestricted Subsidiaries in which the Company or any of its Restricted Subsidiaries, directly or indirectly, has control or with whom it has a management, development or similar contract and, in the case of a joint venture, in which the Company or any of its Restricted Subsidiaries owns (directly or indirectly) at least 25% of the Equity Interest in such joint venture, or (b) in, or expenditures with respect to, casinos, “racinos,” entertainment developments and retail developments or persons that own casinos, “racinos,” entertainment developments and retail developments (including casinos, “racinos,” entertainment developments and retail developments in development or under construction that are not presently open or operating with respect to which the Company or any of its Restricted Subsidiaries has (directly or indirectly through Subsidiaries) entered into a management, development or similar contract and such contract remains in full force and effect at the time of such Investment), in each case, used to finance, or made for the purpose of allowing such joint venture, Unrestricted Subsidiary, casinos, “racinos,” entertainment developments and retail developments, as the case may be, to finance, the purchase, development, construction or other acquisition of any fixed or capital assets or the refurbishment of existing assets or properties that develops, adds to or significantly improves the property of such joint venture, Unrestricted Subsidiary, casinos, “racinos,” entertainment developments and retail developments and assets ancillary or related thereto (including, without limitation, hotels, restaurants, entertainment, retail and other similar projects), or the construction and development of a casinos, “racinos,” entertainment developments and retail developments or assets ancillary or related thereto (including, without limitation, hotels, restaurants, entertainment, retail and other similar projects) and including Pre-Opening Expenses with respect to such joint venture, Unrestricted Subsidiary, casinos, “racinos,” entertainment developments and retail developments.

“Discharged Indebtedness” means Indebtedness that has been defeased (pursuant to a contractual or legal defeasance) or discharged pursuant to the prepayment or deposit of amounts sufficient to satisfy such Indebtedness as it becomes due or irrevocably called for redemption (and regardless of whether such Indebtedness constitutes a liability on the balance sheet of the obligors thereof); provided, however, that the Indebtedness shall be deemed Discharged Indebtedness if the payment or deposit of all amounts required for defeasance or discharge or redemption thereof have been made even if certain conditions thereto have not been satisfied, so long as such conditions are reasonably expected to be satisfied within 95 days after such prepayment or deposit; provided, further, however, that if the conditions referred to in the immediately preceding proviso are not satisfied within 95 days after such prepayment or deposit, such Indebtedness shall cease to constitute Discharged Indebtedness after such 95-day period.

“Disinterested Director” means, with respect to any person and transaction, a member of the Board of Directors of such person who does not have any material direct or indirect financial interest in or with respect to such transaction.

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which, by its terms (or by the terms of any security into which it is convertible or for which it is redeemable or exchangeable), or upon the happening of any event:

(1) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise (other than as a result of a change of control or asset sale),

(2) is convertible or exchangeable for Indebtedness or Disqualified Stock of such Person, or

(3) is redeemable at the option of the holder thereof, in whole or in part (other than solely as a result of a change of control or asset sale),

in each case prior to 91 days after the earlier of the maturity date of the Notes or the date the Notes are no longer outstanding; provided, however, that only the portion of Capital Stock which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date shall be deemed to be Disqualified Stock; provided, further, however, that if such Capital Stock is issued to any employee or to any plan for the benefit of employees of the Company or its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by such Person in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability; provided, further, that any class of Capital Stock of such Person that by its terms authorizes such Person to satisfy its obligations thereunder by delivery of Capital Stock that is not Disqualified Stock shall not be deemed to be Disqualified Stock.

“Domestic Subsidiary” means a Restricted Subsidiary that is not a Foreign Subsidiary.

“EBITDA” means, with respect to the Company for any period, the Consolidated Net Income of the Company for such period plus, without duplication, to the extent the same was deducted in calculating Consolidated Net Income:

(1) Consolidated Taxes; plus

(2) Fixed Charges; plus

(3) Consolidated Depreciation and Amortization Expense; plus

(4) Consolidated Non-cash Charges; plus

(5) any expenses or charges (other than Consolidated Depreciation and Amortization Expense) related to any issuance of Equity Interests, Investment, acquisition, New Project, disposition, recapitalization or the Incurrence, modification or repayment of Indebtedness permitted to be Incurred by this Indenture (including a refinancing thereof) (whether or not successful), including (i) such fees, expenses or charges related to the Transactions (including Bankruptcy Related Expenses), the offering of the Notes and the Bank Indebtedness, (ii) any amendment or other modification of the Notes or other Indebtedness and (iii) commissions, discounts, yield and other fees and charges (including any interest expense) related to any Qualified Receivables Financing; plus

(6) business optimization expenses and other restructuring charges, reserves or expenses (which, for the avoidance of doubt, shall include, without limitation, the effect of inventory optimization programs, facility closure, facility consolidations, retention, severance, systems establishment costs, contract termination costs, future lease commitments and excess pension charges) and, in each case, expected to be achieved, completed or realized within 24 months, in the good faith determination of the Company; plus

(7) the amount of management, monitoring, consulting, transaction and advisory fees and related expenses paid (or any accruals relating to such fees and related expenses) during such period to the extent otherwise permitted by Section 4.07; plus

(8) the amount of loss on sale of receivables and related assets to a Receivables Subsidiary in connection with a Qualified Receivables Financing; plus

(9) any costs or expenses Incurred pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, to the extent that such costs or expenses are funded with cash proceeds contributed to the capital of the Company or a Subsidiary Guarantor or net cash proceeds of an issuance of Equity Interests of the Company (other than Disqualified Stock) solely to the extent that such net cash proceeds are excluded from the calculation of the Cumulative Credit; plus

(10) Pre-Opening Expenses; less, without duplication,

(11) non-cash items increasing Consolidated Net Income for such period (excluding any such items (A) in respect of which cash was received in a prior period or will be received in a future period or (B) which represent the reversal of any accrual of, or cash reserve for, anticipated cash charges that reduced EBITDA in any prior period).

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Equity Offering” means any public or private sale after the Issue Date of common stock or Preferred Stock of the Company or any direct or indirect parent of the Company, as applicable (other than Disqualified Stock), other than:

(1) public offerings with respect to the Company’s or such direct or indirect parent’s common stock registered on Form S-4 or Form S-8;

(2) issuances to the Company or its Subsidiaries; and

(3) any such public or private sale that constitutes an Excluded Contribution.

“Escrow Account” means a segregated account, under the sole control of the Trustee, that includes only cash and Cash Equivalents, the proceeds thereof and interest earned thereon, free from all Liens other than the Lien in favor of the Trustee for the benefit of the holders of the Notes.

“Escrow Agreement” means the Escrow Agreement, dated as of October 16, 2017, among Deutsche Bank Trust Company Americas, a New York banking corporation, as escrow agent and securities intermediary, the Trustee and the Issuers.

“Escrow Conditions” means the following conditions: (a) the Consummation (as defined in the Plan) of the Plan shall have occurred substantially in accordance with the terms described in the Offering Memorandum and the public filings of Caesars Entertainment as of the Issue Date; (b) the CEC/CAC Merger shall have been consummated substantially in accordance with the terms described in the Offering Memorandum under the heading “Summary—The Transactions”; (c) borrowings (or release of escrow) under the new Senior Secured Credit Facilities on substantially the terms described in the Offering Memorandum will have been made; (d) the Transactions will have been consummated substantially in accordance with the terms described in the Offering Memorandum under the heading “Summary—The Transactions”; (e) the Escrow Issuer shall promptly after, and in any event on the same day as, such release, merge with and into the Company, with the Company as the surviving entity, and the Company shall, by supplemental indenture in the form of Exhibit C-1 executed on or prior to the Escrow Release Date, assume the obligations of the Escrow Issuer under this Indenture and the Notes; (f) each of the Company’s direct and indirect Wholly Owned Restricted Subsidiaries that are Domestic Subsidiaries and that are borrowers or guarantors under the Senior Secured Credit Facilities (other than Finance) shall promptly after, and in any event on the same day as, such release, by supplemental indenture in the form of Exhibit C-1 executed on or prior to the Escrow Release Date, become or have become Subsidiary Guarantors; and (g) all regulatory approvals required for the consummation of the Transactions will have been obtained.

“Escrow Period” means that period beginning on the Issue Date and ending on the date on which the funds held in the Escrow Account are released upon satisfaction of all conditions precedent to such release, as set forth in the Escrow Agreement.

“Escrow Redemption Date” means a day selected by the Issuers that is not more than five (5) Business Days following the Conditions Precedent Date.

“Escrow Redemption Price” means an amount of cash equal to $1,700,000,000 plus accrued and unpaid interest on the Notes redeemed from the Issue Date to, but excluding, the Escrow Redemption Date.

“Escrowed Indebtedness” means Indebtedness issued in escrow pursuant to customary escrow arrangements pending the release thereof.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Excluded Contributions” means the Cash Equivalents or other assets (valued at their Fair Market Value as determined in good faith by senior management or the Board of Directors) received by the Company after the Issue Date from:

(1) contributions to its common equity capital, and

(2) the sale (other than to a Subsidiary of the Company or to any Subsidiary management equity plan or stock option plan or any other management or employee benefit plan or agreement) of Capital Stock (other than Disqualified Stock and Designated Preferred Stock) of the Company,

in each case designated as Excluded Contributions pursuant to an Officer’s Certificate executed by an Officer of each Issuer.

“Exempted Indebtedness” means, as of any particular time, all then-outstanding Indebtedness of the Issuers and Principal Property Subsidiaries incurred after the Issue Date and secured by any mortgage, security interest, pledge or lien other than those permitted by Section 4.12(b).

“Expansion Capital Expenditures” shall mean any Capital Expenditure by the Company or any of its Restricted Subsidiaries in respect of the purchase, development, construction or other acquisition of any fixed or capital assets or the refurbishment of existing assets or properties that, in the Company’s reasonable determination, adds to or significantly improves (or is reasonably expected to add to or significantly improve) the property of the Company and its Restricted Subsidiaries, excluding any such Capital Expenditures financed with Net Proceeds of an Asset Sale or casualty event and excluding Capital Expenditures made in the ordinary course made to maintain, repair, restore or refurbish the property of the Company and its Subsidiaries in its then existing state or to support the continuation of such person’s day to day operations as then conducted.

“Fair Market Value” means, with respect to any asset or property, the price which could be negotiated in an arm’s-length transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction.

“Fitch” means Fitch Ratings, Inc. or any successor to the rating agency business thereof.

“Fixed Charge Coverage Ratio” means, with respect to the Company for any period, the ratio of EBITDA of the Company for such period to the Fixed Charges (other than (A) Fixed Charges in respect of Qualified Non-Recourse Debt, Discharged Indebtedness and Escrowed Indebtedness and (B) Fixed Charges in respect of Indebtedness which constitutes Development Expenses or the proceeds of which were applied to fund Development Expenses (but only for so long as such Indebtedness or such funded expenses, as the case may be, constitute Development Expenses)) of the Company for such period. In the event that the

Company or any Restricted Subsidiary Incurs, repays, repurchases or redeems any Indebtedness (other than in the case of revolving credit borrowings or revolving advances under any Qualified Receivables Financing, in which case interest expense shall be computed based upon the average daily balance of such Indebtedness during the applicable period) or issues, repurchases or redeems Disqualified Stock or Preferred Stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but on or prior to the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such Incurrence, repayment, repurchase or redemption of Indebtedness, or such issuance, repurchase or redemption of Disqualified Stock or Preferred Stock, as if the same had occurred at the beginning of the applicable four-quarter period.

For purposes of making the computation referred to above, Investments, acquisitions, dividends and distributions, dispositions, mergers, amalgamations, consolidations (including the Transactions) and discontinued operations (as determined in accordance with GAAP), in each case with respect to an operating unit of a business, any execution of an Additional Lease, any amendment, modification, termination or waiver to any provision of any Master Lease or Additional Lease and any operational changes or restructuring of the business that the Company or any Restricted Subsidiary has determined to make and/or made during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Calculation Date shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dividends and distributions, dispositions, mergers, amalgamations, consolidations (including the Transactions), discontinued operations, execution of an Additional Lease, amendment, modification, termination or waiver to any provision of any Master Lease or Additional Lease and other operational changes or restructuring of the business (and the change of any associated fixed charge obligations and the change in EBITDA resulting therefrom) had occurred on the first day of the four-quarter reference period. If since the beginning of such period any Person that subsequently became a Restricted Subsidiary or was merged with or into the Company or any Restricted Subsidiary since the beginning of such period shall have made any Investment, acquisition, dividend or distribution, disposition, merger, consolidation, amalgamation, discontinued operation, execution of an Additional Lease, any amendment, modification, termination or waiver to any provision of any Master Lease or Additional Lease or operational change or restructuring of the business, in each case with respect to an operating unit of a business, that would have required adjustment pursuant to this definition, then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, dividend or distribution, disposition, discontinued operation, merger, amalgamation, consolidation, execution of an Additional Lease, any amendment, modification, termination or waiver to any provision of any Master Lease or Additional Lease or operational change or restructuring of the business had occurred at the beginning of the applicable four-quarter period. For purposes of making the computation referred to above, with respect to each New Project that commences operations and records not less than one full fiscal quarter’s operations during the four-quarter reference period, the operating results of such New Project will be annualized on a straight-line basis during such period. If since the beginning of such period any Restricted Subsidiary is designated an Unrestricted Subsidiary or any Unrestricted Subsidiary is designated a Restricted Subsidiary, then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect thereto for such period as if such designation had occurred at the beginning of the applicable four-quarter period.

For purposes of this definition, whenever pro forma effect is to be given to any event, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Company. Any such pro forma calculation may include adjustments appropriate, in the reasonable good faith determination of the Company, to reflect operating expense reductions and other operating improvements or synergies reasonably expected to result from the applicable event (including, to the extent applicable, from the Transactions).

If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness if such Hedging Obligation has a remaining term in excess of 12 months). Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Company to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Company may designate.

For purposes of this definition, any amount in a currency other than U.S. dollars will be converted to U.S. dollars either based on (1) the average exchange rate for such currency for the most recent twelve month period immediately prior to the date of determination in a manner consistent with that used in calculating EBITDA for the applicable period or (2) the exchange ratio used in the applicable financial statements.

“Fixed Charges” means, with respect to the Company for any period, the sum, without duplication, of:

(1) Consolidated Interest Expense of the Company for such period, and

(2) all cash dividend payments (excluding items eliminated in consolidation) on any series of Preferred Stock or Disqualified Stock of the Company and its Restricted Subsidiaries.

“Fixed GAAP Date” means the Issue Date; provided that at any time after the Issue Date, the Company may by written notice to the Trustee elect to change the Fixed GAAP Date to be the date specified in such notice, and upon such notice, the Fixed GAAP Date shall be such date for all periods beginning on and after the date specified in such notice.

“Fixed GAAP Terms” means (a) the definitions of the terms “Capitalized Lease Obligation,” “Consolidated Interest Expense,” “Consolidated Net Income,” “Secured Indebtedness Leverage Ratio,” “Consolidated Leverage Ratio,” “Consolidated Total Indebtedness,” “Indebtedness,” “EBITDA” and “Consolidated Depreciation and Amortization Expense,” (b) all defined terms in this Indenture to the extent used in or relating to any of the foregoing definitions, and all ratios and computations based on any of the foregoing definitions, and (c) any other term or provision of this Indenture or the Notes that, at the Company’s election, may be specified by the Company by written notice to the Trustee from time to time; provided that the Company may elect to remove any term from constituting a Fixed GAAP Term.

“Foreign Subsidiary” means a Restricted Subsidiary not organized or existing under the laws of the United States of America or any state or territory thereof or the District of Columbia and any direct or indirect subsidiary of such Restricted Subsidiary.

“GAAP” means generally accepted accounting principles in the United States set forth in the statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the Fixed GAAP Date; provided that the Company may at any time irrevocably elect by written notice to the Trustee to use IFRS in lieu of GAAP for financial reporting purposes and, upon any such notice, references herein to GAAP shall thereafter be construed to mean (a) for periods beginning on and after the date specified in such notice, IFRS as in effect on the date specified in such notice (for purposes of the Fixed GAAP Terms) and as in effect from time to time (for all other purposes of this Indenture) and (b) for prior periods, GAAP as defined in the first sentence of this definition. For the purposes of this Indenture, the term “consolidated” with respect to any Person shall mean such Person consolidated with its Restricted Subsidiaries and shall not include any Unrestricted Subsidiary, but the interest of such Person in an Unrestricted Subsidiary will be accounted for as an Investment. Notwithstanding the foregoing or anything else in this Indenture, for all purposes under this Indenture, (a) the Designated Operating Leases, Master Leases and Additional Leases shall not constitute Indebtedness or a Capitalized Lease Obligation regardless of how such Designated Operating Leases, Master Leases and Additional Leases may be treated under GAAP, (b) any interest portion of payments in connection with such Designated Operating Leases, Master Leases and Additional Leases shall not constitute Consolidated Interest Expense and (c) Consolidated Net Income shall be calculated by deducting, without duplication of amounts otherwise deducted, rent, insurance, property taxes and other amounts and expenses actually paid in cash under the Designated Operating Leases, Master Leases and Additional Leases in the Applicable Measurement Period and no deductions in calculating Consolidated Net Income shall occur as a result of imputed interest, amounts under the Designated Operating Leases, Master Leases and Additional Leases not paid in cash during the Applicable Measurement Period or other non-cash amounts incurred in respect of the Designated Operating Leases, Master Leases and Additional Leases; provided that any “true-up” of rent paid in cash pursuant to the Designated Operating Leases, Master Leases and Additional Leases shall be accounted for in the fiscal quarter to which such payment relates as if such payment were originally made in such fiscal quarter.

“Gaming Authorities” means, in any jurisdiction in which the Company or any of its subsidiaries manages or conducts any casino, gaming business or activities, the applicable gaming board, commission, or other governmental gaming regulatory body or agency which (a) has, or may at any time after issuance of the Notes have, jurisdiction over the gaming activities of the Company or any of its subsidiaries, or any successor to such authority or (b) is, or may at any time after the issuance of the Notes be, responsible for interpreting, administering and enforcing the Gaming Laws.

“Gaming Laws” means all applicable constitutions, treaties, laws, rules, agreements, regulations and orders and statutes pursuant to which any Gaming Authority possesses regulatory, licensing or permit authority over gaming, gambling or casino activities, and all rules, rulings, orders, ordinances, regulations of any Gaming Authority applicable to the gambling, casino or gaming businesses or activities of the Company or any of its subsidiaries in any jurisdiction, as in effect from time to time, including the policies, interpretations and administration thereof by the Gaming Authorities.

“Growth Partners” means Caesars Growth Partners, LLC, or any successor thereto.

“guarantee” means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness or other obligations.

“Guarantor” means any Person that guarantees the Notes; provided that upon the release or discharge of such Person from its obligation to guarantee the Notes in accordance with this Indenture, such Person ceases to be a Guarantor.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under:

(1) currency exchange, interest rate or commodity swap agreements, currency exchange, interest rate or commodity cap agreements and currency exchange, interest rate or commodity collar agreements; and

(2) other agreements or arrangements designed to protect such Person against fluctuations in currency exchange, interest rates or commodity prices.

“holder” or “noteholder” means the Person in whose name a Note is registered on the Registrar’s books.

“IFRS” means the International Financial Reporting Standards as issued by the International Accounting Standards Board.

“Incur” means issue, assume, guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such person becomes a Subsidiary (whether by merger, amalgamation, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Person at the time it becomes a Subsidiary.

“Indebtedness” means, with respect to any Person:

(1) the principal and premium (if any) of any indebtedness of such Person, whether or not contingent, (a) in respect of borrowed money, (b) evidenced by bonds, notes, debentures or similar instruments or letters of credit or bankers’ acceptances (or, without duplication, reimbursement agreements in respect thereof), (c) representing the deferred and unpaid purchase price of any property (except any such balance that constitutes (i) trade payable or similar obligation to a trade creditor Incurred in the ordinary course of business, (ii) any earn-out obligations until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP and (iii) liabilities accrued in the ordinary course of business), which purchase price is due more than six months after the date of placing the property in service or taking delivery and title thereto, (d) in respect of Capitalized Lease Obligations, or (e) representing any net payments that such Person would have to make in the event of an early termination, on the date Indebtedness of such Person is being determined, in respect of outstanding Hedging Obligations, if and to the extent that any of the foregoing indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability on a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP;

(2) to the extent not otherwise included, any obligation of such Person to be liable for, or to pay, as obligor, guarantor or otherwise, the obligations referred to in clause (1) of another Person (other than by endorsement of negotiable instruments for collection in the ordinary course of business); and

(3) to the extent not otherwise included, Indebtedness of another Person secured by a Lien on any asset owned by such Person (whether or not such Indebtedness is assumed by such Person); provided, however, that the amount of such Indebtedness will be the lesser of: (a) the Fair Market Value (as determined in good faith by the Company) of such asset at such date of determination, and (b) the amount of such Indebtedness of such other Person;

provided, however, that notwithstanding the foregoing, Indebtedness shall be deemed not to include (1) Contingent Obligations Incurred in the ordinary course of business and not in respect of borrowed money; (2) trade and other ordinary course payables, accrued expenses and intercompany liabilities arising in the ordinary course of business; (3) deferred or prepaid revenues; (4) purchase price holdbacks in respect of a portion of the purchase price of an asset to satisfy warranty or other unperformed obligations of the respective seller; or (5) Obligations under or in respect of Qualified Receivables Financing, Designated Operating Leases, Master Leases or Additional Leases.

Notwithstanding anything in this Indenture to the contrary, Indebtedness shall not include, and shall be calculated without giving effect to, the effects of Statement of Financial Accounting Standards No. 133 and related interpretations to the extent such effects would otherwise increase or decrease an amount of Indebtedness for any purpose under this Indenture as a result of accounting for any embedded derivatives created by the terms of such Indebtedness; and any such amounts that would have constituted Indebtedness under this Indenture but for the application of this sentence shall not be deemed an Incurrence of Indebtedness under this Indenture.

“Indenture” means this Indenture as amended or supplemented from time to time.

“Independent Financial Advisor” means an accounting, appraisal or investment banking firm or consultant, in each case of nationally recognized standing, that is, in the good faith determination of the Company, qualified to perform the task for which it has been engaged.

“Initial Guarantors” means each the Company’s direct and indirect Wholly Owned Restricted Subsidiaries that are Domestic Subsidiaries and that are borrowers or guarantors under the Senior Secured Credit Facilities (other than Finance) on the Escrow Release Date.

“Interest Payment Date” has the meaning set forth in Exhibit A hereto.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by Fitch or S&P, or an equivalent rating by any other Rating Agency.

“Investment Grade Securities” means:

(1) securities issued or directly and fully guaranteed or insured by the U.S. government or any agency or instrumentality thereof (other than Cash Equivalents),

(2) securities that have a rating equal to or higher than Baa3 (or equivalent) by Moody’s and BBB- (or equivalent) by S&P, but excluding any debt securities or loans or advances between and among the Company and its Subsidiaries,

(3) investments in any fund that invests exclusively in investments of the type described in clauses (1) and (2) which fund may also hold immaterial amounts of cash pending investment and/or distribution, and

(4) corresponding instruments in countries other than the United States customarily utilized for high quality investments and in each case with maturities not exceeding two years from the date of acquisition.

“Investments” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of loans (including guarantees), advances or capital contributions (excluding accounts receivable, trade credit and advances to customers and commission, travel and similar advances to officers, employees and consultants made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by any other Person and investments that are required by GAAP to be classified on the balance sheet of the Company in the same manner as the other investments included in this definition to the extent such transactions involve the transfer of cash or other property. For purposes of the definition of “Unrestricted Subsidiary” and Section 4.04:

(1) “Investments” shall include the portion (proportionate to the Company’s equity interest in such Subsidiary) of the Fair Market Value (as determined in good faith by the Company) of the net assets of a Subsidiary of the Company at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Company shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary equal to an amount (if positive) equal to:

(a) the Company’s “Investment” in such Subsidiary at the time of such redesignation less

(b) the portion (proportionate to the Company’s equity interest in such Subsidiary) of the Fair Market Value (as determined in good faith by the Company) of the net assets of such Subsidiary at the time of such redesignation; and

(2) any property transferred to or from an Unrestricted Subsidiary shall be valued at its Fair Market Value (as determined in good faith by the Company) at the time of such transfer, in each case as determined in good faith by the Board of Directors.

“Issue Date” means October 16, 2017.

“Issuers” means (a) prior to the CRC Assumption, collectively, the Escrow Issuer and Finance, and (b) on and after the CRC Assumption, collectively, the Company and Finance, in each case, until a successor Person or Persons shall have become such pursuant to the applicable provisions of this Indenture, and thereafter “Issuers” shall mean such successor Person or Persons.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or similar encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, or any lease in the nature thereof); provided that in no event shall an operating lease, a Designated Operating Lease, a Master Lease, an Additional Lease or an agreement to sell be deemed to constitute a Lien.

“Management Group” means the group consisting of some or all of the directors, executive officers and other management personnel of the Company or any direct or indirect parent of the Company, as the case may be, on the Issue Date together with (1) any new directors whose election by such boards of directors or whose nomination for election by the shareholders of the Company or any direct or indirect parent of the Company, as applicable, was approved by a vote of a majority of the directors of the Company or any direct or indirect parent of the Company, as applicable, then still in office who were either directors on the Issue Date or whose election or nomination was previously so approved and (2) executive officers and other management personnel of the Company or any direct or indirect parent of the Company or Caesars Entertainment, as applicable, hired at a time when the directors on the Issue Date together with the directors so approved constituted a majority of the directors of the Company, any direct or indirect parent of the Company or Caesars Entertainment, as applicable.

“Master Leases” means each of (i) the Master Lease (CPLV), to be dated on or about the date of Consummation of the Plan (the “CPLV Master Lease”), by and among CEOC, each Subsidiary of CEOC party thereto and the Master Lease Landlords party thereto and (ii) the Master Lease (Non-CPLV), to be dated on or about the date of Consummation of the Plan (the “Non-CPLV Master Lease”), by and among CEOC, each Subsidiary of CEOC party thereto and the Master Lease Landlords party thereto, in each case, as amended, restated, supplemented or otherwise modified from time to time.

“Master Lease Collateral” shall mean, with respect to any Master Lease or Additional Master Lease, all “Tenant’s Pledged Property” (as defined in such Master Lease or Additional Master Lease).

“Master Lease Landlords” shall mean each landlord under each Master Lease.

“Master Lease Tenants” shall mean each tenant under each Master Lease.

“Moody’s” means Moody’s Investors Service, Inc. or any successor to the rating agency business thereof.

“MLSA” means each of (i) the Management and Lease Support Agreement (CPLV), to be dated on or about the date of Consummation of the Plan, by and among the Company, Caesars Entertainment, as guarantor, and the manager and Master Lease Landlords party thereto, (ii) the Management and Lease Support Agreement (Non-CPLV), to be dated on or about the date of Consummation of the Plan, by and among the Company, Caesars Entertainment, as guarantor, and the manager and Master Lease Landlords party thereto and (iii) one or more additional management and lease support agreements in a form not materially adverse to the holders from those referred to in clauses (i) and (ii) above, by and among the Company, the manager party thereto, Caesars Entertainment, as guarantor, and the landlord party thereto, and in each case, any and all modifications thereto, substitutions therefor and replacements thereof so long as such modifications, substitutions and replacements are entered into not in violation of this Indenture.

“Net Income” means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of Preferred Stock dividends.

“Net Proceeds” means the aggregate cash proceeds received by the Company or any Restricted Subsidiary in respect of any Asset Sale (including, without limitation, any cash received in respect of or upon the sale or other disposition of any Designated Non-cash Consideration received in any Asset Sale and any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received, but excluding the assumption by the acquiring person of Indebtedness relating to the disposed assets or other consideration received in any other non-cash form), net of the direct costs relating to such Asset Sale and the sale or disposition of such Designated Non-cash Consideration (including, without limitation, legal, accounting and investment banking fees, and brokerage and sales commissions), and any relocation expenses Incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements related thereto), amounts required to be applied to the repayment of principal, premium (if any) and interest on Indebtedness required (other than pursuant to Section 4.06(b)(i)) to be paid as a result of such transaction, and any deduction of appropriate amounts to be provided by the Company as a reserve in accordance with GAAP against any liabilities associated with the asset disposed of in such transaction and retained by the Company after such sale or other disposition thereof, including, without limitation, pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction, provided, that, in the case of a casualty event or condemnation with respect to property that is subject to a Master Lease or any Additional Lease entered into for the purpose of, or with respect to, operating or managing gaming facilities and related assets, such cash proceeds shall not constitute Net Proceeds to the extent, and for so long as, such cash proceeds are required, by the terms of such lease, (x) to be paid to the holder of any mortgage, deed of trust or other security agreement securing indebtedness of the lessor, (y) to be paid to, or for the account of, the lessor or deposited in an escrow account to fund rent and other amounts due with respect to such property and costs to preserve, stabilize, repair, replace or restore such property (in accordance with the provisions of the applicable lease) or (z) to be applied to rent and other amounts due under such lease or to fund costs and expenses of repair, replacement or restoration of such property, or the preservation or stabilization of such property (in accordance with the provisions of the applicable lease).

“New Project” means each capital project which is either a new project or a new feature of an existing project owned by the Company or a Restricted Subsidiary which receives a certificate of completion or occupancy and all relevant licenses, and in fact commences operations.

“Note Guarantee” means any guarantee of the obligations of the Issuers under this Indenture and the Notes by any Person in accordance with the provisions of this Indenture.

“Notes Obligations” means Obligations in respect of the Notes and this Indenture, including, for the avoidance of doubt, Obligations in respect of exchange notes and guarantees thereof (including all interest and fees accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding).

“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements (including, without limitation, reimbursement obligations with respect to letters of credit and bankers’ acceptances), damages and other liabilities payable under the documentation governing any Indebtedness (including interest, fees and other amounts accruing during the pendency of any bankruptcy or insolvency proceeding, regardless of whether allowed or allowable in such proceeding).

“Offering Memorandum” means the confidential offering memorandum, dated September 29, 2017, relating to the issuance of the Initial Notes.

“Officer” means the Chairman of the Board, Chief Executive Officer, Chief Financial Officer, President, any Executive Vice President, Senior Vice President or Vice President, the Treasurer or the Secretary of either Issuer.

“Officer’s Certificate” means a certificate signed on behalf of each Issuer by an Officer of each Issuer, who must be the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of the respective Issuer, which meets the requirements set forth in this Indenture.

“Omnibus License Agreement” means the Second Amended and Restated Omnibus Agreement and Enterprise Services Agreement to be entered into in connection with the Transactions, by and among Services, LLC, CERP, the Company, CEOC, Caesars License Company, LLC, and Caesars World LLC.

“Operating Property” means any casino, hotel or resort property which is operated as a separate operating unit.

“Operations Management Agreement” means (i) each of the real estate management agreements, shared services agreements and any other operating management agreement entered into by the Company or any of the Restricted Subsidiaries with Caesars Entertainment or with any other direct or indirect Subsidiary or Affiliate of Caesars Entertainment, (ii) the limited liability company agreement of Services, LLC, (iii) the Omnibus License Agreement, (iv) the management agreements entered into by each Restricted Subsidiary and CEOC and/or its subsidiaries or Services, LLC, and (v), in each case, any and all modifications thereto, substitutions therefor and replacements thereof so long as such modifications, substitutions and replacements are not materially less favorable, taken as a whole, to the Company and the Restricted Subsidiaries than the terms of such agreements as in effect on the Issue Date, as determined by the Company in good faith.

“Opinion of Counsel” means a written opinion from legal counsel who is acceptable to the Trustee, who may (but need not) be in-house counsel of or external counsel to either Issuer.

“Pari Passu Indebtedness” means:

(1) with respect to the Issuers, the Notes and any Indebtedness which ranks pari passu in right of payment to the Notes; and

(2) with respect to any Subsidiary Guarantor, its obligations in respect of the Notes and any Indebtedness which ranks pari passu in right of payment to such Subsidiary Guarantor’s obligations in respect of the Notes.

“Permitted Holders” means, at any time, any of (i) the Management Group, (ii) Caesars Entertainment, (iii) Growth Partners, (iv) any subsidiary of Caesars Entertainment, (v) any Person that has no material assets other than the Capital Stock of the Company or other Permitted Holders and, directly or indirectly, holds or acquires 100% of the total voting power of the Voting Stock of the Company, and of which no other Person or group (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act as in effect on the Issue Date) other than any of the other Permitted Holders specified in clauses (i) through (v), beneficially owns more than 50% (or, following a Qualified IPO, the greater of 35% and the percentage beneficially owned by the Permitted Holders specified in clauses (i) through (v)) on a fully diluted basis of the voting Equity Interests thereof, and (vi) any “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act as in effect on the Closing Date) the members of which include any of the other Permitted Holders specified in clauses (i) through (v) above and that, directly or indirectly, hold or acquire beneficial ownership of the voting Equity Interests in the Company (a “Permitted Holder Group”), so long as (1) each member of the Permitted Holder Group has voting rights proportional to the percentage of ownership interests held or acquired by such member and (2) no Person or other “group” (other than the other Permitted Holders specified in clauses (i) through (v) above) beneficially owns more than 50% (or, following a Qualified IPO, the greater of 35% and the percentage beneficially owned by the Permitted Holders specified in clauses (i) through (v) above) on a fully diluted basis of the voting Equity Interests held by the Permitted Holder Group. Any Person or group whose acquisition of beneficial ownership constitutes a Change of Control in respect of which a Change of Control Offer is made in accordance with the requirements of this Indenture will thereafter, together with its Affiliates, constitute an additional Permitted Holder.

“Permitted Investments” means:

(1) any Investment in the Company or any Restricted Subsidiary;

(2) any Investment in Cash Equivalents or Investment Grade Securities;

(3) any Investment by the Company or any Restricted Subsidiary in a Person if as a result of such Investment (a) such Person becomes a Restricted Subsidiary, or (b) such Person, in one transaction or a series of related transactions, is merged, consolidated or amalgamated with or into, or transfers or conveys all or substantially all of its assets to, or is liquidated into, the Company or a Restricted Subsidiary;

(4) any Investment in securities or other assets not constituting Cash Equivalents and received in connection with an Asset Sale made pursuant to the provisions of Section 4.06 or any other disposition of assets not constituting an Asset Sale;

(5) any Investment existing on, or made pursuant to binding commitments existing on, the Issue Date or an Investment consisting of any extension, modification or renewal of any Investment existing on the Issue Date; provided that the amount of any such Investment may be increased (x) as required by the terms of such Investment as in existence on the Issue Date or (y) as otherwise permitted under this Indenture;

(6) advances to employees, taken together with all other advances made pursuant to this clause (6), not to exceed $20.0 million (or $35.0 million if the CEOC Acquisition is consummated) at any one time outstanding;

(7) any Investment acquired by the Company or any Restricted Subsidiary (a) in exchange for any other Investment or accounts receivable held by the Company or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable, or (b) as a result of a foreclosure by the Company or any Restricted Subsidiary with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(8) Hedging Obligations permitted under Section 4.03(b)(x);

(9) any Investment by the Company or any Restricted Subsidiary in a Similar Business having an aggregate Fair Market Value (as determined in good faith by the Company), taken together with all other Investments made pursuant to this clause (9) that are at that time outstanding, not to exceed the greater of (x) $200.0 million (or $275.0 million if the CEOC Acquisition is consummated) and (y) 20% of EBITDA for the Applicable Measurement Period at the time of such Investment (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value); provided, however, that if any Investment pursuant to this clause (9) is made in any Person that is not a Restricted Subsidiary at the date of the making of such Investment and such Person becomes a Restricted Subsidiary after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (1) above and shall cease to have been made pursuant to this clause (9) for so long as such Person continues to be a Restricted Subsidiary; provided, further, that the amount of Investments that may be made at any time pursuant to this clause (9) may, at the election of the Company, be increased by the amount of Investments that could be made at such time under clause (10) of this definition;

(10) additional Investments by the Company or any Restricted Subsidiary having an aggregate Fair Market Value (as determined in good faith by the Company), taken together with all other Investments made pursuant to this clause (10) that are at that time outstanding, not to exceed the greater of (x) $550.0 million (or $650.0 million if the CEOC Acquisition is consummated) and (y) 55% of EBITDA for the Applicable Measurement Period at the time of such Investment (plus any returns (including dividends, interest, distributions, returns of principal, profits on sale, repayments, income and similar amounts) actually received by the respective investor in respect of investments theretofore made by it pursuant to this clause (10) (plus any returns (including dividends, interest, distributions, returns of principal, profits on sale, repayments, income and similar amounts) actually received by the respective investor in respect of investments theretofore made by it pursuant to this clause (10)) (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value); provided, however, that if any Investment pursuant to this clause (10) is made in any Person that is not a Restricted Subsidiary at the date of the making of such Investment and such Person becomes a Restricted Subsidiary after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (1) above and shall cease to have been made pursuant to this clause (10) for so long as such Person continues to be a Restricted Subsidiary; provided, further, that the amount of Investments that may be made at any time pursuant to this clause (10) may, at the election of the Company, be increased by the amount of Investments that could be made at such time under clause (9) of this definition;

(11) loans and advances to officers, directors or employees for payroll payments, business-related travel expenses, moving expenses and other similar expenses, in each case Incurred in the ordinary course of business or consistent with past practice or to fund such person’s purchase of Equity Interests of the Company or any direct or indirect parent of the Company;

(12) Investments the payment for which consists of (or received in exchange for) Equity Interests of the Company (other than Disqualified Stock) or any direct or indirect parent of the Company, as applicable; provided, however, that such Equity Interests will not increase the amount available for Restricted Payments under clause (C) of the definition of “Cumulative Credit”;

(13) any transaction to the extent it constitutes an Investment that is permitted by and made in accordance with the provisions of Section 4.07(b) (except transactions described in clauses (ii), (iii), (vi), (vii), (xi), (xii)(b) and (xix) of such Section);

(14) Investments consisting of the licensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons;

(15) guarantees issued in accordance with Section 4.03 and Section 4.11, including, without limitation, any guarantee or other obligation issued or Incurred under the Credit Agreement in connection with any letter of credit issued for the account of Caesars Entertainment or any of its Subsidiaries (including with respect to the issuance of, or payments in respect of drawings under, such letters of credit);

(16) Investments consisting of or to finance purchases and acquisitions of inventory, supplies, materials, services or equipment or purchases of contract rights or licenses or sublicenses (including in respect of gaming licenses) or leases of intellectual property;

(17) any Investment in a Receivables Subsidiary or any Investment by a Receivables Subsidiary in any other Person in connection with a Qualified Receivables Financing, including Investments of funds held in accounts permitted or required by the arrangements governing such Qualified Receivables Financing or any related Indebtedness;

(18) any Investment in an entity or purchase of a business or assets in each case owned (or previously owned) by a customer of a Restricted Subsidiary as a condition or in connection with such customer (or any member of such customer’s group) contracting with a Restricted Subsidiary, in each case in the ordinary course of business;

(19) any Investment in an entity which is not a Restricted Subsidiary to which a Restricted Subsidiary sells accounts receivable pursuant to a Receivables Financing;

(20) additional Investments in joint ventures not to exceed at any one time in the aggregate outstanding under this clause (20), (A) the greater of $300.0 million (or $400.0 million if the CEOC Acquisition is consummated) and 30% of EBITDA for the Applicable Measurement Period plus (B) an aggregate amount equal to any returns (including dividends, interest, distributions, returns of principal, profits on sale, repayments, income and similar amounts) actually received by the respective investor in respect of investments theretofore made by it pursuant to this clause (20); provided, however, that if any Investment pursuant to this clause (20) is made in any Person that is not a Restricted Subsidiary at the date of the making of such Investment and such Person becomes a Restricted Subsidiary after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (1) above and shall cease to have been made pursuant to this clause (20) for so long as such Person continues to be a Restricted Subsidiary;

(21) Investments of a Restricted Subsidiary acquired after the Issue Date or of an entity merged into, amalgamated with or consolidated with the Company or a Restricted Subsidiary in a transaction that is not prohibited by Section 5.01 after the Issue Date to the extent that such Investments were not made in contemplation of such acquisition, merger, amalgamation or consolidation and were in existence on the date of such acquisition, merger, amalgamation or consolidation;

(22) any Investment in any Subsidiary of the Company or any joint venture in connection with intercompany cash management arrangements or related activities arising in the ordinary course of business;

(23) Investments in joint ventures established to develop or operate nightclubs, bars, restaurants, recreation, exercise or gym facilities, or entertainment or retail venues or similar or related establishments or facilities within, in close proximity to or otherwise for the benefit of any Project (as reasonably determined by the Company) or other establishments or facilities ancillary to or supportive of the operations of a Project not to exceed at any one time in the aggregate outstanding under this clause, the greater of $100.0 million (or $150.0 million if the CEOC Acquisition is consummated) and 10% of EBITDA for the Applicable Measurement Period (plus any returns) (including dividends, interest, distributions, returns of principal, profits on sale, repayments, income and similar amounts) actually received by the respective investor in respect of investments theretofore made by it pursuant to this clause (23)), which Investments may (but are not required to) be made pursuant to (or in lieu of) dispositions in the manner contemplated under clause (w) of the definition of “Asset Sale” or received in consideration for dispositions under clause (w) of the definition of “Asset Sale”;

(24) any Investment deemed to be made in connection with the issuance of a letter of credit under or permitted by the Credit Agreement for the account or benefit of any Subsidiary or other Person designated by the Company to the extent permitted under the Credit Agreement;

(25) accounts receivable, security deposits and prepayments arising and trade credit granted in the ordinary course of business and any assets or securities received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss and any prepayments and other credits to suppliers made in the ordinary course of business;

(26) Investments resulting from pledges and deposits permitted under this Indenture;

(27) acquisitions by the Company of obligations of one or more officers or other employees of any direct or indirect parent of the Company, the Company or its Restricted Subsidiaries in connection with such officer’s or employee’s acquisition of Equity Interests in the Company or any direct or indirect parent of the Company, so long as no cash is actually advanced by the Company or any of the Restricted Subsidiaries to such officers or employees in connection with the acquisition of any such obligations;

(28) Investments in the ordinary course of business consisting of Uniform Commercial Code Article 3 endorsements for collection or deposit and Uniform Commercial Code Article 4 customary trade arrangements with customers consistent with past practices;

(29) advances in the form of a prepayment of expenses, so long as such expenses are being paid in accordance with customary trade terms of the Company or any Restricted Subsidiary;

(30) Investments consisting of or to finance purchases and acquisitions of inventory, supplies, materials, services or equipment or purchases of contract rights or purchases, sales, licenses or sublicenses (including in respect of gaming licenses) or leases of intellectual property;

(31) any Investment (i) made pursuant to any Master Lease, any Additional Lease, any MLSA or any Operations Management Agreement or (ii) in connection with the Transactions;

(32) any Investment (i) consisting of intercompany current liabilities in connection with the cash management, tax and accounting operations of the Company and its Subsidiaries and (ii) consisting of intercompany loans, advances or Indebtedness having a term not exceeding 364 days (inclusive of any roll-overs or extensions of terms) and made in the ordinary course of business; and

(33) Guarantees by the Company or any Restricted Subsidiary of operating leases (other than Capitalized Lease Obligations) or of other obligations that no not constitute Indebtedness, in each case entered into by the Company or any Restricted Subsidiary in the ordinary course of business.

The amount of any Investment made other than in the form of cash or cash equivalents shall be the fair market value thereof (as determined by the Company in good faith) valued at the time of the making thereof, and without giving effect to any subsequent write-downs or write-offs thereof.

“Permitted Liens” means, with respect to any Person:

(1) pledges or deposits by such Person under workmen’s compensation laws, unemployment insurance laws and other social security laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person, or deposits to secure liability to insurance carriers under insurance or self-insurance arrangements, or deposits of cash or U.S. government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case Incurred in the ordinary course of business;

(2) Liens imposed by law, such as landlord’s, carriers’, warehousemen’s, materialmen’s repairmen’s, supplier’s, construction and mechanics’ or other like Liens, in each case for sums not overdue by more than 30 days or that are being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review;

(3) Liens for taxes, assessments or other governmental charges not yet delinquent by more than 30 days or which are being contested in good faith by appropriate proceedings;

(4) pledges, deposits and other Liens in favor of issuers of performance and surety bonds, appeal bonds or bid bonds, trade contracts (other than for Indebtedness), leases (other than Capitalized Lease Obligations), statutory obligations, government contracts, agreements with utilities and other obligations of a like nature or with respect to other regulatory requirements (including those incurred to secure health, safety, and environmental obligations in the ordinary course of business) or letters of credit issued pursuant to the request of and for the account of such Person in the ordinary course of its business;

(5) survey exceptions, encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, trackage rights, leases (other than Capitalized Lease Obligations), licenses, special assessments, covenants, conditions, restrictions and declarations, servicing agreements, development agreements, site plan agreements, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real properties or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which do not in the aggregate materially adversely impair their use in the operation of the business of such Person;

(6) (A) Liens on assets of a Restricted Subsidiary that is not a Subsidiary Guarantor securing Indebtedness of such Restricted Subsidiary permitted to be Incurred pursuant to Section 4.03, (B) Liens securing Indebtedness in an aggregate principal amount not to exceed the greater of (x) the aggregate principal amount of Indebtedness permitted to be Incurred pursuant to Section 4.03(b)(i) and (y) the maximum principal amount of Indebtedness that, as of the date such Indebtedness was Incurred, and after giving effect to the Incurrence of such Indebtedness and the application of proceeds therefrom on such date on a pro forma basis, would not cause the Secured Indebtedness Leverage Ratio of the Company to exceed 5.00 to 1.00; and (C) Liens securing Indebtedness permitted to be Incurred pursuant to clause (iv), (xii), (xvi), (xx), (xxiii), (xxvii) or (xxxiv) of Section 4.03(b) (provided that (1) in the case of clause (iv), such Lien extends only to the assets and/or Capital Stock, the acquisition, lease, construction, repair, replacement or improvement of which is financed thereby and any proceeds or products thereof (provided that individual financings provided by one lender may be cross-collateralized to other financings provided by such lender), (2) in the case of clause (xxiii) such Lien extends only to the assets and/or Capital Stock, the acquisition, lease, construction, repair, replacement or improvement of which is financed thereby and any proceeds or products thereof (provided that individual financings provided by one lender may be cross-collateralized to other financings provided by such lender provided that Liens securing any Qualified Non-Recourse Debt may attach to any or all assets of the applicable Qualified Non-Recourse Subsidiary and its Subsidiaries to Equity Interests in the applicable Qualified Non-Recourse Subsidiary and its Subsidiaries) and (3) in the case of clauses (xvi) and (xx), such Liens securing Indebtedness Incurred pursuant to clauses (xvi) and (xx) shall only be permitted under this clause (C) if, on a pro forma basis after giving effect to the Incurrence of such Indebtedness and Liens, the Secured Indebtedness Leverage Ratio of the Company would be no greater than immediately prior to such Incurrence);

(7) Liens existing on the Issue Date after giving effect to the Transactions (other than Liens in favor of the lenders under the Credit Agreement);

(8) (A) Liens on assets, property or shares of stock of a Person at the time such Person becomes a Subsidiary (including any after acquired property to the extent it would have been subject to the original Lien); provided, however, that such Liens (other than Liens to secure Indebtedness Incurred pursuant to Section 4.03(b)(xvi)) are not created or Incurred in connection with, or in contemplation of, such other Person becoming such a Subsidiary; provided, further, however, that such Liens (other than Liens to secure Indebtedness Incurred pursuant to Section 4.03(b)(xvi)) may not extend to any other property owned by the Company or any Restricted Subsidiary (other than such Person becoming a Subsidiary and Subsidiaries of such Person); and (B) Liens on assets, property or Capital Stock of CEOC and its Subsidiaries at the time of the CEOC Acquisition (including any after acquired property to the extent it would have been subject to the original Lien); provided, however, that such Liens (other than Liens to secure Indebtedness Incurred pursuant to Section 4.03(b)(xx) are not created or Incurred in connection with, or in contemplation of, such CEOC Acquisition; provided, further, however, that such Liens (other than Liens to secure Indebtedness Incurred pursuant to Section 4.03(b)(xx)) may not extend to any other property owned by the Company or any Restricted Subsidiary (other than CEOC and its Subsidiaries);

(9) Liens on assets or property at the time the Company or a Restricted Subsidiary acquired the assets or property, including any acquisition by means of a merger, amalgamation or consolidation with or into the Company or any Restricted Subsidiary; provided, however, that such Liens (other than Liens to secure Indebtedness Incurred pursuant to Section 4.03(b)(xvi)) are not created or Incurred in connection with, or in contemplation of, such acquisition; provided, further, however, that the Liens (other than Liens to secure Indebtedness Incurred pursuant to Section 4.03(b)(xvi)) may not extend to any other property owned by the Company or any Restricted Subsidiary (other than pursuant to after acquired property clauses in effect with respect to such Lien at the time of acquisition or property of the type that would have been subject to such Lien notwithstanding the occurrence of such acquisition);

(10) Liens securing Indebtedness or other obligations of the Company or a Restricted Subsidiary owing to another Restricted Subsidiary permitted to be Incurred in accordance with Section 4.03;

(11) Liens securing Hedging Obligations not Incurred in violation of this Indenture; provided that with respect to Hedging Obligations relating to Indebtedness, such Lien extends only to the property securing such Indebtedness;

(12) Liens on specific items of inventory or other goods (or the documents of title in respect thereof) and proceeds of any Person securing such Person’s obligations in respect of letters of credit or bankers’ acceptances or guarantees issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(13) leases and subleases of real property which do not materially interfere with the ordinary conduct of the business of the Company or any Restricted Subsidiary;

(14) Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into by the Company and its Restricted Subsidiaries in the ordinary course of business;

(15) Liens in favor of the Company or any Subsidiary Guarantor;

(16) Liens on accounts receivable and related assets of the type specified in the definition of “Receivables Financing” Incurred in connection with a Qualified Receivables Financing;

(17) deposits made in the ordinary course of business to secure liability to insurance carriers including insurance premium financing arrangements;

(18) Liens on the Equity Interests of Unrestricted Subsidiaries;

(19) grants of software and other technology licenses in the ordinary course of business;

(20) Liens to secure any refinancing, refunding, extension, renewal or replacement (or successive refinancings, refundings, extensions, renewals or replacements) as a whole, or in part, of any Indebtedness secured by any Lien referred to in the foregoing clauses (6), (7), (8), (9), (10), (11), (15) and (25) or this clause (20); provided, however, that (x) such new Lien shall be limited to all or part of the same property (including any after acquired property to the extent it would have been subject to the original Lien) that secured the original Lien (plus improvements on such property), and (y) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (A) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clauses (6), (7), (8), (9), (10), (11), (15), (20) or (25) at the time the original Lien became a Permitted Lien under this Indenture, and (B) an amount necessary to pay any fees and expenses, including premiums, related to such refinancing, refunding, extension, renewal or replacement;

provided further, however, that in the case of any Liens to secure any refinancing, refunding, extension or renewal of Indebtedness secured by a Lien referred to in clause (6)(B) or (25), the principal amount of any Indebtedness Incurred for such refinancing, refunding, extension or renewal shall be deemed secured by a Lien under clause (6)(B) or (25) and not this clause (20) for purposes of determining the principal amount of Indebtedness outstanding under clause (6)(B) or (25) and for purposes of the definition of Secured Bank Indebtedness;

(21) Liens on equipment of the Company or any Restricted Subsidiary granted in the ordinary course of business to the Company’s or such Restricted Subsidiary’s client at which such equipment is located;

(22) judgment and attachment Liens not giving rise to an Event of Default and notices of lis pendens and associated rights related to litigation being contested in good faith by appropriate proceedings and for which adequate reserves have been made;

(23) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business;

(24) Liens Incurred to secure cash management services or to implement cash pooling arrangements in the ordinary course of business including, without limitation, Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks and other financial institutions not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposits, sweep accounts, reserve accounts or similar accounts of the Company or any Restricted Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Company or any Restricted Subsidiary, including with respect to credit card chargebacks and similar obligations or (iii) relating to purchase orders and other agreements entered into with customers, suppliers or service providers of the Company or any Restricted Subsidiary in the ordinary course of business;

(25) other Liens securing obligations, the outstanding principal amount of which does not, taken together with the principal amount of all other obligations secured by Liens Incurred under this clause (25) that are at that time outstanding, exceed the greater of $400.0 million (or $550.0 million if the CEOC Acquisition is consummated) and 40% of EBITDA for the Applicable Measurement Period;

(26) any Lien, encumbrance or restriction (including put and call arrangements) with respect to Capital Stock of any joint venture or similar arrangement (i) securing obligations of such joint venture or similar arrangement or (ii) pursuant to any joint venture or similar agreement;

(27) any amounts held by a trustee in the funds and accounts under an indenture securing any revenue bonds issued for the benefit of the Company or any Restricted Subsidiary;

(28) Liens (i) arising by virtue of any statutory or common law provisions relating to banker’s Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a depository or financial institution, (ii) attaching to commodity trading accounts or other commodity brokerage accounts incurred in the ordinary course of business or (iii) encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(29) (i) Liens pursuant to the Master Leases and any Additional Lease, which Liens are limited to the leased property under the applicable Master Lease or Additional Lease and the Master Lease Collateral related to such Master Lease or Additional Lease that is an Additional Master Lease and which Lien is granted to the applicable Master Lease Landlord or landlord under such Additional Lease for the purpose of securing the obligations of the applicable Master Lease Tenant or tenant under such Additional Lease to the applicable Master Lease Landlord or landlord under such Additional Lease and (ii) Liens on cash and Cash Equivalents (and on the related escrow accounts or similar accounts, if any) required to be paid to the lessors (or lenders to such lessors) under such leases or maintained in an escrow account or similar account pending application of such proceeds in accordance with the applicable Master Lease or Additional Lease; provided, that under the terms of the documents governing such Lien, the applicable Master Lease Landlord or landlord under the applicable Additional Lease may not foreclose on any of the related Master Lease Collateral unless the applicable Master Lease or Additional Lease is being terminated with respect to the applicable facility and the applicable holders of a leasehold mortgage on such facility or their designee or assignee have not entered into a new lease in accordance with the terms of the applicable Master Lease or Additional Lease;

(30) the Venue Easements and any other easements, covenants, rights of way or similar instruments granted in connection with the leases contemplated under clauses (i), (v), (w), (x) or (y) of the definition of “Asset Sale” or otherwise entered into in connection with the Transactions, which in each case do not materially impact the applicable Project in an adverse manner;

(31) the filing of a reversion, subdivision or final map(s), record(s) of survey and/or amendments to any of the foregoing over Real Property held by the Company or a Restricted Subsidiary designed (A) to merge one or more of the separate parcels thereof together so long as the entirety of each such parcel shall be owned by the Company or a Restricted Subsidiary or (B) to separate one or more of the parcels thereof together so long as the entirety of each resulting parcel shall be owned by the Company or a Restricted Subsidiary;

(32) from and after the lease or sublease of any interest pursuant to clause (i), (v), (w), (x) or (y) of the definition of “Asset Sale” or otherwise entered into in connection with the Transactions, any reciprocal easement agreement entered into between the Company or a Restricted Subsidiary and the holder of such interest;

(33) Liens disclosed by the title insurance policies delivered on or subsequent to the Issue Date pursuant to any Credit Agreement and any replacement, extension or renewal of any such Lien; provided, that such replacement, extension or renewal Lien shall not cover any property other than the property that was subject to such Lien prior to such replacement, extension or renewal; provided, further, that the Indebtedness and other obligations secured by such replacement, extension or renewal Lien are permitted by this Indenture;

(34) any interest or title of a lessor or sublessor under any leases or subleases entered into by the Company or any Restricted Subsidiary in the ordinary course of business;

(35) leases or subleases, licenses or sublicenses (including with respect to intellectual property and software) granted to others in the ordinary course of business not interfering in any material respect with the business of the Company and the Restricted Subsidiaries, taken as a whole;

(36) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(37) Liens solely on any cash earnest money deposits made by the Company or any of the Restricted Subsidiaries in connection with any letter of intent or purchase agreement in respect of any acquisition or Investment permitted under this Indenture;

(38) Liens on any amounts held by a trustee under any indenture or other debt agreement issued in escrow pursuant to customary escrow arrangements pending the release thereof, or under any indenture or other debt agreement pursuant to customary discharge, redemption or defeasance provisions (including Liens securing any Discharged Indebtedness or Escrowed Indebtedness permitted under this Indenture);

(39) the prior rights of consignees and their lenders under consignment arrangements entered into in the ordinary course of business;

(40) agreements to subordinate any interest of the Company or any Restricted Subsidiary in any accounts receivable or other proceeds arising from inventory consigned by the Company or any of its Restricted Subsidiaries pursuant to an agreement entered into in the ordinary course of business;

(41) Liens arising from precautionary Uniform Commercial Code financing statements or consignments entered into in connection with any transaction otherwise permitted under this Indenture;

(42) Liens on securities that are the subject of repurchase agreements constituting Cash Equivalents under clause (4) of the definition thereof;

(43) Liens in respect of Receivables Financings that extend only to the assets subject thereto and Equity Interests in Receivables Subsidiaries;

(44) Liens on goods or inventory the purchase, shipment or storage price of which is financed by a documentary letter of credit, bank guarantee or bankers’ acceptance issued or created for the account of the Company or any Restricted Subsidiary in the ordinary course of business; provided that such Lien secures only the obligations of the Company or such Restricted Subsidiaries in respect of such letter of credit, bank guarantee or banker’s acceptance to the extent permitted under Section 4.03(b)(xvi); and

(45) in the case of Real Property that constitutes a leasehold interest, any Lien to which the fee simple interest (or any superior leasehold interest) is subject.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock issuer, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Plan” means the Third Amended Joint Plan of Reorganization pursuant to Chapter 11 of the Bankruptcy Code of Caesars Entertainment Operating Company, Inc. and certain other debtors as confirmed by the United States District Court for the Northern District of Illinois, Eastern Division, and as may be amended or supplemented from time to time in accordance with applicable law.

“Principal Property Subsidiary” means any Subsidiary that owns, operates or leases one or more Restricted Properties.

“Preferred Stock” means any Equity Interest with preferential right of payment of dividends or upon liquidation, dissolution, or winding up.

“Pre-Opening Expenses” means, with respect to any fiscal period, the amount of expenses (other than interest expense) Incurred with respect to capital projects that are classified as “pre-opening expenses” or “project opening costs” (or similar classification) on the applicable financial statements of the Company and the Restricted Subsidiaries for such period, prepared in accordance with GAAP.

“Project” means each project of the Company or a Restricted Subsidiary which is either a new project or a new feature of an existing project.

“Project Financing” means (1) any Capitalized Lease Obligation, mortgage financing, purchase money Indebtedness or other similar Indebtedness incurred to finance the acquisition, lease, construction, repair, replacement, or improvement of any Undeveloped Land or any refinancing of any such Indebtedness and (2) any Sale/Leaseback Transaction of any Undeveloped Land.

“Qualified Non-Recourse Debt” means Indebtedness that (1) is (a) Incurred by a Qualified Non-Recourse Subsidiary to finance (whether prior to or within 270 days after) the acquisition, lease, construction, repair, replacement or improvement of any property (real or personal) or equipment (whether through the direct purchase of property or the Equity Interests of any person owning such property and whether in a single acquisition or a series of related acquisitions) or (b) assumed by a Qualified Non-Recourse Subsidiary, (2) is non-recourse to the Issuers and any Subsidiary Guarantor and (3) is non-recourse to any Restricted Subsidiary that is not a Qualified Non-Recourse Subsidiary.

“Qualified Non-Recourse Subsidiary” means (1) a Restricted Subsidiary that is not an Issuer or a Subsidiary Guarantor and that is formed, created or designated after the Issue Date in order to finance an acquisition, lease, construction, repair, replacement or improvement of any property or equipment (directly or through one of its Subsidiaries) that secures Qualified Non-Recourse Debt and (2) any Restricted Subsidiary of a Qualified Non-Recourse Subsidiary.

“Qualified Public Offering” means any underwritten public Equity Offering.

“Qualified Receivables Financing” means any Receivables Financing of a Receivables Subsidiary that meets the following conditions:

(1) the Board of Directors shall have determined in good faith that such Qualified Receivables Financing (including financing terms, covenants, termination events and other provisions) is in the aggregate economically fair and reasonable to the Company and the Receivables Subsidiary;

(2) all sales of accounts receivable and related assets to the Receivables Subsidiary are made at Fair Market Value (as determined in good faith by the Company); and

(3) the financing terms, covenants, termination events and other provisions thereof shall be market terms (as determined in good faith by the Company) and may include Standard Securitization Undertakings.

The grant of a security interest in any accounts receivable of the Company or any Restricted Subsidiary (other than a Receivables Subsidiary) to secure Bank Indebtedness, Indebtedness in respect of the Notes or any Refinancing Indebtedness with respect to the Notes shall not be deemed a Qualified Receivables Financing.

“Rating Agency” means (1) each of Moody’s, S&P and Fitch and (2) if Moody’s, S&P or Fitch ceases to rate the Notes for reasons outside of the Company’s control, a “nationally recognized statistical rating organization” within the meaning of Rule 15cs-1(c)(2)(vi)(F) under the Exchange Act selected by the Company or any direct or indirect parent of the Company as a replacement agency for Moody’s, S&P or Fitch, as the case may be.

“Real Property” means, collectively, all right, title and interests (including any leasehold, mineral or other estate) in and to any and all parcels of or interests in real property owned, leased or operated by any Person, whether by lease, license or other means, together with, in each case, all easements, hereditaments and appurtenances relating thereto, all buildings, structures, parking areas and improvements and appurtenant fixtures and equipment, all general intangibles and contract rights and other property and rights incidental to the ownership, lease or operation thereof.

“Receivables Assets” means any of the following assets (or interests therein) from time to time originated, acquired or otherwise owned by the Company or any Restricted Subsidiary or in which the Company or any Restricted Subsidiary has any rights or interests, in each case, without regard to where such assets or interests are located: (a) accounts receivable (including any bills of exchange) and related assets and property, (b) franchise fees, royalties and other similar payments made related to the use of trade names and other intellectual property rights, business support, training and other services, (c) revenues related to distribution and merchandising of the products of the Company and its Restricted Subsidiaries, (d) rents, real estate taxes and other non-royalty amounts due from franchisees, (e) intellectual property rights relating to the generation of any of the types of assets listed in this definition, (f) any Equity Interests in any Receivables Subsidiary or any Subsidiary of a Receivables Subsidiary and any rights under any limited liability company agreement, trust agreement, shareholders agreement, organization or formation documents or other agreement entered into in furtherance of the organization of such entity, (g) any equipment, contractual rights with unaffiliated third parties, website domains and associated property and rights necessary for a Receivables Subsidiary to operate in accordance with its stated purposes; (h) any rights and obligations associated with gift card or similar programs, and (i) other assets and property (or proceeds of such assets or property) to the extent customarily included in securitization transactions of the relevant type in the applicable jurisdictions (as determined by the Company in good faith).

“Receivables Fees” means distributions or payments made directly or by means of discounts with respect to any participation interests issued or sold in connection with, and all other fees paid to a Person that is not a Restricted Subsidiary in connection with, any Receivables Financing.

“Receivables Financing” means any transaction or series of transactions that may be entered into by the Company or any of its Subsidiaries pursuant to which the Company or any of its Subsidiaries may sell, convey or otherwise transfer to (a) a Receivables Subsidiary (in the case of a transfer by the Company or any of its Subsidiaries); and (b) any other Person (in the case of a transfer by a Receivables Subsidiary), or may grant a security interest in, any Receivables Asset (whether now existing or arising in the future) of the Company or any of its Subsidiaries, and any assets related thereto including, without limitation, all collateral securing such Receivables Asset, all contracts and all guarantees or other obligations in respect of such Receivables Asset, proceeds of such Receivables Asset and other assets which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving Receivables Assets and any Hedging Obligations entered into by the Company or any such Subsidiary in connection with such Receivables Assets.

“Receivables Repurchase Obligation” means any obligation of a seller of receivables in a Qualified Receivables Financing to repurchase receivables arising as a result of a breach of a representation, warranty or covenant or otherwise, including as a result of a receivable or portion thereof becoming subject to any asserted defense, dispute, off-set or counterclaim of any kind as a result of any action taken by, any failure to take action by or any other event relating to the seller.

“Receivables Subsidiary” means a Wholly Owned Restricted Subsidiary (or another Person formed for the purposes of engaging in Qualified Receivables Financing with the Company in which the Company or any Subsidiary of the Company makes an Investment and to which the Company or any such Subsidiary transfers Receivables Assets and related assets) which engages in no activities other than in connection with the financing of Receivables Assets of the Company and its Subsidiaries, all proceeds thereof and all rights (contractual or other), collateral and other assets relating thereto, and any business or activities incidental or related to such business, and which is designated by the Board of Directors (as provided below) as a Receivables Subsidiary and:

(a) no portion of the Indebtedness or any other obligations (contingent or otherwise) of which (i) is guaranteed by the Company or any other Subsidiary of the Company (excluding guarantees of obligations (other than the principal of and interest on, Indebtedness) pursuant to Standard Securitization Undertakings), (ii) is recourse to or obligates the Company or any other Subsidiary of the Company in any way other than pursuant to Standard Securitization Undertakings, or (iii) subjects any property or asset of the Company or any other Subsidiary of the Company, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings;

(b) with which neither the Company nor any other Subsidiary of the Company had any material contract, agreement, arrangement or understanding other than on terms which the Company reasonably believes to be no less favorable to the Company or such Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of the Company; and

(c) to which none of the Company or any of its Subsidiaries have any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results.

Any such designation by the Board of Directors shall be evidenced to the Trustee by delivering to the Trustee a certified copy of the resolution of the Board of Directors giving effect to such designation and an Officer’s Certificate certifying that such designation complied with the foregoing conditions.

“Record Date” has the meaning specified in Exhibit A hereto.

“Representative” means the trustee, agent or representative (if any) for an issue of Indebtedness; provided that if, and for so long as, such Indebtedness lacks such a Representative, then the Representative for such Indebtedness shall at all times constitute the holder or holders of a majority in outstanding principal amount of obligations under such Indebtedness.

“Responsible Officer” means, when used with respect to the Trustee, any officer within the corporate trust department of the Trustee, including any managing director, director, associate, vice president, assistant vice president, assistant secretary, assistant treasurer, trust officer or any other officer of the Trustee who customarily performs functions similar to those performed by the Persons who at the time shall be such officers, respectively, or to whom any corporate trust matter is referred because of such Person’s knowledge of and familiarity with the particular subject and, in each case, who shall have direct responsibility for the administration of this Indenture.

“Restricted Cash” means cash and Cash Equivalents held by Restricted Subsidiaries that is contractually restricted from being distributed to the Company, except for (i) such cash and Cash Equivalents subject only to such restrictions that are contained in agreements governing Indebtedness permitted under this Indenture and that is secured by such cash or Cash Equivalents and (ii) cash and Cash Equivalents constituting “cage cash.”

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Property” means (a) any Operating Property, or portion thereof, owned or leased by the Company or any Subsidiary and located within the continental United States, which, in the opinion of the Board of Directors of the Company or any direct or indirect parent of the Company, is of material importance to the business of the Company and its Subsidiaries taken as a whole, but no such Operating Property, or portion thereof, shall be deemed of material importance if its gross book value (before deducting accumulated depreciation) is less than 5.0% of Total Assets, or (b) any shares of capital stock of any Subsidiary owning any such Operating Property.

“Restricted Subsidiary” means, with respect to any Person, any Subsidiary of such Person other than an Unrestricted Subsidiary of such Person. Unless otherwise indicated in this Indenture, all references to Restricted Subsidiaries shall mean Restricted Subsidiaries of the Company and, for the avoidance of doubt, shall include any Issuer that is a Subsidiary of the Company.

“Reversion Date” means the date on which at least two of the Rating Agencies withdraw their Investment Grade Rating or downgrade the rating assigned to the Notes below an Investment Grade Rating.

“Sale/Leaseback Transaction” means an arrangement relating to property now owned or hereafter acquired by the Company or a Restricted Subsidiary whereby the Company or such Restricted Subsidiary transfers such property to a Person and the Company or such Restricted Subsidiary leases it from such Person, other than leases between the Company and a Restricted Subsidiary or between Restricted Subsidiaries.

“S&P” means Standard & Poor’s Ratings Group or any successor to the rating agency business thereof.

“SEC” means the Securities and Exchange Commission.

“Secured Bank Indebtedness” means any Bank Indebtedness that is secured by a Permitted Lien Incurred or deemed Incurred pursuant to clause (6) of the definition of Permitted Liens, as designated by the Company to be included in this definition.

“Secured Indebtedness” means any Indebtedness secured by a Lien.

“Secured Indebtedness Leverage Ratio” means, with respect to the Company, at any date the ratio of (i) Consolidated Total Indebtedness (excluding (A) Qualified Non-Recourse Debt, (B) Development Expenses, (C) Discharged Indebtedness and (D) Escrowed Indebtedness) constituting Secured Indebtedness of the Company and its Restricted Subsidiaries, in each case secured by the collateral that secures Indebtedness Incurred under Section 4.03(b)(i) as of such date of calculation (determined on a consolidated basis in accordance with GAAP) less the amount of cash and Cash Equivalents in excess of any Restricted Cash held by the Company and its Restricted Subsidiaries as of such date of determination to (ii) EBITDA of the Company for the four full fiscal quarters for which internal financial statements are available immediately preceding such date on which such additional Indebtedness is Incurred. In the event that the Company or any Restricted Subsidiary Incurs, repays, repurchases or redeems any Indebtedness subsequent to the commencement of the period for which the Secured Indebtedness Leverage Ratio is being calculated but on or prior to the event for which the calculation of the Secured Indebtedness Leverage Ratio is made (the “Secured Leverage Calculation Date”), then the Secured Indebtedness Leverage Ratio shall be calculated giving pro forma effect to such Incurrence, repayment, repurchase or redemption of Indebtedness as if the same had occurred at the beginning of the applicable four-quarter period; provided that the Company may elect pursuant to an Officer’s Certificate delivered to the Trustee to treat all or any portion of the commitment under any Indebtedness as being Incurred at such time, in which case any subsequent Incurrence of Indebtedness under such commitment shall not be deemed, for purposes of this calculation, to be an Incurrence at such subsequent time.

For purposes of making the computation referred to above, Investments, acquisitions, dividends and distributions, dispositions, mergers, amalgamations, consolidations (including the Transactions) and discontinued operations (as determined in accordance with GAAP), in each case with respect to an operating unit of a business, any execution of an Additional Lease, any amendment, modification, termination or waiver to any provision of any Master Lease or Additional Lease and any operational changes or restructuring of the business that the Company or any Restricted Subsidiary has determined to make and/or made during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Secured Leverage Calculation Date shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dividends and distributions, dispositions, mergers, amalgamations, consolidations (including the Transactions), discontinued operations, execution of an Additional Lease, amendment, modification, termination or waiver to any provision of any Master Lease or Additional Lease and other operational changes or restructuring of the business (and the change of any associated Indebtedness and the change in EBITDA resulting therefrom) had occurred on the first day of the four-quarter reference period. If since the beginning of such period any Person that subsequently became a Restricted Subsidiary or was merged with or into the Company or any Restricted Subsidiary since the beginning of such period shall have made any Investment, acquisition, dividend or distribution, disposition, merger, consolidation, amalgamation, discontinued operation, execution of an Additional Lease, any amendment, modification, termination or waiver to any provision of any Master Lease or Additional Lease or operational change or restructuring of the business, in each case with respect to an operating unit of a business, that would have required adjustment pursuant to this definition, then the Secured Indebtedness Leverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, dividend or distribution, disposition, discontinued operation, merger, amalgamation, consolidation, execution of an Additional Lease, any amendment, modification, termination or waiver to any provision of any Master Lease or Additional Lease or operational change or restructuring of the business had occurred at the beginning of the applicable four-quarter period. For purposes of making the computation referred to above, with respect to each New Project that commences operations and records not less than one full fiscal quarter’s operations during the four-quarter reference period, the operating results of such New Project will be annualized on a straight-line basis during such period. If since the beginning of such period any Restricted Subsidiary is designated an

Unrestricted Subsidiary or any Unrestricted Subsidiary is designated a Restricted Subsidiary, then the Secured Indebtedness Leverage Ratio shall be calculated giving pro forma effect thereto for such period as if such designation had occurred at the beginning of the applicable four-quarter period.

For purposes of this definition, whenever pro forma effect is to be given to any event, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Company. Any such pro forma calculation may include adjustments appropriate, in the reasonable good faith determination of the Company, to reflect operating expense reductions and other operating improvements or synergies reasonably expected to result from the applicable event (including, to the extent applicable, from the Transactions).

For purposes of this definition, any amount in a currency other than U.S. dollars will be converted to U.S. dollars either based on (1) the average exchange rate for such currency for the most recent twelve month period immediately prior to the date of determination in a manner consistent with that used in calculating EBITDA for the applicable period or (2) the exchange ratio used in the applicable financial statements.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “Significant Subsidiary” of the Company, taken as a whole, within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC (or any successor provision).

“Similar Business” means a business, the majority of whose revenues are derived from (i) the business or activities of the Company and its Subsidiaries as of the Issue Date or (ii) any business that is a natural outgrowth or reasonable extension, development or expansion of any such business or any business similar, reasonably related, incidental, complementary or ancillary to any of the foregoing.

“Standard Securitization Undertakings” means representations, warranties, covenants, indemnities and guarantees of performance entered into by the Company or any Subsidiary of the Company, which the Company has determined in good faith to be customary in a Receivables Financing including, without limitation, those relating to the servicing of the assets of a Receivables Subsidiary, it being understood that any Receivables Repurchase Obligation shall be deemed to be a Standard Securitization Undertaking.

“Stated Maturity” means, with respect to any security, the date specified in such security as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency beyond the control of the issuer unless such contingency has occurred and excluding any redemption subject to conditions if such conditions have not been satisfied).

“Subordinated Indebtedness” means (a) with respect to an Issuer, any Indebtedness of such Issuer which is by its terms subordinated in right of payment to the Notes, and (b) with respect to any Subsidiary Guarantor, any Indebtedness of such Subsidiary Guarantor which is by its terms subordinated in right of payment to obligations in respect of the Notes.

“Subsidiary” means, with respect to any Person, (1) any corporation, association or other business entity (other than a partnership, joint venture or limited liability company) of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof, and (2) any partnership, joint venture or limited liability company of which (x) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general and limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof, whether in the form of membership, general, special or limited partnership interests or otherwise, and (y) such Person or any Subsidiary of such Person is a controlling general partner or controlling managing member or otherwise controls such entity.

“Subsidiary Guarantor” means any Subsidiary of the Company that guarantees the Notes, as provided in this Indenture or a supplemental indenture; provided that upon the release or discharge of such Subsidiary from its obligations to guarantee the Notes in accordance with this Indenture or supplemental indenture, such Subsidiary ceases to be a Subsidiary Guarantor.

“Suspension Period” means the period of time between a Covenant Suspension Event and the related Reversion Date.

“Tax Distributions” means any distributions described in Section 4.04(b)(xii).

“TIA” or “Trust Indenture Act” means the Trust Indenture Act of 1939 (15 U.S.C. Sections 77aaa-77bbbb) as in effect on the date of this Indenture.

“Total Assets” means the total consolidated assets of the Company and its Restricted Subsidiaries, as shown on the most recent balance sheet of the Company, without giving effect to any amortization of the amount of intangible assets since the Issue Date, calculated on a pro forma basis after giving effect to any subsequent acquisition or disposition of a Person or business.

“Transactions” means the transactions described in the Offering Memorandum under “Summary—The Transactions” including, without limitation, the CEOC Emergence Restructuring Transactions (as defined in the Credit Agreement).

“Transfer Restricted Notes” means, each and collectively, the Transfer Restricted Definitive Notes and the Transfer Restricted Global Notes.

“Treasury Rate” means, as of the applicable redemption date, the yield to maturity as of such redemption date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two Business Days prior to such redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from such redemption date to October 15, 2020; provided, however, that if the period from such redemption date to October 15, 2020 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“Trust Officer” means:

(1) any officer within the corporate trust department of the Trustee, including any managing director, director, vice president, assistant vice president, assistant secretary, assistant treasurer, associate trust officer or any other officer of the Trustee who customarily performs functions similar to those performed by the Persons who at the time shall be such officers, respectively, or to whom any corporate trust matter is referred because of such Person’s knowledge of and familiarity with the particular subject, and

(2) who shall have direct responsibility for the administration of this Indenture. “Trustee” means the party named as such in this Indenture until a successor replaces it and, thereafter, means the successor.

“Uniform Commercial Code” means the New York Uniform Commercial Code as in effect from time to time.

“Undeveloped Land” means (i) all undeveloped land existing on or acquired after the Issue Date and (ii) any operating property of the Company or any Subsidiary that is subject to a casualty event that results in such property ceasing to be operational.

“Unrestricted Subsidiary” means:

(1) any Subsidiary of the Company that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors of the Company in the manner provided below; and

(2) any Subsidiary of an Unrestricted Subsidiary.

The Company may designate any Subsidiary of the Company (including any newly acquired or newly formed Subsidiary of the Company) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Equity Interests of, or owns or holds any Lien on any property of, the Company or any other Subsidiary of the Company that is not a Subsidiary of the Subsidiary to be so designated, in each case at the time of such designation; provided, however, that either:

(a) the Subsidiary to be so designated has total consolidated assets of $1,000 or less; or

(b) if such Subsidiary has consolidated assets greater than $1,000, then such designation would be permitted under Section 4.04.

The Company may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however, that immediately after giving effect to such designation:

(x) (1) the Company could Incur $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in Section 4.03(a), or (2) the Fixed Charge Coverage Ratio for the Company and its Restricted Subsidiaries would be equal to or greater than such ratio for the Company and its Restricted Subsidiaries immediately prior to such designation, in each case on a pro forma basis taking into account such designation, and

(y) no Event of Default shall have occurred and be continuing.

Any such designation by the Company shall be evidenced to the Trustee by promptly delivering to the Trustee a copy of the resolution of the Board of Directors or any committee thereof giving effect to such designation and an Officer’s Certificate certifying that such designation complied with the foregoing provisions.

“U.S. Government Obligations” means securities that are:

(1) direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged, or

(2) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America, the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in each case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act) as custodian with respect to any such U.S. Government Obligations or a specific payment of principal of or interest on any such U.S. Government Obligations held by such custodian for the account of the holder of such depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the U.S. Government Obligations or the specific payment of principal of or interest on the U.S. Government Obligations evidenced by such depository receipt.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness or Disqualified Stock or Preferred Stock, as the case may be, at any date, the quotient obtained by dividing (1) the sum of the products of the number of years from the date of determination to the date of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Disqualified Stock or Preferred Stock multiplied by the amount of such payment, by (2) the sum of all such payments.

“Wholly Owned Restricted Subsidiary” is any Wholly Owned Subsidiary that is a Restricted Subsidiary.

“Wholly Owned Subsidiary” of any Person means a Subsidiary of such Person 100% of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares or shares required to be held by Foreign Subsidiaries) shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person.

“WSOP Rio Agreements” means any circuit event agreements, tournament rights agreements, trademark license agreements, marketing and promotion agreements and similar agreements among Caesars Entertainment and certain of its Affiliates as may be in effect from time to time in connection with the World Series of Poker, on substantially similar terms to those in effect prior to September 1, 2017 or on such other terms as the Company reasonably believes to reflect then current market terms for such agreements.

Section 1.02. Other Definitions.

Term	Defined in Section
“Affiliate Transaction”	4.07(a)
“Applicable AML Law”	13.19
“Asset Sale Offer”	4.06(b)
“Bankruptcy Law”	6.01
“CEC/CAC Merger Agreement”	1.01
“Change of Control Offer”	4.08(b)
“Commitment Letter”	10.01
“covenant defeasance option”	8.01(b)
“Covenant Suspension Event”	4.14
“CRC Assumption”	Preamble
“Custodian”	6.01
“Definitive Note”	Appendix A
“Depository”	Appendix A
“Disqualified Holder”	2.15
“Escrow Issuer”	Preamble
“Event of Default”	6.01
“Excess Proceeds”	4.06(b)
“Finance”	Preamble
“Global Note”	Appendix A
“Global Notes Legend”	Appendix A
“Guaranteed Obligations”	12.01(a)
“IAI”	Appendix A
“Increased Amount”	4.12(e)
“Initial Notes”	Preamble
“Initial Purchasers”	Appendix A
“Issuers”	Preamble
“LCT Election”	1.05
“LCT Test Date”	1.05
“legal defeasance option”	8.01(b)
“Limited Condition Transaction”	1.05
“Notes”	Preamble
“Notes Custodian”	Appendix A
“Notice of Default”	6.01

“Offer Period”	4.06(d)
“Paying Agent”	2.04(a)
“protected purchaser”	2.08
“QIB”	Appendix A
“Refinancing Indebtedness”	4.03(b)
“Refunding Capital Stock”	4.04(b)
“Registrar”	2.04(a)
“Regulation S”	Appendix A
“Regulation S Notes”	Appendix A
“Restricted Notes Legend”	Appendix A
“Restricted Payment”	4.04(a)
“Restricted Period”	Appendix A
“Retired Capital Stock”	4.04(b)
“Reversion Date”	4.14
“Rule 501”	Appendix A
“Rule 144A”	Appendix A
“Rule 144A Notes”	Appendix A
“Second Commitment”	4.06(b)
“Successor Issuer”	5.01(a)
“Successor Entity”	5.01(b)
“Suspended Covenants”	4.14
“Transfer Restricted Definitive Notes”	Appendix A
“Transfer Restricted Global Notes”	Appendix A
“Unrestricted Definitive Notes”	Appendix A
“Unrestricted Global Notes”	Appendix A
“Venue Easements”	1.01

Section 1.03. Incorporation by Reference of Trust Indenture Act. Whenever this Indenture refers to a provision of the TIA, the provision is incorporated in and made part of this Indenture. The following TIA terms have the following meanings:

“Commission” means the SEC.

“indenture securities” means the Notes and any Note Guarantee.

“indenture security holder” means a holder.

“indenture to be qualified” means this Indenture.

“indenture trustee” or “institutional trustee” means the Trustee.

“obligor” on the indenture securities means each Issuer and Subsidiary Guarantor and any other obligor on the Notes.

All other terms used in this Indenture that are defined by the TIA, defined by TIA reference to another statute or defined by SEC rule have the meanings assigned to them by such definitions.

Section 1.04. Rules of Construction. Unless the context otherwise requires:

(a) a term has the meaning assigned to it;

(b) an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

(c) “or” is not exclusive;

(d) “including” means including without limitation;

(e) words in the singular include the plural and words in the plural include the singular;

(f) unsecured Indebtedness shall not be deemed to be subordinate or junior to Secured Indebtedness merely by virtue of its nature as unsecured Indebtedness;

(g) the principal amount of any non-interest bearing or other discount security at any date shall be the principal amount thereof that would be shown on a balance sheet of the issuer dated such date prepared in accordance with GAAP;

(h) the principal amount of any Preferred Stock shall be (i) the maximum liquidation value of such Preferred Stock or (ii) the maximum mandatory redemption or mandatory repurchase price with respect to such Preferred Stock, whichever is greater;

(i) unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared in accordance with GAAP; and

(j) “$” and “U.S. dollars” each refer to United States dollars, or such other money of the United States of America that at the time of payment is legal tender for payment of public and private debts.

Section 1.05. Limited Condition Transactions. For purposes of (i) determining compliance with any provision of this Indenture that requires the calculation of the Secured Indebtedness Leverage Ratio, the Consolidated Leverage Ratio or the Fixed Charge Coverage Ratio, (ii) determining compliance with representations, warranties, Defaults or Events of Default or (iii) testing availability under baskets set forth in this Indenture (including baskets measured as a percentage of EBITDA or total assets), in each case, in connection with an acquisition or other Investment permitted under this Indenture (including acquisitions and other Investments subject to a letter of intent or purchase agreement) by one or more of the Company and its Restricted Subsidiaries of any assets, business or person (any such transaction, a “Limited Condition Transaction”), at the option of the Company (the Company’s election to exercise such option in connection with any Limited Condition Transaction, an “LCT Election”), the date of determination of whether any such action is permitted under this Indenture shall be deemed to be the date the definitive agreements for such Limited Condition Transaction (or commitments with respect to Indebtedness to be incurred in connection therewith) are entered into (the “LCT Test Date”), and if, after giving effect to the Limited Condition Transaction and the other transactions to be entered into in connection therewith on a pro forma basis as if they had occurred at the beginning of the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the LCT Test Date, the Company could have taken such action on the relevant LCT Test Date in compliance with such ratio or basket, such ratio or basket shall be deemed to have been complied with. For the avoidance of doubt, if the Company has made an LCT Election and any of the ratios or baskets for which compliance was determined or tested as of the LCT Test Date are exceeded as a result of fluctuations in any such ratio or basket (including due to fluctuations of the target of any Limited Condition Transaction) at or prior to the consummation of the relevant transaction or action, such baskets or ratios will not be deemed to have been exceeded as a result of such fluctuations. If the Company has made an LCT Election for any Limited Condition Transaction, then in connection with any subsequent calculation of any ratio or basket on or following the relevant LCT Test Date and prior to the earlier of (i) the date on which such Limited Condition Transaction is consummated or (ii) the date that the definitive agreement for such Limited Condition Transaction is terminated or expires without consummation of such Limited Condition Transaction, any such ratio or basket shall be calculated on a pro forma basis assuming such Limited Condition Transaction and other transactions in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) had been consummated.

Section 1.06. Basket and Ratio Calculations. Notwithstanding anything in this Indenture to the contrary (i) unless the Company elects otherwise, if the Company or its Restricted Subsidiaries in connection with the consummation of any transaction or series of related transactions (A) incurs Indebtedness, creates Liens, makes asset sales or other dispositions, makes Investments, makes Restricted Payments, designates any Subsidiary as restricted or unrestricted or repays any Indebtedness or takes any other action under or as permitted by a ratio-based basket and (B) incurs Indebtedness, creates Liens, makes asset sales or other dispositions, makes Investments, makes Restricted Payments, designates any Subsidiary as restricted or unrestricted or repays any Indebtedness or takes any other action under a non-ratio-based basket (which shall occur on the same business day as the events in clause (A) above), then the applicable ratio will be calculated with respect to any such action under the applicable ratio-based basket without regard to any such action under such non-ratio-based basket made in connection with such transaction or series of related transactions and (ii) if the Company or its Restricted Subsidiaries enters into any revolving, delayed draw or other committed debt facility, the Company may elect to determine compliance of such debt facility (including the incurrence of Indebtedness and Liens from time to time in connection therewith) with this Indenture on the date definitive loan documents with respect thereto are executed by all parties thereto, assuming the full amount of such facility is incurred (and any applicable Liens are granted) on such date, in lieu of determining such compliance on any subsequent date (including any date on which Indebtedness is incurred pursuant to such facility).

Section 1.07. Master Leases and Additional Leases. Notwithstanding anything to the contrary in this Indenture, for all purposes of this Indenture, (a) the Master Leases and any Additional Lease shall not constitute Indebtedness or a Capitalized Lease Obligation regardless of how such Master Lease or Additional Lease may be treated under GAAP, (b) any interest portion of payments in connection with such Master Lease or Additional Lease shall not constitute Consolidated Interest Expense and (c) Consolidated Net Income shall be calculated by deducting, without duplication of amounts otherwise deducted, rent, insurance, property taxes and other amounts and expenses actually paid in cash under the Master Leases or any Additional Lease in the applicable period and no deductions in calculating Consolidated Net Income shall occur as a result of imputed interest, amounts under the Master Leases or any Additional Lease not paid in cash during the relevant period or other non-cash amounts incurred in respect of the Master Leases or any Additional Lease; provided that any “true-up” of rent paid in cash pursuant to the Master Leases or any Additional Lease shall be accounted for in the fiscal quarter to which such payment relates as if such payment were originally made in such fiscal quarter.

ARTICLE II

THE NOTES

Section 2.01. Amount of Notes. The aggregate principal amount of Notes which may be authenticated and delivered under this Indenture on the Issue Date is $1,700,000,000.

The Issuers may from time to time after the Issue Date issue Additional Notes under this Indenture in an unlimited principal amount, so long as (i) the Incurrence of the Indebtedness represented by such Additional Notes is at such time permitted by Section 4.03 and (ii) such Additional Notes are issued in compliance with the other applicable provisions of this Indenture. With respect to any Additional Notes issued after the Issue Date (except for Notes authenticated and delivered upon registration of transfer of, or in exchange for, or in lieu of, other Notes pursuant to Sections 2.07, 2.08, 2.09, 3.06, 4.06(e), 4.08(c) or Appendix A), there shall be (a) established in or pursuant to a resolution of the Board of Directors and (b) (i) set forth or determined in the manner provided in an Officer’s Certificate or (ii) established in one or more indentures supplemental hereto, prior to the issuance of such Additional Notes:

(1) the aggregate principal amount of such Additional Notes which may be authenticated and delivered under this Indenture;

(2) the issue price and issuance date of such Additional Notes, including the date from which interest on such Additional Notes shall accrue;

(3) if applicable, that such Additional Notes shall be issuable in whole or in part in the form of one or more Global Notes and, in such case, the respective depositaries for such Global Notes, the form of any legend or legends which shall be borne by such Global Notes in addition to or in lieu of those set forth in Exhibit A hereto and any circumstances in addition to or in lieu of those set forth in Section 2.2 of Appendix A in which any such Global Note may be exchanged in whole or in part for Additional Notes registered, or any transfer of such Global Note in whole or in part may be registered, in the name or names of Persons other than the depositary for such Global Note or a nominee thereof; and

(4) if applicable, that such Additional Notes that are not Transfer Restricted Notes shall be issued without a Restricted Notes Legend.

If any of the terms of any Additional Notes are established by action taken pursuant to a resolution of the Board of Directors, a copy of an appropriate record of such action shall be certified by the Secretary or any Assistant Secretary of the Company and delivered to the Trustee at or prior to the delivery of the Officer’s Certificate or the supplemental indenture hereto setting forth the terms of the Additional Notes.

The Initial Notes, including any Additional Notes, may, at the Issuers’ option, be treated as a single class for all purposes under this Indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase; provided that if the Additional Notes are not fungible with the Notes for U.S. federal income tax purposes, the Additional Notes will have a separate CUSIP number, if applicable.

Section 2.02. Form and Dating. Provisions relating to the Initial Notes are set forth in Appendix A, which is hereby incorporated in and expressly made a part of this Indenture. The (i) Initial Notes and the Trustee’s certificate of authentication and (ii) any Additional Notes and the Trustee’s certificate of authentication shall each be substantially in the form of Exhibit A hereto, which is hereby incorporated in and expressly made a part of this Indenture. The Notes may have notations, legends or endorsements required by law, stock exchange rule, agreements to which the Issuers or any Subsidiary Guarantor is subject, if any, or usage (provided that any such notation, legend or endorsement is in a form acceptable to the Issuer). Each Note shall be dated the date of its authentication. The Notes shall be issuable only in registered form without interest coupons and in denominations of $2,000 and any integral multiples of $1,000 in excess thereof; provided that Notes may be issued in denominations of less than $2,000 solely to accommodate book-entry positions that have been created by the Depository in denominations of less than $2,000.

Section 2.03. Execution and Authentication. The Trustee shall authenticate and make available for delivery upon a written order of the Issuers signed by one Officer (a) Initial Notes for original issue on the date hereof in an aggregate principal amount of $1,700,000,000 and (b) subject to the terms of this Indenture, Additional Notes in an aggregate principal amount to be determined at the time of issuance and specified therein. Such order shall specify the amount of separate Note certificates to be authenticated, the principal amount of each of the Notes to be authenticated, the date on which the original issue of Notes is to be authenticated and the registered holder of each of the Notes and delivery instructions. Notwithstanding anything to the contrary in this Indenture or Appendix A, any issuance of Additional Notes after the Issue Date shall be in a principal amount of at least $2,000 and integral multiples of $1,000 in excess of $2,000.

One Officer shall sign the Notes for each Issuer by manual or facsimile signature.

If an Officer whose signature is on a Note no longer holds that office at the time the Trustee authenticates the Note, the Note shall be valid nevertheless.

A Note shall not be valid until an authorized signatory of the Trustee manually signs the certificate of authentication on the Note. The signature shall be conclusive evidence that the Note has been authenticated under this Indenture.

The Trustee may appoint one or more authenticating agents reasonably acceptable to the Issuers to authenticate the Notes. Any such appointment shall be evidenced by an instrument signed by a Trust Officer, a copy of which shall be furnished to the Issuers. Unless limited by the terms of such appointment, an authenticating agent may authenticate Notes whenever the Trustee may do so. Each reference in this Indenture to authentication by the Trustee includes authentication by such agent. An authenticating agent has the same rights as any Registrar, Paying Agent or agent for service of notices and demands.

Section 2.04. Registrar and Paying Agent.

(a) The Issuers shall maintain (i) an office or agency where Notes may be presented for registration of transfer or for exchange (the “Registrar”) and (ii) an office or agency where Notes may be presented for payment (the “Paying Agent”). The Registrar shall keep a register of the Notes and of their transfer and exchange. The Issuers may have one or more co-registrars and one or more additional paying agents. The term “Registrar” includes any co-registrars. The term “Paying Agent” includes the Paying Agent and any additional paying agents. The Issuers initially appoint the Trustee as Registrar, Paying Agent and the Notes Custodian with respect to the Global Notes.

(b) The Issuers may enter into an appropriate agency agreement with any Registrar or Paying Agent not a party to this Indenture. The agreement shall implement the provisions of this Indenture that relate to such agent. The Issuers shall notify the Trustee in writing of the name and address of any such agent. If the Issuers fail to maintain a Registrar or Paying Agent, the Trustee shall act as such and shall be entitled to appropriate compensation therefor pursuant to Section 7.07. Any Issuer or any of their domestically organized Wholly Owned Subsidiaries may act as Paying Agent or Registrar.

(c) The Issuers may remove any Registrar or Paying Agent upon written notice to such Registrar or Paying Agent and to the Trustee; provided, however, that no such removal shall become effective until (i) if applicable, acceptance of an appointment by a successor as evidenced by an appropriate agreement entered into by the Issuers and such successor Registrar or Paying Agent, as the case may be, and delivered to the Trustee or (ii) notification to the Trustee that the Trustee shall serve as Registrar or Paying Agent until the appointment of a successor in accordance with clause (i) above. The Registrar or Paying Agent may resign at any time upon written notice to the Issuers and the Trustee; provided, however, that the Trustee may resign as Paying Agent or Registrar only if the Trustee also resigns as Trustee in accordance with Section 7.08.

Section 2.05. Paying Agent to Hold Money in Trust. Prior to each due date of the principal of and interest on any Note, the Issuers shall deposit with each Paying Agent (or if an Issuer or a Wholly Owned Subsidiary is acting as Paying Agent, segregate and hold in trust for the benefit of the Persons entitled thereto) a sum sufficient to pay such principal and interest when so becoming due. The Issuers shall require each Paying Agent (other than the Trustee) to agree in writing that a Paying Agent shall hold in trust for the benefit of holders or the Trustee all money held by a Paying Agent for the payment of principal of and interest on the Notes, and shall notify the Trustee of any default by the Issuers in making any such payment. If an Issuer or a Wholly Owned Subsidiary acts as Paying Agent, it shall segregate the money held by it as Paying Agent and hold it in trust for the benefit of the Persons entitled thereto. The Issuers at any time may require a Paying Agent to pay all money held by it to the Trustee and to account for any funds disbursed by such Paying Agent. Upon complying with this Section, a Paying Agent shall have no further liability for the money delivered to the Trustee.

Section 2.06. Holder Lists. The Trustee shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of holders. If the Trustee is not the Registrar, the Issuers shall furnish, or cause the Registrar to furnish, to the Trustee, in writing at least five Business Days before each Interest Payment Date and at such other times as the Trustee may request in writing, a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of holders.

Section 2.07. Transfer and Exchange. The Notes shall be issued in registered form and shall be transferable only upon the surrender of a Note for registration of transfer and in compliance with Appendix A. When a Note is presented to the Registrar with a request to register a transfer, the Registrar shall register the transfer as requested if its requirements therefor are met. When Notes are presented to the Registrar with a request to exchange them for an equal principal amount of Notes of other denominations, the Registrar shall make the exchange as requested if the same requirements are met. To permit registration of transfers and exchanges, the Issuers shall execute and the Trustee shall authenticate Notes at the Registrar’s request. The Issuers may require payment of a sum sufficient to pay all taxes, assessments or other governmental charges in connection with any transfer or exchange pursuant to this Section. The Issuers shall not be required to make, and the Registrar need not register, transfers or exchanges of Notes selected for redemption (except, in the case of Notes to be redeemed in part, the portion thereof not to be redeemed) or of any Notes for a period of 15 days before a selection of Notes to be redeemed.

Prior to the due presentation for registration of transfer of any Note, the Issuers, the Subsidiary Guarantors, the Trustee, the Paying Agent and the Registrar may deem and treat the Person in whose name a Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal of and interest, if any, on such Note and for all other purposes whatsoever, whether or not such Note is overdue, and none of the Issuers, the Subsidiary Guarantors, the Trustee, the Paying Agent or the Registrar shall be affected by notice to the contrary.

Any holder of a beneficial interest in a Global Note shall, by acceptance of such beneficial interest, agree that transfers of beneficial interests in such Global Note may be effected only through a book-entry system maintained by (a) the holder of such Global Note (or its agent) or (b) any holder of a beneficial interest in such Global Note, and that ownership of a beneficial interest in such Global Note shall be required to be reflected in a book entry.

All Notes issued upon any transfer or exchange pursuant to the terms of this Indenture shall evidence the same debt and shall be entitled to the same benefits under this Indenture as the Notes surrendered upon such transfer or exchange.

Section 2.08. Replacement Notes. If a mutilated Note is surrendered to the Registrar or if the holder of a Note claims that the Note has been lost, destroyed or wrongfully taken, the Issuers shall issue and the Trustee shall authenticate a replacement Note if the requirements of Section 8-405 of the Uniform Commercial Code are met, such that the holder (a)

satisfies the Issuers and the Trustee within a reasonable time after such holder has notice of such loss, destruction or wrongful taking and the Registrar does not register a transfer prior to receiving such notification, (b) makes such request to the Issuers and the Trustee prior to the Note being acquired by a protected purchaser as defined in Section 8-303 of the Uniform Commercial Code (a “protected purchaser”) and (c) satisfies any other reasonable requirements of the Issuers and the Trustee. If required by the Trustee or the Issuers, such holder shall furnish an indemnity bond sufficient in the judgment of the Trustee and the Issuers to protect the Issuers, the Trustee, the Paying Agent and the Registrar from any loss or liability that any of them may suffer if a Note is replaced and subsequently presented or claimed for payment. The Issuers and the Trustee may charge the holder for their expenses in replacing a Note (including without limitation, attorneys’ fees and disbursements in replacing such Note). In the event any such mutilated, lost, destroyed or wrongfully taken Note has become or is about to become due and payable, the Issuers in their discretion may pay such Note instead of issuing a new Note in replacement thereof.

Every replacement Note is an additional obligation of the Issuers.

The provisions of this Section 2.08 are exclusive and shall preclude (to the extent lawful) all other rights and remedies with respect to the replacement or payment of mutilated, lost, destroyed or wrongfully taken Notes.

Section 2.09. Outstanding Notes. Notes outstanding at any time are all Notes authenticated by the Trustee except for those canceled by it, those delivered to it for cancellation and those described in this Section as not outstanding. Subject to Section 13.06, a Note does not cease to be outstanding because one of the Issuers or an Affiliate of one of the Issuers holds the Note.

If a Note is replaced pursuant to Section 2.08 (other than a mutilated Note surrendered for replacement), it ceases to be outstanding unless the Trustee and the Issuers receive proof satisfactory to them that the replaced Note is held by a protected purchaser. A mutilated Note ceases to be outstanding upon surrender of such Note and replacement thereof pursuant to Section 2.08.

If a Paying Agent segregates and holds in trust, in accordance with this Indenture, on a redemption date or maturity date money sufficient to pay all principal and interest payable on that date with respect to the Notes (or portions thereof) to be redeemed or maturing, as the case may be, and no Paying Agent is prohibited from paying such money to the holders on that date pursuant to the terms of this Indenture, then on and after that date such Notes (or portions thereof) cease to be outstanding and interest on them ceases to accrue.

Section 2.10. [Intentionally Omitted].

Section 2.11. Cancellation. The Issuers at any time may deliver Notes to the Trustee for cancellation. The Registrar and each Paying Agent shall forward to the Trustee any Notes surrendered to them for registration of transfer, exchange or payment. The Trustee and no one else shall cancel all Notes surrendered for registration of transfer, exchange, payment or cancellation and shall dispose of canceled Notes in accordance with its customary procedures. The Issuers may not issue new Notes to replace Notes they have redeemed, paid or delivered to the Trustee for cancellation. The Trustee shall not authenticate Notes in place of canceled Notes other than pursuant to the terms of this Indenture.

Section 2.12. Defaulted Interest. If the Issuers default in a payment of interest on the Notes, the Issuers shall pay the defaulted interest then borne by the Notes (plus interest on such defaulted interest to the extent lawful) in any lawful manner. The Issuers may pay the defaulted interest to the Persons who are holders on a subsequent special record date. The Issuers shall fix or cause to be fixed any such special record date and payment date to the reasonable satisfaction of the Trustee and shall promptly mail or cause to be mailed to each affected holder a notice that states the special record date, the payment date and the amount of defaulted interest to be paid.

Section 2.13. CUSIP Numbers, ISINs, Etc. The Issuers in issuing the Notes may use CUSIP numbers, ISINs and “Common Code” numbers (if then generally in use) and, if so, the Trustee shall use CUSIP numbers, ISINs and “Common Code” numbers in notices of redemption as a convenience to holders; provided, however, that any such notice may state that no representation is made as to the correctness of such numbers, either as printed on the Notes or as contained in any notice of a redemption that reliance may be placed only on the other identification numbers printed on the Notes and that any such redemption shall not be affected by any defect in or omission of such numbers. The Issuers shall advise the Trustee of any change in the CUSIP numbers, ISINs and “Common Code” numbers.

Section 2.14. Calculation of Principal Amount of Notes. The aggregate principal amount of the Notes, at any date of determination, shall be the principal amount of the Notes at such date of determination. With respect to any matter requiring consent, waiver, approval or other action of the holders of a specified percentage of the principal amount of all the Notes, such percentage shall be calculated, on the relevant date of determination, by dividing (a) the principal amount, as of such date of determination, of Notes, the holders of which have so consented, by (b) the aggregate principal amount, as of such date of determination, of the Notes then outstanding, in each case, as determined in accordance with the preceding sentence, Section 2.09 and Section 13.06 of this Indenture. Any such calculation made pursuant to this Section 2.14 shall be made by the Company and delivered to the Trustee pursuant to an Officer’s Certificate.

Section 2.15. Mandatory Disposition Pursuant to Gaming Laws. Each person that holds or acquires beneficial ownership of any of the Notes shall be deemed to have agreed, by accepting such Notes, that if any Gaming Authority requires such person to be approved, licensed, qualified or found suitable under applicable Gaming Laws, such holder or beneficial owner, as the case may be, shall apply for a license, qualification or finding of suitability within the required time period.

If a person required to apply or become licensed or qualified or be found suitable fails to do so (a “Disqualified Holder”), the Issuers shall have the right, at their election, (1) to require such person to dispose of its Notes or beneficial interest therein within 30 days of receipt of notice of such election or such earlier date as may be required by such Gaming Authority or (2) to redeem such Notes at a redemption price that, unless otherwise directed by such Gaming Authority, shall be at a redemption price that is equal to the lesser of:

(a) such person’s cost, or

(b) 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to the earlier of (i) the redemption date or (ii) the date such person became a Disqualified Holder.

The Issuers shall notify the Trustee and applicable Gaming Authority in writing of any such redemption as soon as practicable. The Issuers shall not be responsible for any costs or expenses any such holder may Incur in connection with its application for a license, qualification or finding of suitability.

ARTICLE III

REDEMPTION

Section 3.01. Redemption. The Notes may be redeemed, in whole, or from time to time in part, subject to the conditions and at the redemption prices set forth in Paragraph 5 of the form of Note set forth in Exhibit A hereto, which is hereby incorporated by reference and made a part of this Indenture, together with accrued and unpaid interest to the redemption date.

Section 3.02. Applicability of Article. Redemption of Notes at the election of the Issuers or otherwise, as permitted or required by any provision of this Indenture, shall be made in accordance with such provision and this Article.

Section 3.03. Notices to Trustee. If the Issuers elect to redeem Notes pursuant to the optional redemption provisions of Paragraph 5 of the Note, they shall notify the Trustee in writing of (i) the Section of this Indenture pursuant to which the redemption shall occur, (ii) the redemption date, (iii) the principal amount of Notes to be redeemed and (iv) the redemption price. The Issuers shall give notice to the Trustee provided for in this paragraph at least 30 days but not more than 60 days before a redemption date if the redemption is pursuant to Paragraph 5 of the Note, unless a shorter period is acceptable to the Trustee. Such notice shall be accompanied by an Officer’s Certificate and Opinion of Counsel from the Issuers to the effect that such redemption will comply with the conditions herein, as well as such notice required to be delivered under Section 3.05 below. If fewer than all the Notes are to be redeemed, the record date relating to such redemption shall be selected by the Issuers and given to the Trustee, which record date shall be not fewer than 15 days after the date of notice to the Trustee. Any such notice may be canceled at any time prior to notice of such redemption being mailed to any holder or otherwise delivered in accordance with the applicable procedures of the Depository and shall thereby be void and of no effect.

Section 3.04. Selection of Notes to Be Redeemed. In the case of any partial redemption, selection of the Notes for redemption will be made by the Trustee by lot or by such other method as the Trustee shall deem fair and appropriate (and, in such manner that complies with the requirements of the Depository, if applicable); provided that no Notes of $2,000 or less shall be redeemed in part. The Trustee shall make the selection from outstanding Notes not previously called for redemption. The Trustee may select for redemption portions of the principal of Notes that have denominations larger than $2,000. Notes and portions of them the Trustee selects shall be in amounts of $2,000 or integral multiples of $1,000 in excess thereof. Provisions of this Indenture that apply to Notes called for redemption also apply to portions of Notes called for redemption. The Trustee shall notify the Issuers promptly of the Notes or portions of Notes to be redeemed.

Section 3.05. Notice of Optional Redemption.

(a) At least 10 days but not more than 60 days before a redemption date pursuant to Paragraph 5 of the Note, the Issuers shall mail or cause to be mailed by first-class mail, or otherwise deliver in accordance with the procedures of the Depository, a notice of redemption to each holder whose Notes are to be redeemed at its registered address (with a copy to the Trustee), except that redemption notices may be mailed or otherwise delivered more than 60 days prior to the redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of this Indenture pursuant to Article VIII.

Any such notice shall identify the Notes to be redeemed and shall state:

(i) the redemption date and any conditions to such redemption;

(ii) the redemption price and the amount of accrued interest to the redemption date;

(iii) the name and address of the Paying Agent;

(iv) that Notes called for redemption must be surrendered to the Paying Agent to collect the redemption price, plus accrued interest;

(v) if fewer than all the outstanding Notes are to be redeemed, the certificate numbers and principal amounts of the particular Notes to be redeemed, the aggregate principal amount of Notes to be redeemed and the aggregate principal amount of Notes to be outstanding after such partial redemption;

(vi) that, subject to satisfaction of any conditions to such redemption, unless the Issuers default in making such redemption payment or the Paying Agent is prohibited from making such payment pursuant to the terms of this Indenture, interest on Notes (or portion thereof) called for redemption ceases to accrue on and after the redemption date;

(vii) the CUSIP number, ISIN and/or “Common Code” number, if any, printed on the Notes being redeemed; and

(viii) that no representation is made as to the correctness or accuracy of the CUSIP number or ISIN and/or “Common Code” number, if any, listed in such notice or printed on the Notes.

(b) At the Issuers’ request, the Trustee shall deliver the notice of redemption in the Issuers’ name and at the Issuers’ expense. In such event, the Issuers shall provide the Trustee with the information required by this Section at least one Business Day prior to the date such notice is to be provided to holders in the final form such notice is to be delivered to holders and such notice may not be canceled. Notice of any redemption upon any corporate transaction or other event (including any Equity Offering, incurrence of Indebtedness, Change of Control or other transaction) may be given prior to the completion thereof. In addition, any such redemption described above or notice thereof may, at the Issuers’ discretion, be subject to one or more conditions precedent, including, but not limited to, completion of a corporate transaction or other event. If any redemption is so subject to the satisfaction of one or more conditions precedent, the notice thereof shall describe each such condition and, if applicable, shall state that, in the Issuers’ discretion, the redemption date may be delayed until such time as any or all such conditions shall be satisfied, or such redemption may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied (or waived by the Issuers in their sole discretion) by the redemption date, or by the redemption date as so delayed (which may exceed 60 days from the date of the redemption notice in such case). In addition, the Issuers may provide in such notice that payment of the redemption price and performance of the Issuers’ obligations with respect to such redemption may be performed by another Person.

Section 3.06. Effect of Notice of Redemption. Once notice of redemption is mailed or otherwise delivered in accordance with Section 3.05 but subject to satisfaction of any conditions specified in such notice, Notes called for redemption become due and payable on the redemption date and at the redemption price stated in the notice, except as provided in the final sentence of paragraph 5 of the Notes. Upon surrender to the Paying Agent, such Notes shall be paid at the redemption price stated in the notice, plus accrued interest, to, but not including, the redemption date; provided, however, that if the redemption date is after a regular Record Date and on or prior to the next Interest Payment Date, the accrued interest shall be payable to the holder of the redeemed Notes registered on the relevant Record Date. Failure to give notice or any defect in the notice to any holder shall not affect the validity of the notice to any other holder.

Section 3.07. Deposit of Redemption Price. With respect to any Notes, prior to 10:00 a.m., New York City time, on the redemption date, the Issuers shall deposit with the Paying Agent (or, if an Issuer or a Wholly Owned Subsidiary is the Paying Agent, shall segregate and hold in trust) money sufficient to pay the redemption price of and accrued interest on all Notes or portions thereof to be redeemed on that date other than Notes or portions of Notes called for redemption that have been delivered by the Issuers to the Trustee for cancellation. On and after the redemption date, interest shall cease to accrue on Notes or portions thereof called for redemption so long as the Issuers have deposited with the Paying Agent funds sufficient to pay the principal of, plus accrued and unpaid interest on, the Notes to be redeemed, unless the Paying Agent is prohibited from making such payment pursuant to the terms of this Indenture.

Section 3.08. Notes Redeemed in Part. In the case of physical Notes, upon surrender and cancellation of a Note that is redeemed in part, the Issuers shall execute and the Trustee shall authenticate for the holder (at the Issuers’ expense) a new Note equal in principal amount to the unredeemed portion of the Note surrendered and cancellation.

Section 3.09. Special Mandatory Redemption. In the event that upon the earlier of (x) the date on which the Issuers determine in their sole discretion that any of the Escrow Conditions cannot be satisfied and (y) the Conditions Precedent Date, the Release Request (as defined in the Escrow Agreement) remains undelivered or the Issuers determine in their sole discretion that any of the Escrow Conditions cannot be satisfied prior to the Conditions Precedent Date, the Issuers shall be required to redeem the Notes on the Escrow Redemption Date at the Escrow Redemption Price. If the Issuers are required to redeem the Notes pursuant to this Section 3.09, the Issuers shall cause the notice of special mandatory redemption to be delivered to the Trustee at least four Business Days prior to the Escrow Redemption Date and the Trustee shall deliver the notice of special mandatory redemption to each noteholder on the next Business Day after the Trustee’s receipt thereof. Any redemption made pursuant to this Section 3.09 shall be made pursuant to the procedures set forth in this Indenture and the Escrow Agreement; provided, however, for the avoidance of doubt, the notice provisions of Sections 3.03 and 3.05 shall not apply to any special mandatory redemption effected pursuant to this Section 3.09.

ARTICLE IV

COVENANTS

Section 4.01. Payment of Notes. The Issuers shall promptly pay in U.S. dollars the principal of and interest on the Notes on the dates and in the manner provided in the Notes and in this Indenture. An installment of principal of or interest shall be considered paid on the date due if on such date the Trustee or the Paying Agent holds as of 12:00 p.m. Eastern time money sufficient to pay all principal and interest then due and the Trustee or the Paying Agent, as the case may be, is not prohibited from paying such money to the holders on that date pursuant to the terms of this Indenture.

The Issuers shall pay interest on overdue principal at the rate specified therefor in the Notes, and it shall pay interest on overdue installments of interest at the same rate borne by the Notes to the extent lawful.

Section 4.02. Reports and Other Information.

(a) Notwithstanding that the Company may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act or otherwise report on an annual and quarterly basis on forms provided for such annual and quarterly reporting pursuant to rules and regulations promulgated by the SEC, the Company shall furnish to the Trustee,

(i) within 15 days after the time period specified in the SEC’s rules and regulations for non-accelerated filers, annual reports for such fiscal quarter containing the information that would have been required to be contained in an annual report on Form 10-K (or any successor or comparable form) if the Company had been a reporting company under the Exchange Act, except to the extent permitted to be excluded by the SEC;

(ii) within 15 days after the time period specified in the SEC’s rules and regulations for non-accelerated filers, quarterly reports for such fiscal quarter containing the information that would have been required to be contained in a quarterly report on Form 10-Q (or any successor or comparable form) if the Company had been a reporting company under the Exchange Act, except to the extent permitted to be excluded by the SEC; and

(iii) within 15 days after the time period specified in the SEC’s rules and regulations for filing current reports on Form 8-K, current reports containing substantially all of the information that would be required to be filed in a current report on Form 8-K under the Exchange Act on the Issue Date pursuant to Sections 1, 2 and 4, Items 5.01, 5.02(a)-(c) (other than compensation information) and Item 9.01 (only to the extent relating to any of the foregoing) of Form 8-K if the Company had been a reporting company under the Exchange Act; provided, however, that (a) no such current reports (or Items thereof or all or a portion of the financial statements that would have otherwise been required thereby) will be required to be provided (or included) if the Company determines in its good faith judgment that such event (or information) is not material to holders or the business, assets, operations, financial position or prospects of the Company and its Restricted Subsidiaries, taken as a whole, or if the Company determines in its good faith judgment that such disclosure would otherwise cause competitive harm to the business, assets, operations, financial position or prospects of the Company and its Restricted Subsidiaries, taken as a whole (in which event such nondisclosure shall be limited only to specific provisions that would cause material harm and not the occurrence of the event itself) and (b) and in no event will any financial statements of an acquired business be required to be included in any such current report;

in each case, subject to exceptions and exclusions consistent with the presentation of financial and other information in the Offering Memorandum (including with respect to the omission of financial statements or financial information required by Rules 3-09, 3-10 or 3-16 under Regulation S-X promulgated by the SEC (or any successor provision)), Compensation Discussion and Analysis otherwise required by Regulation S-K Item 402(b), and information otherwise required by Section 404 of the Sarbanes-Oxley Act of 2002. In addition to providing such information to the Trustee, the Company shall make available to the holders, prospective investors, market makers affiliated with any initial purchaser of the Notes and securities analysts the information required to be provided pursuant to clauses (i), (ii) and (iii) of this Section 4.02(a) by posting such information to its website (or any of the Company’s parent companies) or on IntraLinks or any comparable online data system or website.

Notwithstanding the foregoing, the Company shall not be required to furnish any information, certificates or reports required by Items 307 or 308 of Regulation S-K.

(b) In the event that:

(i) the rules and regulations of the SEC permit the Company and any direct or indirect parent of the Company to report at such parent entity’s level on a consolidated basis and such parent entity is not engaged in any business in any material respect other than incidental to its ownership, directly or indirectly, of the capital stock of the Company;

(ii) any direct or indirect parent of the Company is or becomes a Guarantor of the Notes; or

(iii) the CEOC Acquisition is consummated;

consolidating reporting at the parent entity’s level in a manner consistent with that described in this Section 4.02 and furnishing financial information relating to such direct or indirect parent for the Company will satisfy this Section 4.02; provided that such financial information is accompanied by consolidating information that explains in reasonable detail the differences between the information relating to such direct or indirect parent and any of its Subsidiaries other than the Company and its Subsidiaries, on the one hand, and the information relating to the Company and its Subsidiaries on a standalone basis, on the other hand.

(c) The Company will make such information available to prospective investors upon request. In addition, for so long as any Notes remain outstanding during any period when the Company is not subject to Section 13 or 15(d) of the Exchange Act, or otherwise permitted to furnish the SEC with certain information pursuant to Rule 12g3-2(b) of the Exchange Act, the Company will furnish to the holders of the Notes and to prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Notwithstanding the foregoing, the Company will be deemed to have furnished such reports referred to above to the Trustee and the holders if the Company has filed such reports with the SEC via the EDGAR filing system and such reports are publicly available. In addition, the requirements of this Section 4.02 shall be deemed satisfied by the posting of reports that would be required to be provided to the Trustee and the holders on the Company’s website (or that of any of its parent companies). The Trustee shall have no responsibility whatsoever to determine whether any such reports have been filed.

Delivery of such reports to the Trustee shall be for informational purposes only and the Trustee’s receipt thereof shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including any Event of Default or the Issuers’ compliance with any of the covenants contained in this Indenture.

Section 4.03. Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock.

(a) (i) The Company shall not, and shall not permit any of the Restricted Subsidiaries to, directly or indirectly, Incur any Indebtedness (including Acquired Indebtedness) or issue any shares of Disqualified Stock; and (ii) the Company shall not permit any of the Restricted Subsidiaries (other than a Subsidiary Guarantor) to issue any shares of Preferred Stock; provided, however, that any Issuer or Subsidiary Guarantor may Incur Indebtedness (including Acquired Indebtedness) or issue shares of Disqualified Stock, and, subject to Section 4.03(c), any Restricted Subsidiary that is not an Issuer or a Subsidiary Guarantor may Incur

Indebtedness (including Acquired Indebtedness), issue shares of Disqualified Stock or issue shares of Preferred Stock, in each case if the Fixed Charge Coverage Ratio of the Company for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is Incurred or such Disqualified Stock or Preferred Stock is issued would have been at least 2.00 to 1.00 determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been Incurred, or the Disqualified Stock or Preferred Stock had been issued, as the case may be, and the application of proceeds therefrom had occurred at the beginning of such four-quarter period.

(b) The limitations set forth in Section 4.03(a) shall not apply to:

(i) the Incurrence by the Company or any Restricted Subsidiary of Indebtedness under the Credit Agreement and the issuance and creation of letters of credit and bankers’ acceptances thereunder (including any other Indebtedness of the Company or any Restricted Subsidiaries, the proceeds of which Indebtedness are used to repay Indebtedness under such Credit Agreement) up to an aggregate principal amount outstanding at the time of Incurrence that does not exceed (x) $6,700 million (or $7,150 million if the CEOC Acquisition is consummated) plus (y) an additional aggregate principal amount of Indebtedness outstanding at any one time that does not cause the Secured Indebtedness Leverage Ratio of the Company for the most recently ended four full fiscal quarters for which internal financial statements are available, determined on a pro forma basis, to exceed 5.00 to 1.00 (assuming for purposes of this clause (y) that all Indebtedness Incurred under this clause (i) constitutes Secured Indebtedness);

(ii) the Incurrence of (i) the Notes issued on the Issue Date, plus (ii) additional Notes in an aggregate principal amount, together with any Refinancing Indebtedness in respect thereof, not to exceed $300 million;

(iii) Indebtedness existing on the Issue Date (other than Indebtedness described in clauses (i) or (ii) of this Section 4.03(b));

(iv) Indebtedness (including Capitalized Lease Obligations and slot financing arrangements) Incurred by the Company or any Restricted Subsidiary, Disqualified Stock issued by an Issuer or any Restricted Subsidiary and Preferred Stock issued by any Restricted Subsidiary to finance (whether prior to or within 270 days after) the acquisition, lease, construction, repair, replacement or improvement of property (real or personal) or equipment (whether through the direct purchase of assets or the Capital Stock of any Person owning such assets);

(v) Indebtedness Incurred by the Company or any Restricted Subsidiary constituting reimbursement obligations with respect to letters of credit and bank guarantees issued in the ordinary course of business, including without limitation letters of credit in respect of workers’ compensation claims, health, disability or other benefits to employees or former employees or their families or property, casualty or liability insurance or self-insurance, and letters of credit in connection with the maintenance of, or pursuant to the requirements of, environmental or other permits or licenses from governmental authorities, or other Indebtedness with respect to reimbursement type obligations regarding workers’ compensation claims;

(vi) Indebtedness arising from agreements (including leases) of the Company or any Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations (including earnouts), in each case, Incurred in connection with the Designated Operating Leases or any Investment or acquisition or disposition of any business, assets or a Subsidiary of the Company in accordance with the terms of this Indenture, other than guarantees of Indebtedness Incurred by any Person acquiring all or any portion of such business, assets or Subsidiary for the purpose of financing such acquisition;

(vii) Indebtedness of the Company to any Restricted Subsidiary; provided that (except in respect of intercompany current liabilities Incurred in the ordinary course of business in connection with the cash management, tax and accounting operations of the Company and its Subsidiaries) any such Indebtedness owed to a Restricted Subsidiary that is not an Issuer or a Subsidiary Guarantor is subordinated in right of payment to the obligations of the Issuers under the Notes or Subsidiary Guarantors under the Note Guarantees, as applicable; provided, further, that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except to the Company or another Restricted Subsidiary or any pledge of such Indebtedness constituting a Permitted Lien) shall be deemed, in each case, to be an Incurrence of such Indebtedness not permitted by this clause (vii);

(viii) shares of Preferred Stock of the Company or a Restricted Subsidiary issued to the Company or another Restricted Subsidiary; provided that any subsequent issuance or transfer of any Capital Stock or any other event which results in any Restricted Subsidiary that holds such shares of Preferred Stock of another Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such shares of Preferred Stock (except to the Company or another Restricted Subsidiary) shall be deemed, in each case, to be an issuance of shares of Preferred Stock not permitted by this clause (viii);

(ix) Indebtedness of a Restricted Subsidiary to the Company or another Restricted Subsidiary; provided that if a Subsidiary Guarantor Incurs such Indebtedness to a Restricted Subsidiary that is not an Issuer or a Subsidiary Guarantor (except in respect of intercompany current liabilities Incurred in the ordinary course of business in connection with the cash management, tax and accounting operations of the Company and its Subsidiaries), such Indebtedness is subordinated in right of payment to the obligations of such Subsidiary Guarantor in respect of the Notes; provided, further, that any subsequent issuance or transfer of any Capital Stock or any other event which results in any Restricted Subsidiary holding such Indebtedness ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except to the Company or another Restricted Subsidiary or any pledge of such Indebtedness constituting a Permitted Lien) shall be deemed, in each case, to be an Incurrence of such Indebtedness not permitted by this clause (ix);

(x) (A) Hedging Obligations entered into in connection with the Transactions and (B) Hedging Obligations that are not Incurred for speculative purposes but (1) for the purpose of fixing or hedging interest rate risk with respect to any Indebtedness that is permitted by the terms of this Indenture to be outstanding; (2) for the purpose of fixing or hedging currency exchange rate risk with respect to any currency exchanges; or (3) for the purpose of fixing or hedging commodity price risk with respect to any commodity purchases or sales and, in each case, extensions or replacements thereof;

(xi) obligations (including reimbursement obligations with respect to letters of credit and bank guarantees) in respect of performance, bid, appeal and surety bonds and completion guarantees and similar obligations provided by the Company or any Restricted Subsidiary in connection with a Project or in the ordinary course of business or consistent with past practice or industry practice, including those Incurred to secure health, safety and environmental obligations in the ordinary course of business or consistent with past practice of industry practice;

(xii) other Indebtedness or Disqualified Stock of the Company or, subject to Section 4.03(c), Indebtedness, Disqualified Stock or Preferred Stock of any Restricted Subsidiary in an aggregate principal amount or liquidation preference, which when aggregated with the principal amount or liquidation preference of all other Indebtedness, Disqualified Stock and Preferred Stock then outstanding and Incurred pursuant to this clause (xii), does not exceed the greater of $400.0 million (or $550.0 million if the CEOC Acquisition is consummated) and 40% of EBITDA for the Applicable Measurement Period at the time of Incurrence (it being understood that any Indebtedness Incurred pursuant to this clause (xii) shall cease to be deemed Incurred or outstanding for purposes of this clause (xii) but shall be deemed Incurred for purposes of Section 4.03(a) from and after the first date on which the Company, or the Restricted Subsidiary, as the case may be, could have Incurred such Indebtedness under Section 4.03(a) without reliance upon this clause (xii));

(xiii) Indebtedness or Disqualified Stock of the Company or any Restricted Subsidiary and Preferred Stock of any Restricted Subsidiary in an aggregate principal amount or liquidation preference not greater than 100% of the net cash proceeds received by the Company and the Restricted Subsidiaries since immediately after the Issue Date from the issue or sale of Equity Interests of the Company or any direct or indirect parent entity of the Company (which proceeds are contributed to the Company or a Restricted Subsidiary) or cash contributed to the capital of the Company (in each case other than proceeds of Disqualified Stock or sales of Equity Interests to, or contributions received from, the Company or any Subsidiary) as determined in accordance with clauses (B) and (C) of the definition of “Cumulative Credit” to the extent such net cash proceeds or cash have not been applied pursuant to such clauses to make Restricted Payments or to make other Investments, payments or exchanges pursuant to Section 4.04(b) or to make Permitted Investments (other than Permitted Investments specified in clauses (1) and (3) of the definition thereof);

(xiv) any guarantee by the Company or any Restricted Subsidiary of Indebtedness or other obligations of the Company or any Restricted Subsidiary so long as the Incurrence of such Indebtedness or other obligations Incurred by the Company or such Restricted Subsidiary is permitted under the terms of this Indenture; provided that (i) if such Indebtedness is by its express terms subordinated in right of payment to the Notes or the obligations of the Company or a Subsidiary Guarantor in respect of the Notes, as applicable, any such guarantee with respect to such Indebtedness shall be subordinated in right of payment to such Subsidiary Guarantor’s obligations with respect to the Notes substantially to the same extent as such Indebtedness is subordinated to the Notes or the obligations of such Subsidiary Guarantor in respect of the Notes, as applicable and (ii) if such guarantee is of Indebtedness of the Company, such guarantee is Incurred in accordance with, or not in contravention of, Section 4.11 solely to the extent such Section is applicable;

(xv) the Incurrence by the Company or any of the Restricted Subsidiaries of Indebtedness or Disqualified Stock or Preferred Stock of a Restricted Subsidiary which serves to refund, refinance or defease any Indebtedness Incurred or Disqualified Stock or Preferred Stock issued as permitted under Section 4.03(a) and clauses (i)(y), (ii), (iii), (iv), (xii), (xiii), (xv), (xvi), (xx), (xxiii), (xxiv) and (xxvii) of this Section 4.03(b) or any Indebtedness, Disqualified Stock or Preferred Stock Incurred to so refund or refinance such Indebtedness, Disqualified Stock or Preferred Stock, including any additional Indebtedness, Disqualified Stock or Preferred Stock Incurred to pay premiums (including tender premiums), expenses, defeasance costs and fees in connection therewith (subject to the following proviso, “Refinancing Indebtedness”) prior to its respective maturity; provided, however, that such Refinancing Indebtedness:

(1) has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is Incurred which is not less than the shorter of (x) the remaining Weighted Average Life to Maturity of the Indebtedness, Disqualified Stock or Preferred Stock being refunded, refinanced or defeased and (y) the Weighted Average Life to Maturity that would result if all payments of principal on the Indebtedness, Disqualified Stock and Preferred Stock being refunded or refinanced that were due on or after the date that is one year following the last maturity date of any Notes then outstanding were instead due on such date;

(2) to the extent such Refinancing Indebtedness refinances (a) Indebtedness junior to the Notes or the obligations of such Restricted Subsidiary in respect of the Notes, as applicable, such Refinancing Indebtedness is junior to the Notes or such obligations of such Restricted Subsidiary, as applicable, or (b) Disqualified Stock or Preferred Stock, such Refinancing Indebtedness is Disqualified Stock or Preferred Stock; and

(3) shall not include (x) Indebtedness of a Restricted Subsidiary that is not an Issuer or a Subsidiary Guarantor that refinances Indebtedness of an Issuer or a Subsidiary Guarantor, or (y) Indebtedness of the Company or a Restricted Subsidiary that refinances Indebtedness of an Unrestricted Subsidiary;

(xvi) Indebtedness, Disqualified Stock or Preferred Stock of (x) the Company or, subject to Section 4.03(c), any of the Restricted Subsidiaries Incurred to finance an acquisition or (y) Persons that are acquired by the Company or any of the Restricted Subsidiaries or merged, consolidated or amalgamated with or into the Company or any of the Restricted Subsidiaries in accordance with the terms of this Indenture; provided that after giving effect to such acquisition or merger, consolidation or amalgamation, either:

(1) the Company would be permitted to Incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in Section 4.03(a); or

(2) the Fixed Charge Coverage Ratio of the Company would be equal to or greater than immediately prior to such acquisition or merger, consolidation or amalgamation;

(xvii) Indebtedness Incurred by a Receivables Subsidiary in a Qualified Receivables Financing that is not recourse to the Company or any Restricted Subsidiary other than a Receivables Subsidiary (except for Standard Securitization Undertakings);

(xviii) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business or other cash management services in the ordinary course of business;

(xix) Indebtedness of the Company or any Restricted Subsidiary supported by a letter of credit or bank guarantee issued pursuant to the Credit Agreement, in a principal amount not in excess of the stated amount of such letter of credit;

(xx) Indebtedness Incurred or assumed in connection with the CEOC Acquisition so long as, after giving pro forma effect to the CEOC Acquisition, including any pro forma cost savings in connection therewith:

(A) the Consolidated Leverage Ratio of the Company would be equal to or less than immediately prior to the CEOC Acquisition; and

(B) no Default shall have occurred and be continuing or would occur, in each case as a consequence thereof;

(xxi) Indebtedness of the Company or any Restricted Subsidiary consisting of (1) the financing of insurance premiums or (2) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business;

(xxii) Indebtedness consisting of Indebtedness issued by the Company or a Restricted Subsidiary to current or former officers, directors and employees thereof or any direct or indirect parent thereof, their respective estates, spouses or former spouses, in each case to finance the purchase or redemption of Equity Interests of the Company or any of its direct or indirect parent companies to the extent described in Section 4.04(b)(iv);

(xxiii) Indebtedness constituting Qualified Non-Recourse Debt or Indebtedness in connection with any Project Financing in an aggregate outstanding principal amount that, when aggregated with the principal amount of all other Indebtedness then outstanding and Incurred pursuant to this clause (xxiii), and Section 4.03(b)(xxvii) together with any Refinancing Indebtedness in respect thereof incurred pursuant to Section 4.03(b)(xv), does not exceed $1,000.0 million (or $1,500.0 million if the CEOC Acquisition is consummated);

(xxiv) Indebtedness of, or Incurred on behalf of, or representing guarantees of Indebtedness of, joint ventures of the Company or any Restricted Subsidiary not in excess, at any one time outstanding, of the greater of $150.0 million (or $225.0 million if the CEOC Acquisition is consummated) and 15% of EBITDA for the Applicable Measurement Period;

(xxv) to the extent constituting Indebtedness, agreements to pay service fees to professionals (including architects, engineers and designers) in furtherance of and/or in connection with a Project, in each case to the extent such agreements and related payment provisions are reasonably consistent with commonly accepted industry practices (provided, that no such agreements shall give rise to Indebtedness for borrowed money);

(xxvi) Indebtedness of Restricted Subsidiaries that are not an Issuer or a Subsidiary Guarantor; provided, however, that the aggregate principal amount of Indebtedness Incurred under this clause (xxvi), when aggregated with the principal amount of all other Indebtedness then outstanding and Incurred pursuant to this clause (xxvi), does not exceed the greater of $250.0 million (or $350.0 million if the CEOC Acquisition is consummated) and 25% of EBITDA for the Applicable Measurement Period at the time of Incurrence (it being understood that any Indebtedness Incurred pursuant to this clause (xxvi) shall cease to be deemed Incurred or outstanding for purposes of this clause (xxvi) but shall be deemed Incurred for the purposes of Section 4.03(a) from and after the first date on which such Restricted Subsidiary could have Incurred such Indebtedness under Section 4.03(a) without reliance upon this clause (xxvi));

(xxvii) Indebtedness used to finance, or incurred or issued for the purpose of financing, Expansion Capital Expenditures or Development Projects in an aggregate principal amount not to exceed, together with the aggregate principal amount of Indebtedness incurred pursuant to clause (w) of this paragraph together with any Refinancing Indebtedness in respect thereof incurred pursuant to clause (o) of this paragraph, $1,000.0 million (or $1,500.0 million if the CEOC Acquisition is consummated) at any time outstanding so long as no Event of Default shall have occurred and be continuing;

(xxviii) Indebtedness Incurred in the ordinary course of business in respect of obligations of the Company or any Restricted Subsidiary to pay the deferred purchase price of goods or services or progress payments in connection with such goods and services; provided that such obligations are Incurred in connection with open accounts extended by suppliers on customary trade terms in the ordinary course of business and not in connection with the borrowing of money or any Hedging Obligations;

(xxix) Indebtedness representing deferred compensation to employees, consultants or independent contractors of the Company (or, to the extent such work is done for the Company or its Restricted Subsidiaries, any direct or indirect parent thereof) or any Restricted Subsidiary incurred in the ordinary course of business;

(xxx) Indebtedness of the Company and the Restricted Subsidiaries Incurred under lines of credit or overdraft facilities (including, but not limited to, ACH and purchasing card/T&E services) extended by one or more financial institutions established for the Company’s and its Restricted Subsidiaries’ ordinary course operations (such Indebtedness, the “Overdraft Line”), which Indebtedness may be secured by the security documents securing the Bank Indebtedness;

(xxxi) Indebtedness consisting of obligations of the Company or any Restricted Subsidiary under deferred compensation or other similar arrangements Incurred by such Person in connection with the Transactions or any acquisition or Investment permitted under this Indenture;

(xxxii) Indebtedness of the Company or any Restricted Subsidiary to or on behalf of any joint venture (regardless of the form of legal entity) that is not a Restricted Subsidiary arising in the ordinary course of business in connection with the cash management, tax and accounting operations (including with respect to intercompany self-insurance arrangements) of the Company and the Restricted Subsidiaries;

(xxxiii) obligations in respect of cash management agreements; and

(xxxiv) (a) Discharged Indebtedness and (b) Escrowed Indebtedness.

(c) Restricted Subsidiaries that are not an Issuer or a Subsidiary Guarantor may not incur Indebtedness or issue Disqualified Stock or Preferred Stock under Section 4.03(a) or clauses (xii) or (xvi)(x) of Section 4.03(b) if, after giving pro forma effect to such incurrence or issuance (including a pro forma application of the net proceeds therefrom), the aggregate amount of Indebtedness and Disqualified Stock and Preferred Stock of Restricted Subsidiaries that are not an Issuer or a Subsidiary Guarantor incurred or issued pursuant to Section 4.03(a) and clause (xvi)(x) of Section 4.03(b), collectively, would exceed the greater of $325.0 million (or $400.0 million if the CEOC Acquisition is consummated) and 33% of EBITDA for the Applicable Measurement Period.

(d) For purposes of determining compliance with this Section 4.03:

(i) in the event that an item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) meets the criteria of more than one of the categories of permitted Indebtedness described in clauses (i) through (xxxiv) of Section 4.03(b) or is entitled to be Incurred pursuant to Section 4.03(a), the Company shall, in its sole discretion, classify or reclassify, or later divide, classify or reclassify, such item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) in any manner that complies with this Section 4.03 and at the time of Incurrence, classification or reclassification shall be entitled to only include the amount and type of such item of Indebtedness (or any portion thereof) in one of the above paragraphs or clauses (or any portion thereof) and such item of Indebtedness (or any portion thereof) shall be treated as having been Incurred or existing pursuant to only such paragraph or clause or paragraphs or clauses (or any portion thereof) without giving pro forma effect to any such item (or portion thereof) when calculating the amount of Indebtedness that may be Incurred, classified or reclassified pursuant to any other paragraph or clause (or portion thereof) at such time;

provided, however, Indebtedness Incurred under the Credit Agreement on the Escrow Release Date will be deemed to have been Incurred pursuant to Section 4.03(b)(i) and may not later be reclassified; and

(ii) if the use of proceeds from any Incurrence of Indebtedness is to fund the refinancing of any Indebtedness, then such refinancing shall be deemed to have occurred substantially simultaneously with such Incurrence so long as (1) such refinancing occurs on the same business day as such Incurrence, (2) if such proceeds will be offered (through a tender offer or otherwise) to the holders of such Indebtedness to be refinanced, the proceeds thereof are deposited with a trustee, agent or other representative for such holders pending the completion of such offer on the same business day as such Incurrence (and such proceeds are ultimately used in the consummation of such offer or otherwise used to refinance Indebtedness), (3) if such proceeds will be used to fund the redemption, discharge or defeasance of such Indebtedness to be refinanced, the proceeds thereof are deposited with a trustee, agent or other representative for such Indebtedness pending such redemption, discharge or defeasance on the same business day as such Incurrence or (4) the proceeds thereof are otherwise set aside to fund such refinancing (and such proceeds are ultimately used for such refinancing).

Accrual of interest, the accretion of accreted value, the payment of interest or dividends in the form of additional Indebtedness, Disqualified Stock or Preferred Stock, as applicable, amortization of original issue discount, the accretion of liquidation preference and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies will not be deemed to be an Incurrence of Indebtedness, Disqualified Stock or Preferred Stock for purposes of this Section 4.03 and for the avoidance of doubt, with respect to any Indebtedness permitted to be Incurred under this Indenture on the date of Incurrence, any increased Amount of such Indebtedness shall also be permitted hereunder after the date of such Incurrence. Guarantees of, or obligations in respect of letters of credit relating to, Indebtedness which is otherwise included in the determination of a particular amount of Indebtedness shall not be included in the determination of such amount of Indebtedness; provided that the Incurrence of the Indebtedness represented by such guarantee or letter of credit, as the case may be, was in compliance with this Section 4.03.

For purposes of determining compliance with any U.S. dollar-denominated restriction on the Incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was Incurred, in the case of term debt, or first committed or first Incurred (whichever yields the lower U.S. dollar equivalent), in the case of revolving credit debt; provided that if such Indebtedness is Incurred to refinance other Indebtedness denominated in a foreign currency (or in a different currency from the Indebtedness being refinanced), and such refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced plus the aggregate amount of fees, underwriting discounts, premiums (including tender premiums), defeasance costs and other costs and expenses incurred in connection with such refinancing.

(e) Notwithstanding any other provision of this Section 4.03, the maximum amount of Indebtedness that the Company and the Restricted Subsidiaries may Incur pursuant to this Section 4.03 shall not be deemed to be exceeded, with respect to any outstanding Indebtedness, solely as a result of fluctuations in the exchange rate of currencies. The principal amount of any Indebtedness Incurred to refinance other Indebtedness, if Incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of such refinancing.

Section 4.04. Limitation on Restricted Payments.

(a) The Company shall not, and shall not permit any of the Restricted Subsidiaries to, directly or indirectly:

(i) declare or pay any dividend or make any distribution on account of any of the Company’s or any of the Restricted Subsidiaries’ Equity Interests, including any payment made in connection with any merger, amalgamation or consolidation involving the Company (other than (A) dividends or distributions payable solely in Equity Interests (other than Disqualified Stock) of the Company; or (B) dividends or distributions by a Restricted Subsidiary so long as, in the case of any dividend or distribution payable on or in respect of any class or series of securities issued by a Restricted Subsidiary other than a Wholly Owned Restricted Subsidiary, the Company or a Restricted Subsidiary receives at least its pro rata share of such dividend or distribution in accordance with its Equity Interests in such class or series of securities);

(ii) purchase or otherwise acquire or retire for value any Equity Interests of the Company or any direct or indirect parent of the Company;

(iii) make any principal payment on, or redeem, repurchase, defease or otherwise acquire or retire for value, in each case prior to any scheduled repayment or scheduled maturity, any Subordinated Indebtedness of the Company or any Subsidiary Guarantor (other than the payment, redemption, repurchase, defeasance, acquisition or retirement of (A) Subordinated Indebtedness in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such payment, redemption, repurchase, defeasance, acquisition or retirement and (B) Indebtedness permitted under clauses (vii) and (ix) of Section 4.03(b)); or

(iv) make any Restricted Investment

(all such payments and other actions set forth in clauses (i) through (iv) above being collectively referred to as “Restricted Payments”), unless, at the time of such Restricted Payment:

(1) no Default shall have occurred and be continuing or would occur as a consequence thereof;

(2) immediately after giving effect to such transaction on a pro forma basis, the Company could Incur $1.00 of additional Indebtedness under Section 4.03(a); and

(3) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Company and the Restricted Subsidiaries after the Issue Date (including Restricted Payments permitted by clauses (i), (ii) (with respect to the payment of dividends on Refunding Capital Stock (as defined below) pursuant to clause (C) thereof), (vi)(C), (viii), (xiii)(B) and (xix) of Section 4.04(b), but excluding all other Restricted Payments permitted by Section 4.04(b)), is less than the amount equal to the Cumulative Credit.

(b) The provisions of Section 4.04(a) shall not prohibit:

(i) the payment of any dividend or distribution or the consummation of any irrevocable redemption within 60 days after the date of declaration thereof, if at the date of declaration or the consummation of any irrevocable redemption, as applicable, such payment would have complied with the provisions of this Indenture;

(ii) (A) the redemption, repurchase, retirement or other acquisition of any Equity Interests (“Retired Capital Stock”) or Subordinated Indebtedness of the Company, any direct or indirect parent of the Company or any Subsidiary Guarantor in exchange for, or out of the proceeds of, the substantially concurrent sale of, Equity Interests of the Company or any direct or indirect parent of the Company or contributions to the equity capital of the Company (other than any Disqualified Stock or any Equity Interests sold to a Subsidiary of the Company) (collectively, including any such contributions, “Refunding Capital Stock”);

(B) the declaration and payment of dividends on the Retired Capital Stock out of the proceeds of the substantially concurrent sale (other than to a Subsidiary of the Company) of Refunding Capital Stock, and

(C) if immediately prior to the retirement of Retired Capital Stock, the declaration and payment of dividends thereon was permitted under clause (vi) of this Section 4.04(b) and not made pursuant to clause (ii)(B), the declaration and payment of dividends on the Refunding Capital Stock (other than Refunding Capital Stock the proceeds of which were used to redeem, repurchase, retire or otherwise acquire any Equity Interests of any direct or indirect parent of the Company) in an aggregate amount per year no greater than the aggregate amount of dividends per annum that were declarable and payable on such Retired Capital Stock immediately prior to such retirement;

(iii) the redemption, repurchase, defeasance, or other acquisition or retirement of Subordinated Indebtedness of an Issuer or a Subsidiary Guarantor made by exchange for, or out of the proceeds of the substantially concurrent sale of, new Indebtedness of an Issuer or a Subsidiary Guarantor which is Incurred in accordance with Section 4.03 so long as:

(A) the principal amount (or accreted value, if applicable) of such new Indebtedness does not exceed the principal amount (or accreted value, if applicable), plus any accrued and unpaid interest, of the Subordinated Indebtedness being so redeemed, repurchased, defeased, acquired or retired for value (plus the amount of any premium required to be paid under the terms of the instrument governing the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired, any tender premiums, plus any defeasance costs, fees and expenses Incurred in connection therewith),

(B) such Indebtedness is subordinated to the Notes or such Subsidiary Guarantor’s obligations in respect of the Notes, as the case may be, at least to the same extent as such Subordinated Indebtedness so purchased, exchanged, redeemed, repurchased, defeased, acquired or retired for value,

(C) such Indebtedness has a final scheduled maturity date equal to or later than the earlier of (x) the final scheduled maturity date of the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired and (y) 91 days following the last maturity date of any Notes then outstanding, and

(D) such Indebtedness has a Weighted Average Life to Maturity at the time Incurred which is not less than the shorter of (x) the remaining Weighted Average Life to Maturity of the Subordinated Indebtedness being so redeemed, repurchased, defeased, acquired or retired and (y) the Weighted Average Life to Maturity that would result if all payments of principal on the Subordinated Indebtedness being redeemed, repurchased, defeased, acquired or retired that were due on or after the date that is one year following the last maturity date of any Notes then outstanding were instead due on such date;

(iv) a Restricted Payment to pay for the repurchase, retirement or other acquisition for value of Equity Interests of the Company or any direct or indirect parent of the Company held by any future, present or former employee, director or consultant of the Company or any direct or indirect parent of the Company or any Subsidiary of the Company pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or other agreement or arrangement; provided, however, that the aggregate Restricted Payments made under this clause (iv) do not exceed $30.0 million (or $45.0 million if the CEOC Acquisition is consummated) in any calendar year (with unused amounts in any calendar year being permitted to be carried over to succeeding calendar years subject to a maximum (without giving effect to the following proviso) of $60.0 million (or $90.0 million if the CEOC Acquisition is consummated) in any calendar year; provided, further, however, that such amount in any calendar year may be increased by an amount not to exceed:

(A) the cash proceeds received by the Company or any of the Restricted Subsidiaries from the sale of Equity Interests (other than Disqualified Stock) of the Company or any direct or indirect parent of the Company (to the extent contributed to the Company) to members of management, directors or consultants of the Company and the Restricted Subsidiaries or any direct or indirect parent of the Company that occurs after the Issue Date (provided that the amount of such cash proceeds utilized for any such repurchase, retirement, other acquisition or dividend will not increase the Cumulative Credit), plus

(B) the cash proceeds of key man life insurance policies received by the Company or any direct or indirect parent of the Company (to the extent contributed to the Company) or the Restricted Subsidiaries after the Issue Date, plus

(C) the amount of any cash bonuses otherwise payable to members of management, directors or consultants of the Company and the Restricted Subsidiaries or any direct or indirect parent of the Company in connection with transactions that are foregone in return for the receipt of Equity Interests;

provided that the Company may elect to apply all or any portion of the aggregate increase contemplated by clauses (A), (B) and (C) above in any calendar year; and provided, further, that cancellation of Indebtedness owing to the Company or any Restricted Subsidiary from any present or former employees, directors, officers or consultants of the Company, any of the Restricted Subsidiaries or their direct or indirect parents in connection with a repurchase of Equity Interests of the Company or any of its direct or indirect parents will not be deemed to constitute a Restricted Payment for purposes of this Section 4.04 or any other provision of this Indenture;

(v) the declaration and payment of dividends or distributions to holders of any class or series of Disqualified Stock of the Company or any Restricted Subsidiary issued or Incurred in accordance with Section 4.03 to the extent such dividends are included in the definition of “Fixed Charges”;

(vi) (A) the declaration and payment of dividends or distributions to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) issued after the Issue Date;

(B) a Restricted Payment to any direct or indirect parent of the Company, the proceeds of which will be used to fund the payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) of any direct or indirect parent of the Company issued after the Issue Date; provided that the aggregate amount of dividends declared and paid pursuant to this clause (B) does not exceed the net cash proceeds actually received by the Company from any such sale of Designated Preferred Stock (other than Disqualified Stock) issued after the Issue Date; and

(C) the declaration and payment of dividends on Refunding Capital Stock that is Preferred Stock in excess of the dividends declarable and payable thereon pursuant to clause (ii) of this Section 4.04(b);

provided, however, in the case of each of (A) and (C) above of this clause (vi), that for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date of issuance of such Designated Preferred Stock, after giving effect to such issuance (and the payment of dividends or distributions) on a pro forma basis, the Company would have had a Fixed Charge Coverage Ratio of at least 2.00 to 1.00;

(vii) Investments in Unrestricted Subsidiaries having an aggregate Fair Market Value (as determined in good faith by the Company), taken together with all other Investments made pursuant to this clause (vii) that are at that time outstanding, not to exceed the greater of $150.0 million (or $210.0 million if the CEOC Acquisition is consummated) and 15% of EBITDA for the Applicable Measurement Period at the time of such Investment (plus any returns (including dividends, interest, distributions, returns of principal, profits on sale, repayments, income and similar amounts) actually received by the respective investor in respect of investments theretofore made by it pursuant to this clause (vii) (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

(viii) the payment of dividends on the common stock of the Company (or a Restricted Payment to any direct or indirect parent of the Company to fund the payment by such direct or indirect parent of the Company of dividends on such entity’s common stock) of up to 6.0% per annum of the net proceeds received by the Company from any public offering of common stock of the Company or any direct or indirect parent of the Company, other than public offerings with respect to the Company’s (or such direct or indirect parent’s) common stock registered on Form S-4 or Form S-8 and other than any public sale constituting an Excluded Contribution;

(ix) Restricted Payments that are made with or in an amount equal to any Excluded Contributions;

(x) other Restricted Payments in an aggregate amount not to exceed the greater of $200.0 million (or $310.0 million if the CEOC Acquisition is consummated) and 20% of EBITDA for the Applicable Measurement Period at the time made;

(xi) the distribution, as a dividend or otherwise, of shares of Capital Stock of, or Indebtedness owed to the Company or a Restricted Subsidiary by, Unrestricted Subsidiaries;

(xii)

(A) the payment of dividends or other distributions to any direct or indirect parent of the Company that files a consolidated tax return that includes the Company and its subsidiaries (including, without limitation, by virtue of such parent being the common parent of a consolidated or combined tax group of which the Company and/or its Restricted Subsidiaries are members) in an amount not to exceed the amount that the Company and its Restricted Subsidiaries would have been required to pay in respect of federal, state or local taxes (as the case may be) if the Company and its Restricted Subsidiaries paid such taxes as a stand-alone taxpayer (or stand-alone group); and

(B) the payment of dividends or other distributions from the proceeds of a dividend or distribution from an Unrestricted Subsidiary (an “Unrestricted Subsidiary Tax Distribution”) to any direct or indirect parent of the Company that files a consolidated tax return that includes the Company and its subsidiaries (including, without limitation, by virtue of such parent being the common parent of a consolidated or combined tax group of which the Company and/or such Unrestricted Subsidiary are members) in an amount not to exceed the amount that such Unrestricted Subsidiary would have been required to pay in respect of federal, state or local taxes (as the case may be) if the Unrestricted Subsidiary paid such taxes as a standalone taxpayer (or standalone group);

(xiii) the payment of Restricted Payments, if applicable:

(A) in amounts required for any direct or indirect parent of the Company to pay overhead, legal, accounting and other professional fees and expenses, fees and expenses (including franchise or similar taxes) required to maintain its corporate existence, customary salary, bonus and other benefits payable to, and indemnities provided on behalf of, officers and employees of any direct or indirect parent of the Company and general corporate operating and overhead expenses of any direct or indirect parent of the Company in each case to the extent such fees and expenses are attributable to the ownership or operation of the Company and its Subsidiaries;

(B) in amounts required for any direct or indirect parent of the Company, if applicable, to pay interest and/or principal on Indebtedness the proceeds of which have been contributed to the Company or any Restricted Subsidiary and that has been guaranteed by, or is otherwise considered Indebtedness of, the Company Incurred in accordance with Section 4.03; and

(C) in amounts required for any direct or indirect parent of the Company to pay fees and expenses, other than to Affiliates of the Company, related to any equity or debt offering of such parent;

(xiv) any Restricted Payment used to fund the Transactions and the payment of fees and expenses Incurred in connection with the Transactions or owed by the Company or any direct or indirect parent of the Company or Restricted Subsidiaries to Affiliates, and any other payments made, including any such payments made to any direct or indirect parent of the Company to enable it to make payments, in connection with the consummation of the Transactions, whether payable on the Issue Date or thereafter, in each case to the extent permitted by Section 4.07;

(xv) any Restricted Payment made under any Master Lease, any Additional Lease, any MLSA or any Operations Management Agreement;

(xvi) repurchases of Equity Interests deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants;

(xvii) purchases of receivables pursuant to a Receivables Repurchase Obligation in connection with a Qualified Receivables Financing and the payment or distribution of Receivables Fees;

(xviii) Restricted Payments by the Company or any Restricted Subsidiary to allow the payment of cash in lieu of the issuance of fractional shares upon the exercise of options or warrants or upon the conversion or exchange of Capital Stock of any such Person;

(xix) the repurchase, redemption or other acquisition or retirement for value of any Subordinated Indebtedness pursuant to the provisions similar to those described under Sections 4.06 and 4.08; provided that all Notes tendered by holders of the Notes in connection with a Change of Control Offer or Asset Sale Offer, as applicable, have been repurchased, redeemed or acquired for value;

(xx) payments or distributions to dissenting stockholders pursuant to applicable law, pursuant to or in connection with a consolidation, amalgamation, merger or transfer of all or substantially all of the assets of the Company and the Restricted Subsidiaries, taken as a whole, that complies with Section 5.01; provided that as a result of such consolidation, amalgamation, merger or transfer of assets, the Issuers shall have made a Change of Control Offer (if required by this Indenture) and that all Notes tendered by holders in connection with such Change of Control Offer have been repurchased, redeemed or acquired for value;

(xxi) any Restricted Payment so long as, after giving pro forma effect to such Restricted Payment, the Consolidated Leverage Ratio of the Company would not exceed 5.00 to 1.00 (or 5.25 to 1.00 if the CEOC Acquisition is consummated);

(xxii) any Restricted Payment made to any direct or indirect parent of the Company to finance any Permitted Investment; provided that (A) such Restricted Payment shall be made substantially concurrently with the closing of such Permitted Investment and (B) such parent shall, immediately following the closing thereof, cause (1) all property acquired (whether assets or Equity Interests) to be contributed to the Company or a Restricted Subsidiary or (2) the merger, consolidation or amalgamation (to the extent permitted under Section 5.01) of the person formed or acquired into the Company or a Restricted Subsidiary;

(xxiii) any Restricted Payment to allow Caesars Entertainment to repay convertible notes of Caesars Entertainment issued under its convertible notes indenture in existence on the Issue Date to the extent such repayment is required pursuant to a covenant in such indenture that is similar to the provisions described under Section 4.06; and

(xxiv) any Restricted Payment deemed to be made in connection with the issuance of letters of credit for the account or benefit of any subsidiary or any other Person designated by any Issuer to the extent permitted under this Indenture not to exceed $250.0 million (or $300.0 million if the CEOC Acquisition is consummated) in the aggregate at any time outstanding;

provided, however, that at the time of, and after giving effect to, any Restricted Payment permitted under clauses (vi)(B), (x) and (xxi) of this Section 4.04(b), no Default shall have occurred and be continuing or would occur as a consequence thereof; provided, further that any Restricted Payments made with property other than cash shall be calculated using the Fair Market Value (as determined in good faith by the Company) of such property.

(c) The Company will not permit any Unrestricted Subsidiary to become a Restricted Subsidiary except pursuant to the definition of “Unrestricted Subsidiary.” For purposes of designating any Restricted Subsidiary as an Unrestricted Subsidiary, all outstanding Investments by the Company and the Restricted Subsidiaries (except to the extent repaid) in the Subsidiary so designated will be deemed to be Restricted Payments in an amount determined as set forth in the last sentence of the definition of “Investments.” Such designation will only be permitted if a Restricted Payment or Permitted Investment in such amount would be permitted at such time and if such Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.

For purposes of determining compliance with this Section 4.04, (A) a Restricted Payment (including any Permitted Investment) need not be permitted solely by reference to one category of permitted Restricted Payments (or Permitted Investment) (or any portion thereof) described in the above clauses or the definition of Permitted Investment but may be permitted in part under any combination thereof and (B) in the event that a Restricted Payment (including any Permitted Investment) (or any portion thereof) meets the criteria of one or more of the categories of permitted Restricted Payments (including any Permitted Investment) (or any portion thereof) described in the above clauses (or in the definition of Permitted Investment), the Issuers may, in their sole discretion, classify or reclassify, or later divide, classify or reclassify, such permitted Restricted Payment (including Permitted Investments) (or any portion thereof) in any manner that complies with this covenant and at the time of classification or reclassification will be entitled to only include the amount and type of such Restricted Payment (including Permitted Investments) (or any portion thereof) in one of the categories of permitted Restricted Payments (or Permitted Investment) (or any portion thereof) described in the above clauses or in the definition of Permitted Investment.

Section 4.05. Dividend and Other Payment Restrictions Affecting Subsidiaries. The Company shall not, and shall not permit any of the Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary to:

(a) (i) pay dividends or make any other distributions to the Company or any Restricted Subsidiary (1) on its Capital Stock; or (2) with respect to any other interest or participation in, or measured by, its profits; or (ii) pay any Indebtedness owed to the Company or any Restricted Subsidiary;

(b) make loans or advances to the Company or any Restricted Subsidiary; or

(c) sell, lease or transfer any of its properties or assets to the Company or any Restricted Subsidiary;

except in each case for such encumbrances or restrictions existing under or by reason of:

(1) contractual encumbrances or restrictions in effect on the Issue Date, including pursuant to the Credit Agreement and the other Credit Agreement Documents;

(2) this Indenture, the Notes and the Note Guarantees;

(3) applicable law or any applicable rule, regulation or order;

(4) (a) any agreement or other instrument of a Person acquired by the Company or any Restricted Subsidiary or of an Unrestricted Subsidiary which is being designated as a Restricted Subsidiary which was in existence at the time of such acquisition or designation, as the case may be (but not created in contemplation thereof or to provide all or any portion of the funds or credit support utilized to consummate such acquisition or designation), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person and its Subsidiaries, or the property or assets of the Person and its Subsidiaries, so acquired; and (b) any agreement or other instrument of CEOC or its Subsidiaries that become applicable as a result of or after any CEOC Acquisition (but not created in contemplation thereof);

(5) contracts or agreements for the sale or lease of assets, including any restriction with respect to the Company or a Restricted Subsidiary imposed pursuant to an agreement entered into for the sale, lease or disposition of the Capital Stock or assets of the Company or such Restricted Subsidiary;

(6) Secured Indebtedness otherwise permitted to be Incurred pursuant to Sections 4.03 and 4.12 that apply only to the specific property or assets securing such Indebtedness and not all or substantially all assets;

(7) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business or under real property leases;

(8) customary provisions in joint venture agreements and other similar agreements;

(9) purchase money obligations for property acquired and Capitalized Lease Obligations in the ordinary course of business;

(10) customary provisions contained in leases, licenses and other similar agreements entered into in the ordinary course of business;

(11) any encumbrance or restriction of a Receivables Subsidiary effected in connection with a Qualified Receivables Financing; provided, however, that such restrictions apply only to such Receivables Subsidiary;

(12) other Indebtedness, Disqualified Stock or Preferred Stock (a) of the Company or any Restricted Subsidiary that is an Issuer, a Subsidiary Guarantor or a Foreign Subsidiary, (b) of any Restricted Subsidiary that is not an Issuer, a Subsidiary Guarantor or a Foreign Subsidiary so long as such encumbrances and restrictions contained in any agreement or instrument will not materially affect the Company’s ability to make anticipated principal or interest payments on the Notes (as determined in good faith by the Company) or (c) of any Restricted Subsidiary Incurred in connection with any Project Financing, Qualified Non-Recourse Debt or Development Expense, provided that in the case of each of clauses (a) and (b), such Indebtedness, Disqualified Stock or Preferred Stock is permitted to be Incurred subsequent to the Issue Date pursuant to Section 4.03;

(13) any Restricted Investment not prohibited by Section 4.04 and any Permitted Investment;

(14) any encumbrance or restriction in any agreement related to the development or financing of a Project;

(15) restrictions contained in any Master Lease, any Additional Lease, any MLSA or any Operations Management Agreement;

(16) customary provisions restricting the assignment of any agreement entered into in the ordinary course of business;

(17) customary restrictions and conditions contained in the document relating to any Lien, so long as (A) such Lien is permitted under this Indenture and such restrictions or conditions relate only to the specific asset subject to such Lien and (2) such restrictions and conditions are not created for the purpose of avoiding the restrictions imposed by this Section 4.05;

(18) customary restrictions on leases, subleases, licenses or Equity Interests or asset sale agreements otherwise permitted by this Indenture as long as such restrictions relate to the Equity Interests and assets subject thereto; or

(19) any encumbrances or restrictions of the type referred to in clauses (a), (b) and (c) above imposed by any amendments, modifications, restatements, renewals, extensions, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (1)

through (18) above; provided that such amendments, modifications, restatements, renewals, extensions, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Company, no more restrictive with respect to such dividend and other payment restrictions than those contained in the dividend or other payment restrictions, taken as a whole, prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

For purposes of determining compliance with this Section 4.05, (i) the priority of any Preferred Stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on common stock shall not be deemed a restriction on the ability to make distributions on Capital Stock and (ii) the subordination of loans or advances made to the Company or a Restricted Subsidiary to other Indebtedness Incurred by the Company or any such Restricted Subsidiary shall not be deemed a restriction on the ability to make loans or advances.

Section 4.06. Asset Sales.

(a) The Company shall not, and shall not permit any of the Restricted Subsidiaries to, cause or make an Asset Sale, unless (x) the Company or any Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the Fair Market Value (as determined in good faith by the Company) of the assets sold or otherwise disposed of, and (y) at least 75% of the consideration therefor received by the Company or such Restricted Subsidiary, as the case may be, is in the form of Cash Equivalents; provided that the amount of:

(i) any liabilities (as shown on the Company’s or such Restricted Subsidiary’s most recent balance sheet or in the notes thereto) of the Company or any Restricted Subsidiary (other than liabilities that are by their terms subordinated to the Notes or such Restricted Subsidiary’s obligations in respect of the Notes) that are assumed by the transferee of any such assets or that are otherwise cancelled or terminated in connection with the transaction with such transferee,

(ii) any notes or other obligations or other securities or assets received by the Company or such Restricted Subsidiary from such transferee that are converted by the Company or such Restricted Subsidiary into cash within 180 days of the receipt thereof (to the extent of the cash received),

(iii) Indebtedness of any Restricted Subsidiary that is no longer a Restricted Subsidiary as a result of such Asset Sale, to the extent that the Company and each other Restricted Subsidiary are released from any direct obligation in respect of, or any guarantee of payment of, such Indebtedness in connection with the Asset Sale,

(iv) consideration consisting of Indebtedness of the Company or a Subsidiary Guarantor (other than Subordinated Indebtedness) received after the Issue Date from Persons who are not the Company or any Restricted Subsidiary, and

(v) any Designated Non-cash Consideration received by the Company or any Restricted Subsidiary in such Asset Sale having an aggregate Fair Market Value (as determined in good faith by the Company), taken together with all other Designated Non-cash Consideration received pursuant to this clause (v) that is at that time outstanding, not to exceed the greater of $250.0 million (or $325.0 million if the CEOC Acquisition is consummated) and 25% of EBITDA for the Applicable Measurement Period at the time of the receipt of such Designated Non-cash Consideration (with the Fair Market Value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value)

shall be deemed to be Cash Equivalents for the purposes of this Section 4.06(a).

(b) Within 18 months after the Company’s or any Restricted Subsidiary’s receipt of the Net Proceeds of any Asset Sale, the Company or such Restricted Subsidiary may apply the Net Proceeds from such Asset Sale, at its option:

(i) to repay (A) any Secured Indebtedness not subordinated to the Notes and other Pari Passu Indebtedness that is secured by a Lien permitted under this Indenture (and, if the Indebtedness repaid is revolving credit Indebtedness, to correspondingly reduce commitments with respect thereto), (B) convertible notes of Caesars Entertainment issued pursuant to the terms of its convertible notes indenture in existence on the Issue Date to the extent such repayment is required pursuant to the terms of such indenture, (C) Indebtedness of a Restricted Subsidiary that is not a Subsidiary Guarantor, (D) Notes Obligations or (E) other Pari Passu Indebtedness (provided that if an Issuer or any Subsidiary Guarantor shall so reduce Obligations under unsecured Pari Passu Indebtedness under this clause (E), the Issuers will equally and ratably reduce Notes Obligations as provided pursuant to Section 3.01, through open-market purchases (provided that such purchases are at or above 100% of the principal amount thereof or, in the event that the Notes were issued with significant original issue discount, 100% of the accreted value thereof) or by making an offer (in accordance with the procedures set forth below for an Asset Sale Offer) to all holders to purchase at a purchase price equal to 100% of the principal amount thereof or, in the event that the Notes were issued with significant original issue discount, 100% of the accreted value thereof, plus accrued and unpaid interest, if any, the pro rata principal amount of Notes), in each case other than Indebtedness owed to the Company; or

(ii) to make an Investment in any one or more businesses (provided that if such Investment is in the form of the acquisition of Capital Stock of a Person, such acquisition results in such Person becoming a Restricted Subsidiary), assets, or property or capital expenditures, in each case (a) used or useful in a Similar Business or (b) that replace the properties and assets that are the subject of such Asset Sale (it being understood that in the case of a casualty event or condemnation of property under a Master Lease or Additional Lease, such property so repaired, replaced, restored or otherwise acquired may be owned by the landlord under such Master Lease or Additional Lease and leased to the Company or a Restricted Subsidiary of the Company under a Master Lease or Additional Lease, as applicable).

In the case of (ii), a binding commitment shall be treated as a permitted application of the Net Proceeds from the date of such commitment; provided that in the event such binding commitment is later cancelled or terminated for any reason before such Net Proceeds are so applied, the Company or such Restricted Subsidiary enters into another binding commitment (a “Second Commitment”) within six months of such cancellation or termination of the prior binding commitment; provided, further that the Company or such Restricted Subsidiary may only enter into a Second Commitment under the foregoing provision one time with respect to each Asset Sale and to the extent such Second Commitment is later cancelled or terminated for any reason before such Net Proceeds are applied, then such Net Proceeds shall constitute Excess Proceeds. Pending the final application of any such Net Proceeds, the Company or such Restricted Subsidiary may temporarily reduce Indebtedness under a revolving credit facility, if any, or otherwise invest such Net Proceeds in any manner not prohibited by this Indenture.

Any Net Proceeds from any Asset Sale that are not invested or applied as provided and within the time period set forth in the first paragraph of this (b) (it being understood that any portion of such Net Proceeds used to make an offer to purchase Notes, as described in clause (i) of this (b), shall be deemed to have been invested whether or not such offer is accepted) will be deemed to constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $50.0 million (or $90.0 million if the CEOC Acquisition is consummated) in a fiscal year, the Issuers shall make an offer to all holders of Notes (and, at the option of the Issuers, to holders of any Pari Passu Indebtedness) (an “Asset Sale Offer”) to purchase the maximum principal amount of Notes (and such Pari Passu Indebtedness), that is at least $2,000 and an integral multiple of $1,000 in excess thereof that may be purchased out of the Excess Proceeds at an offer price in cash in an amount equal to 100% of the principal amount thereof (or, in the event such Pari Passu Indebtedness was issued with significant original issue discount, 100% of the accreted value thereof), plus accrued and unpaid interest, if any (or, in respect of such Pari Passu Indebtedness, such lesser price, if any, as may be provided for by the terms of such Pari Passu Indebtedness), to the date fixed for the closing of such offer, in accordance with the procedures set forth in this Section 4.06. The Issuers will commence an Asset Sale Offer with respect to Excess Proceeds within ten (10) Business Days after the date that Excess Proceeds exceeds $50.0 million (or $90.0 million if the CEOC Acquisition is consummated) in a fiscal year by mailing, or delivered electronically if held by DTC, the notice required pursuant to the terms of Section 4.06(f), with a copy to the Trustee.

To the extent that the aggregate amount of Notes (and such Pari Passu Indebtedness) tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, the Issuers may use any remaining Excess Proceeds for any purpose that is not prohibited by this Indenture. If the aggregate principal amount of Notes (and such Pari Passu Indebtedness) surrendered by holders thereof exceeds the amount of Excess Proceeds, the Trustee shall select the Notes to be purchased in the manner described in Section 4.06(e). Upon completion of any such Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero.

(c) The Issuers shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations to the extent such laws or regulations are applicable in connection with the repurchase of the Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Indenture, the Issuers shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in this Indenture by virtue thereof.

(d) Not later than the date upon which written notice of an Asset Sale Offer is delivered to the Trustee as provided above, the Issuers shall deliver to the Trustee an Officer’s Certificate as to (i) the amount of the Excess Proceeds, (ii) the allocation of the Net Proceeds from the Asset Sales pursuant to which such Asset Sale Offer is being made and (iii) the compliance of such allocation with the provisions of Section 4.06(b). On such date, the Issuers shall also irrevocably deposit with the Trustee or with a paying agent (or, if an Issuer or a Wholly Owned Restricted Subsidiary is acting as the Paying Agent, segregate and hold in trust) an amount equal to the Excess Proceeds to be invested in Cash Equivalents, as directed in writing by the Issuers, and to be held for payment in accordance with the provisions of this Section 4.06. Upon the expiration of the period for which the Asset Sale Offer remains open (the “Offer Period”), the Issuers shall deliver to the Trustee for cancellation the Notes or portions thereof that have been properly tendered to and are to be accepted by the Issuers. The Trustee (or the Paying Agent, if not the Trustee) shall, on the date of purchase, mail or deliver payment to each tendering holder in the amount of the purchase price. In the event that the Excess Proceeds delivered by the Issuers to the Trustee are greater than the purchase price of the Notes tendered, the Trustee shall deliver the excess to the Issuers immediately after the expiration of the Offer Period for application in accordance with Section 4.06.

(e) Holders electing to have a Note purchased shall be required to surrender the Note, with an appropriate form duly completed, to the Issuers at the address specified in the notice at least three Business Days prior to the purchase date. Holders shall be entitled to withdraw their election if the Trustee or the Issuers receives not later than one Business Day prior to the purchase date, a telegram, telex, facsimile transmission or letter setting forth the name of the holder, the principal amount of the Note which was delivered by the holder for purchase and a statement that such holder is withdrawing his election to have such Note purchased. If at the end of the Offer Period more Notes (and such Pari Passu Indebtedness) are tendered pursuant to an Asset Sale Offer than the Issuers are required to purchase, selection of such Notes for purchase shall be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which such Notes are listed, or if such Notes are not so listed, on a pro rata basis to the extent practicable, by lot or by such other method as the Trustee shall deem fair and appropriate (and in such manner as complies with the requirements of DTC, if applicable); provided that no Notes of $2,000 or less shall be purchased in part. Selection of such Pari Passu Indebtedness shall be made pursuant to the terms of such Pari Passu Indebtedness.

(f) Notices of an Asset Sale Offer shall be mailed by first class mail, postage prepaid by the Issuers, or delivered electronically if held at DTC, at least 30 but not more than 60 days before the purchase date to each holder of Notes at such holder’s registered address. If any Note is to be purchased in part only, any notice of purchase that relates to such Note shall state the portion of the principal amount thereof that has been or is to be purchased.

Section 4.07. Transactions with Affiliates.

(a) The Company shall not, and shall not permit any of the Restricted Subsidiaries to, directly or indirectly, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction or series of transactions, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Company (each of the foregoing, an “Affiliate Transaction”) involving aggregate consideration in excess of $25.0 million, unless:

(i) such Affiliate Transaction is on terms that are not materially less favorable to the Company or relevant Restricted Subsidiary than those that could have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person; and

(ii) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $50.0 million, the Company delivers to the Trustee a resolution adopted in good faith by the majority of the Board of Directors, approving such Affiliate Transaction and set forth in an Officer’s Certificate certifying that such Affiliate Transaction complies with clause (i) above.

(b) The provisions of Section 4.07(a) shall not apply to the following:

(i) transactions between or among the Company and/or any of the Restricted Subsidiaries (or an entity that becomes a Restricted Subsidiary as a result of such transaction) and any merger, consolidation or amalgamation of the Company and any direct parent of the Company; provided that such parent of the Company shall have no material liabilities and no material assets other than cash, Cash Equivalents and the Capital Stock of the Company and such merger, consolidation or amalgamation is otherwise in compliance with the terms of this Indenture and effected for a bona fide business purpose;

(ii) Restricted Payments permitted by Section 4.04 and Permitted Investments;

(iii) the consummation of the transactions in connection with the implementation of the CEOC Acquisition and the payment of all fees and expenses related to the CEOC Acquisition; provided, that such transactions are fair to the Company and the Restricted Subsidiaries in the reasonable determination of the Board of Directors, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party;

(iv) the payment of reasonable and customary fees and reimbursement of expenses paid to, and indemnity provided on behalf of, officers, directors, employees or consultants of the Company, any Restricted Subsidiary, or any direct or indirect parent of the Company;

(v) [reserved];

(vi) transactions in which the Company or any Restricted Subsidiary, as the case may be, delivers to the Trustee a letter from an Independent Financial Advisor stating that such transaction is fair to the Company or such Restricted Subsidiary from a financial point of view or meets the requirements of clause (i) of Section 4.07(a);

(vii) payments or loans (or cancellation of loans) to officers, directors, employees or consultants which are approved by a majority of the Board of Directors in good faith;

(viii) any transactions, agreements and arrangements as in effect as of the Issue Date or any amendment thereto or replacement thereof (so long as any such transaction, agreement or arrangement together with all amendments thereto or replacements thereof, taken as a whole, is not more disadvantageous to the holders of the Notes in any material respect than the original transaction, agreement or arrangement as in effect on the Issue Date) or any transaction contemplated thereby as determined in good faith by the Company;

(ix) the existence of, or the performance by the Company or any Restricted Subsidiary of its obligations under the terms of any transaction, agreement or arrangement described in the Offering Memorandum including, without limitation, the WSOP Rio Agreements and, in each case, any amendment thereto or replacement thereof or similar transactions, agreements or arrangements which it may enter into thereafter; provided, however, that the existence of, or the performance by the Company or any Restricted Subsidiary of its obligations under, any future amendment to any such existing transaction, agreement or arrangement or under any similar transaction, agreement or arrangement entered into after the Issue Date shall only be permitted by this clause (ix) to the extent that the terms of any such existing transaction, agreement or arrangement together with all amendments thereto or replacements thereof, taken as a whole, or new transaction, agreement or arrangement, taken as a whole, are not otherwise more disadvantageous to the holders of the Notes in any material respect than the original transaction, agreement or arrangement as in effect on the Issue Date (as determined in good faith by the Company);

(x) the execution and consummation of the Transactions and the payment of all fees and expenses related to the Transactions, including the payments to Caesars Entertainment, CEOC and their Affiliates, if any, which are described in the Offering Memorandum or contemplated by the Transactions;

(xi) any transactions (i) made pursuant to any Master Lease, any Additional Lease, any MLSA or any Operations Management Agreement or (ii) in connection with any of the Transactions;

(xii) (A) transactions with customers, clients, suppliers or purchasers or sellers of goods or services, or transactions otherwise relating to the purchase or sale of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of this Indenture, which are fair to the Company and the Restricted Subsidiaries in the reasonable determination of the Board of Directors or senior management, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party or (B) transactions with joint ventures or Unrestricted Subsidiaries entered into in the ordinary course of business and consistent with past practice or industry norm;

(xiii) any transaction effected as part of a Qualified Receivables Financing;

(xiv) the issuance of Equity Interests (other than Disqualified Stock) of the Company to any Person and investments by Caesars Entertainment in securities of the Company or any of the Restricted Subsidiaries of the Company so long as (A) the investment is being offered generally to other investors on the same or more favourable terms and (B) the investment constitutes less than 5.0% of the outstanding issue amount of such class of securities;

(xv) the issuances of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock option and stock ownership plans or similar employee benefit plans approved by the Board of Directors of the Company or any direct or indirect parent of the Company or of a Restricted Subsidiary, as appropriate, in good faith;

(xvi) the entering into of any tax sharing agreement or arrangement that complies with Section 4.04(b)(xii);

(xvii) any contribution to the capital of the Company;

(xviii) transactions permitted by, and complying with, Section 5.01;

(xix) transactions between the Company or any Restricted Subsidiary and any Person, a director of which is also a director of the Company or any direct or indirect parent of the Company; provided, however, that such director abstains from voting as a director of the Company or such direct or indirect parent, as the case may be, on any matter involving such other Person;

(xx) pledges of Equity Interests of Unrestricted Subsidiaries;

(xxi) the formation and maintenance of any consolidated group or subgroup for tax, accounting or cash pooling or management purposes in the ordinary course of business;

(xxii) (A) any employment agreements entered into by the Company or any Restricted Subsidiary in the ordinary course of business, (B) any subscription agreement or similar agreement pertaining to the repurchase of Equity Interests pursuant to put/call rights or similar rights with employees, officers or directors, (C) any employee compensation, benefit plan or arrangement, any health, disability or similar insurance plan with covers employees, and any reasonable employment contract and transactions pursuant thereto and (D) loans or advances to employees or consultants of the Company, any Restricted Subsidiary or any direct or indirect parent of the Company;

(xxiii) payments by the Company or any Restricted Subsidiaries of the Company to any Affiliate made for any financial advisory, financing, underwriting or placement services or in respect of any other investment banking activities, including in connection with acquisitions or divestitures, which payments are approved by the majority of the Board of Directors of the Company, or a majority of the Disinterested Directors of the Company, in good faith;

(xxiv) transactions with Wholly-Owned Subsidiaries for the purchase or sale of goods, equipment, products, parts and services entered into in the ordinary course of business in a manner consistent with past practice;

(xxv) transactions in connection with the issuance of letters of credit for the account or benefit of any Subsidiary or any other Person designated by the Company to the extent permitted under this Indenture (including with respect to the issuance of or payments in connection with drawings under letters of credit); and

(xxvi) transactions undertaken in good faith (as certified by a responsible financial or accounting officer of the Company in an Officer’s Certificate) for the purpose of improving the consolidated tax efficiency of the Company and its Subsidiaries and their direct and indirect parents and not for the purpose of circumventing any provision set forth in this Indenture.

Notwithstanding the foregoing, Caesars Entertainment, Growth Partners, CES and their respective Affiliates (other than the Company and its Subsidiaries) shall not be considered Affiliates of the Company or its Subsidiaries with respect to any transaction, so long as the transaction is in the ordinary course of business, pursuant to agreements existing on the Issue Date or pursuant to any Master Lease, any Additional Lease, any MLSA, any Operations Management Agreement, any intellectual property license or related agreement, any management agreement or any shared services agreement entered into with any of the Company and/or its Subsidiaries or, in each case, amendments, modifications or supplements thereto, or replacements thereof, that are not materially adverse to the Company or its Subsidiaries, taken as a whole or that do not have a disproportionate impact on the Company or its Subsidiaries, taken as a whole, as compared to the other Subsidiaries of Caesars Entertainment (in each case, as determined in good faith by the Company).

Section 4.08. Change of Control.

(a) Upon a Change of Control, each holder shall have the right to require the Issuers to repurchase all or any part of such holder’s Notes at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of repurchase (subject to the right of the holders of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date), in accordance with the terms contemplated in this Section 4.08; provided, however, that notwithstanding the occurrence of a Change of Control, the Issuers shall not be obligated to purchase any Notes pursuant to this Section 4.08 in the event that it has exercised its right to redeem such Notes in accordance with Article III of this Indenture.

(b) Within 30 days following any Change of Control, except to the extent that the Issuers have exercised their right to redeem the Notes in accordance with Article III of this Indenture, the Issuers shall mail a notice (a “Change of Control Offer”) to each holder with a copy to the Trustee stating:

(i) that a Change of Control has occurred and that such holder has the right to require the Issuers to repurchase such holder’s Notes at a repurchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of repurchase (subject to the right of the holders of record on the relevant Record Date to receive interest on the relevant Interest Payment Date);

(ii) the circumstances and relevant facts and financial information regarding such Change of Control;

(iii) the repurchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed); and

(iv) the instructions determined by the Issuers, consistent with this Section 4.08, that a holder must follow in order to have its Notes purchased.

(c) Holders electing to have a Note purchased shall be required to surrender the Note, with an appropriate form duly completed, to the Issuers at the address specified in the notice at least three Business Days prior to the purchase date. The holders shall be entitled to withdraw their election if the Trustee or the Issuers receives not later than one Business Day prior to the purchase date a telegram, telex, facsimile transmission or letter setting forth the name of the holder, the principal amount of the Note which was delivered for purchase by the holder and a statement that such holder is withdrawing his election to have such Note purchased. Holders whose Notes are purchased only in part shall be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered.

(d) On the purchase date, all Notes purchased by the Issuers under this Section shall be delivered to the Trustee for cancellation, and the Issuers shall pay the purchase price plus accrued and unpaid interest to the holders entitled thereto.

(e) A Change of Control Offer may be made in advance of a Change of Control, and conditioned upon such Change of Control.

(f) Notwithstanding the foregoing provisions of this Section, the Issuers shall not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Section 4.08 applicable to a Change of Control Offer made by the Issuers and purchases all Notes properly tendered and not withdrawn under such Change of Control Offer.

(g) Notes repurchased by the Issuers pursuant to a Change of Control Offer will have the status of Notes issued but not outstanding or will be retired and cancelled at the option of the Issuers. Notes purchased by a third party pursuant to the preceding clause (f) will have the status of Notes issued and outstanding.

(h) At the time the Issuers delivers Notes to the Trustee which are to be accepted for purchase, the Issuers shall also deliver an Officer’s Certificate stating that such Notes are to be accepted by the Issuers pursuant to and in accordance with the terms of this Section 4.08. A Note shall be deemed to have been accepted for purchase at the time the Trustee, directly or through an agent, mails or delivers payment therefor to the surrendering holder.

(i) Prior to any Change of Control Offer, the Issuers shall deliver to the Trustee an Officer’s Certificate stating that all conditions precedent contained herein to the right of the Issuers to make such offer have been complied with.

(j) The Issuers shall comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to this Section. To the extent that the provisions of any securities laws or regulations conflict with provisions of this Section 4.08, the Issuers shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under this Section by virtue thereof.

(k) If holders of not less than 90% in aggregate principal amount of the outstanding Notes validly tender and do not withdraw such Notes in a Change of Control Offer and the Issuers, or any third party making a Change of Control Offer in lieu of the Issuers as described above, purchases all of the Notes validly tendered and not withdrawn by such holders, the Issuers or such third party will have the right, upon not less than 30 nor more than 60 days’ prior notice, given not more than 30 days following such purchase pursuant to the Change of Control Offer, to redeem all Notes that remain outstanding following such purchase at a price in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest to but excluding the date of redemption. Any such redemption shall be effected pursuant to Article III.

Section 4.09. Compliance Certificate. The Issuers shall deliver to the Trustee within 120 days after the end of each fiscal year of the Issuers, beginning with the fiscal year ending on December 31, 2017, an Officer’s Certificate stating that in the course of the performance by the signer of his or her duties as an Officer of the Issuers he or she would normally have knowledge of any Default and whether or not the signer knows of any Default that occurred during such period. If he or she does, the certificate shall describe the Default, its status and what action the Issuers are taking or propose to take with respect thereto. The Issuers also shall comply with Section 314(a)(4) of the TIA. Except with respect to receipt of payments of principal and interest on the Notes and any Default or Event of Default information contained in the Officer’s Certificate delivered to it pursuant to this Section 4.09, the Trustee shall have no duty to review, ascertain or confirm the Issuers’ compliance with or the breach of any representation, warranty or covenant made in this Indenture.

Section 4.10. Further Instruments and Acts. Upon request of the Trustee, the Issuers shall execute and deliver such further instruments and do such further acts as may be reasonably necessary or proper to carry out more effectively the purpose of this Indenture.

Section 4.11. Future Subsidiary Guarantors.

(a) Upon the expiration of the Escrow Period, the Company shall cause each Wholly Owned Restricted Subsidiary (other than Finance) that is a Domestic Subsidiary and that are borrowers or guarantors under the Senior Secured Credit Facilities to execute and deliver to the Trustee a supplemental indenture substantially in the form of Exhibit C-1 pursuant to which such Subsidiary Guarantor shall guarantee the Issuers’ obligations under the Notes and this Indenture and shall comply with the additional requirements of Section 12.06, provided that the Bank Indebtedness Incurred under the Senior Secured Credit Facilities is also then guaranteed by such Subsidiary Guarantor.

(b) From and after the expiration of the Escrow Period, the Company shall cause each Wholly Owned Restricted Subsidiary (other than Finance) that is a Domestic Subsidiary (unless such Subsidiary is a Receivables Subsidiary, a Qualified Non-Recourse Subsidiary or a Domestic Subsidiary that is wholly owned by one or more Foreign Subsidiaries and created to enhance the tax efficiency of the Company and its Subsidiaries) that guarantees the Senior Secured Credit Facilities to execute and deliver to the Trustee a supplemental indenture substantially in the form of Exhibit C-2 pursuant to which such Subsidiary will guarantee the Issuer’s obligations under the Notes and this Indenture and shall comply with the additional requirements of Section 12.06.

Section 4.12. Liens.

(a) Prior to an Election Date and following any Reversion Date, the Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, create, Incur, assume or suffer to exist any Lien (except Permitted Liens) on any asset or property of the Company or any Restricted Subsidiary securing Indebtedness unless the Notes are equally and ratably secured with (or on a senior basis to, in the case of obligations subordinated in right of payment to the Notes) the obligations so secured until such time as such obligations are no longer secured by a Lien; provided, however, that this Section 4.12(a) shall not require the Company or any Restricted Subsidiary to secure the Notes if the Lien consists of a Permitted Lien.

(b) Following a Covenant Suspension Event, the Company may elect by written notice to the Trustee to be subject to an alternative covenant with respect to the limitation on Liens in lieu of Section 4.12(a) (the date such notice is delivered, the “Election Date”). Under this alternative covenant, the Company will not, and will not permit any of its Principal Property Subsidiaries to, directly or indirectly, create, Incur, assume or suffer to exist any Lien securing Indebtedness on any (1) Restricted Property or (2) shares of Capital Stock or evidence of Indebtedness for borrowed money issued by any Principal Property Subsidiary, whether owned at the Issue Date or thereafter acquired, without making effective provision, and the Company in such case will make or cause to be made effective provision, whereby the Notes and the applicable Guarantees shall be secured by such Lien equally and ratably with any and all other Indebtedness thereby secured, for so long as such Indebtedness shall be so secured; provided, however, that the foregoing shall not apply to any of the following:

(i) Liens that exist on the date of the Covenant Suspension Event;

(ii) Liens on property, shares of Capital Stock or evidence of Indebtedness of any corporation existing at the time such corporation becomes a Subsidiary Guarantor;

(iii) Liens in favor of any Issuer or Subsidiary Guarantor;

(iv) Liens in favor of governmental bodies to secure progress, advance or other payments pursuant to contract or statute or Indebtedness incurred to finance all or a part of construction of or improvements to property subject to such Liens;

(v) Liens (A) on property, shares of Capital Stock or evidences of Indebtedness for borrowed money existing at the time of acquisition thereof (including acquisition through merger, amalgamation or consolidation), and construction and improvement Liens that are entered into within one year from the date of such construction or improvement; provided that in the case of construction or improvement the Lien shall not apply to any property theretofore owned by the Issuer or any Subsidiary Guarantor except substantially unimproved real property on which the property so constructed or the improvement is located and (B) for the acquisition of any real property, which Liens are created within 180 days after the completion of such acquisition to secure or provide for the payment of the purchase price of the real property acquired; provided that with respect to clauses (A) and (B), any such Liens do not extend to any other property of the Issuer or any of the Subsidiary Guarantors (whether such property is then owned or thereafter acquired);

(vi) mechanics’, landlords’ and similar Liens arising in the ordinary course of business in respect of obligations not due or being contested in good faith;

(vii) Liens for taxes, assessments or governmental charges or levies that are not delinquent or are being contested in good faith;

(viii) Liens arising from any legal proceedings that are being contested in good faith;

(ix) any Liens that (i) are incidental to the ordinary conduct of its business or the ownership of its properties and assets, including Liens incurred in connection with workmen’s compensation, unemployment insurance or other forms of governmental insurance or benefits, or to secure performance of tenders, statutory obligations, leases and contracts, (ii) were not incurred in connection with the borrowing of money or the obtaining of advances or credit and (iii) do not in the aggregate materially detract from the value of the property of the Issuer or any Subsidiary Guarantor or materially impair the use thereof in the operation of its business; and

(x) Liens for the sole purpose of extending, renewing or replacing in whole or in part any of the foregoing.

Notwithstanding the provisions of this Section 4.12(b), the Company or any Subsidiary may, without equally and ratably securing the Notes and the Guarantees, create or Incur Liens after the Election Date that would otherwise be subject to the foregoing restrictions if at the time of such creation, Incurrence or existence, and after giving effect thereto, Exempted Indebtedness does not exceed 10.0% of Total Assets. For the avoidance of doubt, Liens securing lease obligations (other than Capital Lease Obligations) shall not be considered Liens securing Indebtedness for the purposes of the foregoing, including without limitation the Liens permitted under clause (29) of the definition of “Permitted Liens.”

(c) Any Lien which is granted to secure the Notes or the obligations of any Subsidiary Guarantor in respect of the Notes under either of Section 4.12(a) or 4.12(b) shall be automatically released and discharged at the same time as the release of the Lien that gave rise to the obligation to secure the Notes or such Subsidiary Guarantor obligations.

(d) For purposes of determining compliance with this Section 4.12, (i) a Lien securing an item of Indebtedness need not be permitted solely by reference to one category of permitted Liens (or any portion thereof) described in the definition of “Permitted Liens” or pursuant to clause (a) but may be permitted in part under any combination thereof and (ii) in the event that a Lien securing an item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) meets the criteria of one or more of the categories of permitted Liens (or any portion thereof) described in the definition of “Permitted Liens” or pursuant to clause (a), the Company shall, in its sole discretion, classify or reclassify, or later divide, classify or reclassify, such Lien securing such item of Indebtedness (or any portion thereof) in any manner that complies with this covenant and will be entitled to only include the amount and type of such Lien or such item of Indebtedness secured by such Lien (or any portion thereof) in one of the clauses of the definition of “Permitted Liens” or pursuant to Section 4.12(a) and in such event, such Lien securing such item of Indebtedness (or any portion thereof) will be treated as being Incurred or existing pursuant to only one of such clauses (or any portion thereof) or pursuant to Section 4.12(a) without giving pro forma effect to such item (or any portion thereof) when calculating the amount of Liens or Indebtedness that may be incurred, classified or reclassified pursuant to any other clause (or any portion thereof) at such time.

(e) With respect to any Lien securing Indebtedness that was permitted to secure such Indebtedness at the time of the Incurrence of such Indebtedness, such Lien shall also be permitted to secure any Increased Amount of such Indebtedness. The “Increased Amount” of any Indebtedness shall mean any increase in the amount of such Indebtedness in connection with any accrual of interest, the accretion of accreted value, the amortization of original issue discount, the payment of interest in the form of additional Indebtedness with the same terms or in the form of common stock of the Company, the payment of dividends on Preferred Stock in the form of additional shares of Preferred Stock of the same class, accretion of original issue discount or liquidation preference and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies or increases in the value of property securing Indebtedness described in clause (3) of the definition of “Indebtedness.”

Section 4.13. Maintenance of Office or Agency.

(a) The Issuers shall maintain an office or agency (which may be an office of the Trustee or an affiliate of the Trustee or Registrar) where Notes may be surrendered for registration of transfer or for exchange and where notices and demands to or upon the Issuers in respect of the Notes and this Indenture may be served. The Issuers shall give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency. If at any time the Issuers shall fail to maintain any such required office or agency or shall fail to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the corporate trust office of the Trustee as set forth in Section 13.02.

(b) The Issuers may also from time to time designate one or more other offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations; provided, however, that no such designation or rescission shall in any manner relieve an Issuer of its obligation to maintain an office or agency for such purposes. The Issuers shall give prompt written notice to the Trustee of any such designation or rescission and of any change in the location of any such other office or agency.

(c) The Issuers hereby designate the corporate trust office of the Trustee or its agent as such office or agency of the Issuers in accordance with Section 2.04.

Section 4.14. Covenant Suspension. If on any date following the Issue Date, (i) the Notes have Investment Grade Ratings from at least two of the Rating Agencies, and (ii) no Default has occurred and is continuing under this Indenture, then, beginning on that day (the occurrence of the events described in the foregoing clauses (i) and (ii) being collectively referred to as a “Covenant Suspension Event”), and subject to the provisions of the following paragraph, the Company and its Restricted Subsidiaries shall not be subject to Sections 4.03, 4.04, 4.05, 4.06, 4.07, 4.11 and 5.01(a)(iv) and, upon the making of the election described in Section 4.12(b), Section 4.12(a) (collectively the “Suspended Covenants”).

If and while the Company and its Restricted Subsidiaries are not subject to the Suspended Covenants, the Notes will be entitled to substantially less covenant protection. In the event that the Company and its Restricted Subsidiaries are not subject to the Suspended Covenants under this Indenture for any period of time as a result of the foregoing, and on any subsequent date (the “Reversion Date”) two of the Rating Agencies withdraw their Investment Grade Rating or downgrade the rating assigned to the Notes below an Investment Grade Rating, then the Company and its Restricted Subsidiaries will thereafter again be subject to the Suspended Covenants under this Indenture with respect to future events.

The Company shall promptly upon its occurrence deliver to the Trustee an Officer’s Certificate notifying the Trustee of the occurrence of any Covenant Suspension Event or Reversion Date, and the date thereof. The Trustee shall not have any obligation to monitor the occurrence or dates of any Covenant Suspension Event or Reversion Date and may rely conclusively on such Officer’s Certificate. The Trustee shall not have any obligation to notify the holders of the occurrence or dates of any Covenant Suspension Event or Reversion Date.

On each Reversion Date, all Indebtedness Incurred, or Disqualified Stock or Preferred Stock issued, during the Suspension Period will be classified as having been Incurred or issued pursuant to Section 4.03(a) or 4.03(b) (to the extent such Indebtedness or Disqualified Stock or Preferred Stock would be permitted to be Incurred or issued thereunder as of the Reversion Date and after giving effect to Indebtedness Incurred or issued prior to the Suspension Period and outstanding on the Reversion Date). To the extent such Indebtedness or Disqualified Stock or Preferred Stock would not be so permitted to be Incurred or issued pursuant to

Section 4.03(a) or 4.03(b) such Indebtedness or Disqualified Stock or Preferred Stock will be deemed to have been outstanding on the Issue Date, so that it is classified as permitted under Section 4.03(b)(iii). Calculations made after the Reversion Date of the amount available to be made as Restricted Payments under Section 4.04 will be made as though Section 4.04 had been in effect since the Issue Date and prior, but not during, the Suspension Period. Accordingly, Restricted Payments made during the Suspension Period will reduce the amount available to be made as Restricted Payments under Section 4.04(a). As described above, however, no Default or Event of Default will be deemed to have occurred on the Reversion Date as a result of any actions taken by the Company or its Restricted Subsidiaries during the Suspension Period. Within 30 days of such Reversion Date, the Company must comply with the terms of Section 4.11.

For purposes of Section 4.06, on the Reversion Date, the unutilized Excess Proceeds amount will be reset to zero.

Section 4.15. Maintenance of Insurance. The Issuers shall maintain, with financially sound and reputable insurance companies, insurance (subject to customary deductibles and retentions) in such amounts and against such risks as are customarily maintained by similarly situated companies engaged in the same or similar businesses operating in the same or similar locations. Notwithstanding the foregoing, the Issuers and the Subsidiary Guarantors may self-insure with respect to such risks with respect to which companies of established reputation in the same general line of business in the same general area usually self-insure.

Section 4.16. Activities of Issuers Prior to the Expiration of the Escrow Period. Prior to the expiration of the Escrow Period, the primary activities of the Escrow Issuer and Finance shall be restricted to (i) issuing the Notes, (ii) issuing limited liability company interests or capital stock, as applicable, to, and receiving capital contributions from, Growth Partners, (iii) performing their obligations in respect of the Notes under this Indenture and the Escrow Agreement, (iv) consummating the Transactions or redeeming the Notes on the Escrow Redemption Date, as applicable, and (v) conducting such other activities as are necessary or appropriate to carry out the activities described above. Prior to the expiration of the Escrow Period, the Escrow Issuer and Finance shall not Incur or issue any Indebtedness other than the Notes or own, hold or otherwise have any interest in any assets other than the Escrow Account and cash or Cash Equivalents.

ARTICLE V

SUCCESSOR COMPANY

Section 5.01. When Issuers May Merge or Transfer Assets.

(a) The Company may not, directly or indirectly, consolidate, amalgamate or merge with or into or wind up or convert into (whether or not the Company is the surviving Person), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions, to any Person (other than in connection with the Transactions) unless:

(i) the Company is the surviving person or the Person formed by or surviving any such consolidation, amalgamation, merger, winding up or conversion (if other than the Company) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a corporation, partnership or limited liability company or similar entity organized or existing under the laws of the United States, any state thereof, the District of Columbia, or any territory thereof (the Company or such Person, as the case may be, being herein called the “Successor Issuer”); provided that in the case where the surviving Person is not a corporation, at least one other Issuer is a corporation;

(ii) the Successor Issuer (if other than the Company) expressly assumes all the obligations of the Company under this Indenture and the Notes pursuant to supplemental indentures or other documents or instruments in form reasonably satisfactory to the Trustee;

(iii) immediately after giving effect to such transaction (and treating any Indebtedness which becomes an obligation of the Successor Issuer or any of its Restricted Subsidiaries as a result of such transaction as having been Incurred by the Successor Issuer or such Restricted Subsidiary at the time of such transaction) no Default shall have occurred and be continuing;

(iv) immediately after giving pro forma effect to such transaction, as if such transaction had occurred at the beginning of the applicable four-quarter period (and treating any Indebtedness which becomes an obligation of the Successor Issuer or any of its Restricted Subsidiaries as a result of such transaction as having been Incurred by the Successor Issuer or such Restricted Subsidiary at the time of such transaction), either

(A) the Successor Issuer would be permitted to Incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in Section 4.03(a); or

(B) the Fixed Charge Coverage Ratio for the Successor Issuer and its Restricted Subsidiaries is not less than such ratio for such prior Issuer and its Restricted Subsidiaries immediately prior to such transaction; or

(C) in connection with the CEOC Acquisition, the Consolidated Leverage Ratio of the Company would be equal to or less than immediately prior to the CEOC Acquisition;

(v) if the Company is not the Successor Issuer, the Company and each Subsidiary Guarantor, unless it is the other party to the transactions described above, shall have by supplemental indenture confirmed that its obligations in respect of the Notes shall apply to such Person’s obligations under this Indenture and the Notes; and

(vi) the Company shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger, amalgamation or transfer and such supplemental indentures (if any) comply with this Indenture.

The Successor Issuer (if other than the Company) will succeed to, and be substituted for, the Company under this Indenture and the Notes, and in such event the Company will automatically be released and discharged from its obligations under this Indenture and the Notes. Notwithstanding the foregoing clauses (iii) and (iv) of this (a), (a) the Company or any Restricted Subsidiary may merge, consolidate or amalgamate with or transfer all or part of its properties and assets to another Issuer or to another Restricted Subsidiary and (b) the Company may merge, consolidate or amalgamate with an Affiliate incorporated solely for the purpose of establishing the jurisdiction of formation of the Company in another state of the United States, the District of Columbia or any territory of the United States or may convert into a corporation, a limited partnership or a business trust, so long as the amount of Indebtedness of the Company and its Restricted Subsidiaries is not increased thereby. This Article V will not apply to a sale, assignment, transfer, conveyance or other disposition of assets between or among the Company and the Restricted Subsidiaries.

(b) Subject to the provisions of Section 12.02(b) (which govern the release of a Subsidiary Guarantor), neither of the Issuers or any Subsidiary Guarantor shall, and the Company shall not permit any Subsidiary Guarantor to, consolidate, amalgamate or merge with or into or wind up into (whether or not such Issuer or such Subsidiary Guarantor is the surviving Person), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions to, any Person (other than in any case in connection with the Transactions) unless:

(i) either (A) such Issuer or Subsidiary Guarantor is the surviving Person or the Person formed by or surviving any such consolidation, amalgamation or merger (if other than such Issuer or Subsidiary Guarantor) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made is a corporation, partnership or limited liability company or similar entity organized or existing under the laws of the United States, any state thereof, the District of Columbia, or any territory thereof (such Issuer or Subsidiary Guarantor or such Person, as the case may be, being herein called the “Successor Entity”) and the Successor Entity (if other than such Issuer or Subsidiary Guarantor) expressly assumes all the obligations of such Issuer or Subsidiary Guarantor under this Indenture pursuant to documents or instruments in form reasonably satisfactory to the Trustee, or (b) such sale or disposition or consolidation, amalgamation or merger is not in violation of Section 4.06; and

(ii) the Successor Entity (if other than such Issuer or Subsidiary Guarantor) shall have delivered or caused to be delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, amalgamation, merger or transfer and such supplemental indenture (if any) comply with this Indenture.

Except as otherwise provided in this Indenture, the Successor Entity (if other than such Issuer or Subsidiary Guarantor) will succeed to, and be substituted for, such Issuer or Subsidiary Guarantor under this Indenture and such Issuer’s or Subsidiary Guarantor’s obligations in respect of the Notes, and such Issuer or Subsidiary Guarantor will automatically be released and discharged from its obligations under this Indenture and such Issuer’s or Subsidiary Guarantor’s obligations in respect of the Notes. Notwithstanding the foregoing, (1) an Issuer (other than the Company) or a Subsidiary Guarantor may merge, amalgamate or consolidate with an Affiliate incorporated solely for the purpose of establishing the jurisdiction of formation in another state of the United States, the District of Columbia or any territory of the United States or for changing the form of such entity into a corporation, limited liability company, limited partnership or business trust so long as the amount of Indebtedness of such Issuer or Subsidiary Guarantor is not increased thereby and (2) an Issuer (other than the Company) or a Subsidiary Guarantor may merge, amalgamate or consolidate with another Subsidiary Guarantor or an Issuer.

In addition, notwithstanding the foregoing, any Issuer (other than the Company) or Subsidiary Guarantor may consolidate, amalgamate or merge with or into or wind up into, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets to an Issuer or any Subsidiary Guarantor.

ARTICLE VI

DEFAULTS AND REMEDIES

Section 6.01. Events of Default. An “Event of Default” occurs with respect to the Notes if:

(a) there is a default in any payment of interest on any Note when the same becomes due and payable, and such default continues for a period of 30 days;

(b) there is a default in the payment of principal or premium, if any, of any Note when due at its Stated Maturity, upon optional redemption, upon required repurchase, upon declaration or otherwise;

(c) the failure by the Company or any Restricted Subsidiary to comply for 60 days after notice with its other agreements contained in the Notes or this Indenture;

(d) the failure by the Company or any Significant Subsidiary (or any group of Subsidiaries that together would constitute a Significant Subsidiary) to pay any Indebtedness (other than Indebtedness owing to the Company or a Restricted Subsidiary) within any applicable grace period after final maturity or the acceleration of any such Indebtedness by the holders thereof because of a default, in each case, if the total amount of such Indebtedness unpaid or accelerated exceeds $175.0 million (or $225.0 million if the CEOC Acquisition is consummated) or its foreign currency equivalent;

(e) either the Company or any Significant Subsidiary pursuant to or within the meaning of any Bankruptcy Law:

(i) commences a voluntary case;

(ii) consents to the entry of an order for relief against it in an involuntary case;

(iii) consents to the appointment of a Custodian of it or for any substantial part of its property; or

(iv) makes a general assignment for the benefit of its creditors or takes any comparable action under any foreign laws relating to insolvency;

(f) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(i) is for relief against either the Company or any Significant Subsidiary in an involuntary case;

(ii) appoints a Custodian of either the Company or any Significant or for any substantial part of its property; or

(iii) orders the winding up or liquidation of either the Company or any Significant Subsidiary;

or any similar relief is granted under any foreign laws and the order or decree remains unstayed and in effect for 60 days;

(g) failure by the Company or any Significant Subsidiary (or any group of Subsidiaries that together would constitute a Significant Subsidiary) to pay final judgments aggregating in excess of $175.0 million (or $225.0 million if the CEOC Acquisition is consummated) or its foreign currency equivalent (net of any amounts which are covered by enforceable insurance policies issued by solvent carriers), which judgments are not discharged, waived or stayed for a period of 60 consecutive days; or

(h) the Note Guarantee of a Significant Subsidiary (or any group of Subsidiaries that together would constitute a Significant Subsidiary) ceases to be in full force and effect (except as contemplated by the terms thereof).

The foregoing shall constitute Events of Default whatever the reason for any such Event of Default and whether it is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body.

The term “Bankruptcy Law” means the Bankruptcy Code, or any similar Federal or state law for the relief of debtors. The term “Custodian” means any receiver, trustee, assignee, liquidator, custodian or similar official under any Bankruptcy Law.

However, a default under clause (c) above shall not constitute an Event of Default until the Trustee or the holders of 30% in principal amount of outstanding Notes notify the Issuers of the default and the Issuers do not cure such default within the time specified in clause (c) hereof after receipt of such notice. Such notice must specify the Default, demand that it be remedied and state that such notice is a “Notice of Default.” The Issuers shall deliver to the Trustee, within five (5) Business Days after the occurrence thereof, written notice in the form of an Officer’s Certificate of any event which is, or with the giving of notice or the lapse of time or both would become, an Event of Default, its status and what action the Issuers are taking or propose to take with respect thereto.

Section 6.02. Acceleration. If an Event of Default (other than an Event of Default specified in Section 6.01(e) or 6.01(f) hereof with respect to the Company) occurs and is continuing, the Trustee (acting at the direction of the holders in accordance with this Indenture) or the holders of at least 30% in principal amount of outstanding Notes by notice to the Issuers may declare the principal of, premium, if any, and accrued but unpaid interest on all the Notes to be due and payable; provided, however, that so long as any Bank Indebtedness remains outstanding, no such acceleration shall be effective until the earlier of (1) five Business Days after the giving of written notice to the Issuers and the Representative under any Credit Agreement and (2) the day on which any Bank Indebtedness is accelerated. Upon such a declaration, such principal and interest shall be due and payable immediately. If an Event of Default specified in Section 6.01(e) or (f) with respect to the Company occurs, the principal of, premium, if any, and interest on all the Notes will become immediately due and payable without any declaration or other act on the part of the Trustee or any holders. Under certain circumstances, the holders of a majority in principal amount of outstanding Notes may rescind any such acceleration with respect to the Notes and its consequences.

In the event of any Event of Default specified in Section 6.01(d) above, such Event of Default and all consequences thereof (excluding, however, any resulting payment default) shall be annulled, waived and rescinded, automatically and without any action by the Trustee or the holders of the Notes, if within 20 days after such Event of Default arose the Issuers deliver an Officer’s Certificate to the Trustee stating that (x) the Indebtedness or guarantee that is the basis for such Event of Default has been discharged or (y) the holders thereof have rescinded or waived the acceleration, notice or action (as the case may be) giving rise to such Event of Default or (z) the default that is the basis for such Event of Default has been cured, it being understood that in no event shall an acceleration of the principal amount of the Notes as described above be annulled, waived or rescinded upon the happening of any such events.

Section 6.03. Other Remedies. If an Event of Default occurs and is continuing, the Trustee may pursue any available remedy at law or in equity to collect the payment of principal of or interest on the Notes or to enforce the performance of any provision of the Notes or this Indenture.

The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding. A delay or omission by the Trustee or any holder in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. No remedy is exclusive of any other remedy. To the extent required by law, all available remedies are cumulative.

Section 6.04. Waiver of Past Defaults. Provided the Notes are not then due and payable by reason of a declaration of acceleration, the holders of a majority in principal amount of the Notes by written notice to the Trustee may waive an existing Default and its consequences except (a) a Default in the payment of the principal of or interest on a Note, (b) a Default arising from the failure to redeem or purchase any Note when required pursuant to the terms of this Indenture or (c) a Default in respect of a provision that under Section 9.02 cannot be amended without the consent of each holder affected. When a Default is waived, it is deemed cured and the Issuers, the Trustee and the holders will be restored to their former positions and rights under this Indenture, but no such waiver shall extend to any subsequent or other Default or impair any consequent right.

Section 6.05. Control by Majority. The holders of a majority in principal amount of Notes may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. However, the Trustee may refuse to follow any direction that conflicts with law or this Indenture or, if the Trustee, being advised by counsel, determines that the action or proceeding so directed may not lawfully be taken or if the Trustee in good faith by its board of directors or trustees, executive committee, or a trust committee of directors or trustees and/or Responsible Officers shall determine that the action or proceeding so directed would involve the Trustee in personal liability or expense for which it is not adequately indemnified, or subject to Section 7.01, that is unduly prejudicial to the rights of any other holder or that would involve the Trustee in personal or financial liability. Prior to taking any action under this Indenture, the Trustee shall be entitled to indemnification and security satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.

Section 6.06. Limitation on Suits.

(a) Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no holder may pursue any remedy with respect to this Indenture or the Notes unless:

(i) such holder has previously given the Trustee notice that an Event of Default is continuing,

(ii) holders of at least 30% in principal amount of the outstanding Notes have requested the Trustee to pursue the remedy,

(iii) such holders have offered the Trustee reasonable security and indemnity against any loss, liability or expense,

(iv) the Trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity, and

(v) the holders of a majority in principal amount of the outstanding Notes have not given the Trustee a direction inconsistent with such request within such 60-day period.

(b) A holder may not use this Indenture to prejudice the rights of another holder or to obtain a preference or priority over another holder.

Section 6.07. Rights of the Holders to Receive Payment. Notwithstanding any other provision of this Indenture, the contractual right of any holder to receive payment of principal of and interest on the Notes held by such holder, on or after the respective due dates expressed or provided for in the Notes, or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such holder.

Section 6.08. Collection Suit by Trustee. If an Event of Default specified in Section 6.01(a) or (b) occurs and is continuing, the Trustee may recover judgment in its own name and as trustee of an express trust against the Issuers or any other obligor on the Notes for the whole amount then due and owing (together with interest on overdue principal and (to the extent lawful) on any unpaid interest at the rate provided for in the Notes) and the amounts provided for in Section 7.07.

Section 6.09. Trustee May File Proofs of Claim. The Trustee may file such proofs of claim, statements of interest and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for reasonable compensation, expenses disbursements and advances of the Trustee (including counsel, accountants, experts or such other professionals as the Trustee deems necessary, advisable or appropriate)) and the holders allowed in any judicial proceedings relative to the Issuers, the Subsidiary Guarantors, their creditors or their property, shall be entitled to participate as a member, voting or otherwise, of any official committee of creditors appointed in such matters and, unless prohibited by law or applicable regulations, may vote on behalf of the holders in any election of a trustee in bankruptcy or other Person performing similar functions, and any Custodian in any such judicial proceeding is hereby authorized by each holder to make payments to the Trustee and, in the event that the Trustee shall consent to the making of such payments directly to the holders, to pay to the Trustee any amount due it for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and its counsel, and any other amounts due the Trustee under Section 7.07.

Section 6.10. Priorities. Any money or property collected by the Trustee pursuant to this Article VI and any other money or property distributable in respect of the Issuers’ or any Subsidiary Guarantor’s obligations under this Indenture after an Event of Default shall be applied in the following order:

FIRST: to the Trustee (acting in any capacity hereunder or in connection herewith) for amounts due under Section 7.07;

SECOND: to the holders for amounts due and unpaid on the Notes for principal, premium, if any, and interest, ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal and interest, respectively; and

THIRD: to the Issuers or, to the extent the Trustee collects any amount for any Subsidiary Guarantor, to such Subsidiary Guarantor.

The Trustee may fix a record date and payment date for any payment to the holders pursuant to this Section. At least 15 days before such record date, the Trustee shall mail to each holder and the Issuers a notice that states the record date, the payment date and amount to be paid.

Section 6.11. Undertaking for Costs. In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees and expenses, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section does not apply to a suit by the Trustee, a suit by a holder pursuant to Section 6.07 or a suit by holders of more than 10% in principal amount of the Notes.

Section 6.12. Waiver of Stay or Extension Laws. Neither the Issuers nor any Subsidiary Guarantor (to the extent it may lawfully do so) shall at any time insist upon, or plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay or extension law wherever enacted, now or at any time hereafter in force, which may affect the covenants or the performance of this Indenture; and the Issuers and Subsidiary Guarantors (to the extent that they may lawfully do so) hereby expressly waive all benefit or advantage of any such law, and shall not hinder, delay or impede the execution of any power herein granted to the Trustee, but shall suffer and permit the execution of every such power as though no such law had been enacted.

ARTICLE VII

TRUSTEE

Section 7.01. Duties of Trustee.

(a) The Trustee, prior to the occurrence of an Event of Default with respect to the Notes and after the curing or waiving of all Events of Default which may have occurred, undertakes to perform such duties and only such duties as are specifically set forth in this Indenture. If an Event of Default has occurred and is continuing, the Trustee shall exercise the rights and powers vested in it by this Indenture and use the same degree of care and skill in their exercise as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs.

(b) Except during the continuance of an Event of Default:

(i) the Trustee undertakes to perform such duties and only such duties as are specifically set forth in this Indenture and no implied covenants, duties or obligations shall be read into this Indenture against the Trustee (it being agreed that the permissive right of the Trustee to do things enumerated in this Indenture shall not be construed as a duty); and

(ii) in the absence of bad faith on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture. The Trustee shall be under no duty to make any investigation as to any statement contained in any such instance, but may accept the same as conclusive evidence of the truth and accuracy of such statement or the correctness of such opinions. However, in the case of certificates or opinions required by any provision hereof to be provided to it, the Trustee shall examine the certificates and opinions to determine whether or not they conform to the requirements of this Indenture (but need not confirm or investigate the accuracy of mathematical calculations or other facts stated therein).

(c) The Trustee may not be relieved from liability for its own negligent action, its own negligent failure to act or its own willful misconduct, except that:

(i) this paragraph does not limit the effect of paragraph (b) of this Section;

(ii) the Trustee shall not be liable for any error of judgment made in good faith by a Trust Officer unless it is proved that the Trustee was negligent in ascertaining the pertinent facts;

(iii) the Trustee shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 6.05; and

(iv) no provision of this Indenture shall require the Trustee to expend or risk its own funds or otherwise Incur financial liability in the performance of any of its duties hereunder or in the exercise of any of its rights or powers.

(d) Every provision of this Indenture that in any way relates to the Trustee is subject to paragraphs (a), (b) and (c) of this Section 7.01.

(e) The Trustee shall not be liable for interest on any money received by it except as the Trustee may agree in writing with the Issuers.

(f) Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law.

(g) Every provision of this Indenture relating to the conduct or affecting the liability of or affording protection to the Trustee shall be subject to the provisions of this Section.

Section 7.02. Rights of Trustee.

(a) The Trustee may conclusively rely on any notice or other document believed by it to be genuine and to have been signed or presented by the proper person. The Trustee need not investigate any fact or matter stated in the document.

(b) Before the Trustee acts or refrains from acting, it may require an Officer’s Certificate or an Opinion of Counsel or both. The Trustee shall not be liable for any action it takes or omits to take in good faith in reliance on the Officer’s Certificate or Opinion of Counsel.

(c) The Trustee may act through agents and shall not be responsible for the misconduct or negligence of any agent appointed with due care.

(d) The Trustee shall not be responsible or liable for any action it takes or omits to take in good faith which it believes to be authorized or within its rights or powers; provided, however, that the Trustee’s conduct does not constitute willful misconduct or negligence.

(e) The Trustee may consult with counsel of its own selection and the advice or opinion of counsel with respect to legal matters relating to this Indenture and the Notes shall be full and complete authorization and protection from liability in respect of any action taken, omitted or suffered by it hereunder in good faith and in accordance with the advice or opinion of such counsel.

(f) The Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, approval, bond, debenture, note or other paper or document unless requested in writing to do so by the holders of not less than a majority in principal amount of the Notes at the time outstanding, but the Trustee, in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit, and, if the Trustee shall determine to make such further inquiry or investigation, it shall be entitled to examine the books, records and premises of the Issuers, personally or by agent or attorney, at the expense of the Issuers and shall Incur no liability of any kind by reason of such inquiry or investigation.

(g) The Trustee shall be under no obligation to exercise any of the rights or powers vested in it by this Indenture at the request or direction of any of the holders pursuant to this Indenture, unless such holders shall have offered to the Trustee security or indemnity satisfactory to the Trustee against the costs, expenses and liabilities which might be Incurred by it in compliance with such request or direction.

(h) The rights, privileges, protections, immunities and benefits given to the Trustee, including its right to be indemnified, are extended to, and shall be enforceable by, the Trustee in each of its capacities hereunder, and each agent, custodian and other Person employed to act hereunder.

(i) The Trustee shall not be responsible or liable for any action taken or omitted by it in good faith at the direction of the holders of not less than a majority in principal amount of the Notes as to the time, method and place of conducting any proceedings for any remedy available to the Trustee or the exercising of any power conferred by this Indenture.

(j) Any action taken, or omitted to be taken, by the Trustee in good faith pursuant to this Indenture upon the request or authority or consent of any person who, at the time of making such request or giving such authority or consent, is the holder of any Note shall be conclusive and binding upon future holders of Notes and upon Notes executed and delivered in exchange therefor or in place thereof.

(k) The Trustee shall not be deemed to have notice of any Default or Event of Default unless a Responsible Officer of the Trustee has actual knowledge thereof or unless written notice of any event which is in fact such a Default is received by the Trustee in accordance with Section 3.12, and such notice references the Notes and this Indenture.

(l) The Trustee may request that the Issuers deliver an Officer’s Certificate setting forth the names of individuals and/or titles of officers authorized at such time to take specified actions pursuant to this Indenture, which Officer’s Certificate may be signed by any Person authorized to sign an Officer’s Certificate, including any Person specified as so authorized in any such certificate previously delivered and not superseded.

(m) The Trustee shall not be responsible or liable for special, indirect, or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit) irrespective of whether the Trustee has been advised of the likelihood of such loss or damage and regardless of the form of actions.

(n) The Trustee shall not be required to give any bond or surety in respect of the execution of the trusts and powers under this Indenture.

(o) The Trustee shall not be responsible or liable for any failure or delay in the performance of its obligations under this Indenture arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control, including, without limitation, acts of God; earthquakes; fire; flood; terrorism; wars and other military disturbances; sabotage; epidemics; riots; interruptions; loss or malfunction of utilities, computer (hardware or software) or communication services; accidents; labor disputes; the unavailability of the Federal Reserve Bank wire or facsimile or other wire or communication facility; and acts of civil or military authorities and governmental action.

(p) The Trustee shall have no duty to monitor or investigate the Issuers’ compliance with or breach of any representation, warranty, covenant or duty made in this Indenture. Delivery of reports, information and documents under Section 4.02 of this Indenture is for informational purposes only and the Trustee’s receipt of such shall not constitute constructive notice of any of the information therein including the Issuers’ compliance with any of its covenants hereunder (as to which the Trustee is entitled to rely conclusively on Officer’s Certificates provided to it by an Issuer).

Section 7.03. Individual Rights of Trustee. The Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Issuers or their Affiliates with the same rights it would have if it were not Trustee. Any Paying Agent or Registrar may do the same with like rights. However, the Trustee must comply with Section 7.10.

Section 7.04. Trustee’s Disclaimer. The Trustee shall not be responsible for and makes no representation as to the validity or adequacy of this Indenture, the Note Guarantees or the Notes, it shall not be accountable for the Issuers’ use of the proceeds from the Notes, and it shall not be responsible for any statement of the Issuers or any Subsidiary Guarantor in this Indenture or in any document issued in connection with the sale of the Notes or in the Notes other than the Trustee’s certificate of authentication. The Trustee shall not be charged with knowledge of any Default or Event of Default under Sections 6.01(c), (d), (e), (f), (g) or (h), or of the identity of any Significant Subsidiary unless either (a) a Trust Officer shall have actual knowledge thereof or (b) the Trustee shall have received written notice thereof in accordance with Section 13.02 hereof from the Issuers, any Subsidiary Guarantor or any holder. In accepting the trust hereby created, the Trustee acts solely as Trustee for the holders of the Notes and not in its individual capacity and all persons, including without limitation the holders of Notes and the Issuers having any claim against the Trustee arising from this Indenture shall look only to the funds and accounts held by the Trustee hereunder for payment except as otherwise provided herein.

Section 7.05. Notice of Defaults. If a Default occurs and is continuing and if it is actually known to the Trustee, the Trustee shall mail to each holder notice of the Default within the earlier of 90 days after it occurs or 30 days after it is actually known to a Trust Officer or written notice if it is received by the Trustee. Except in the case of a Default in the payment of principal of, premium (if any) or interest on any Note, the Trustee may withhold the notice if and so long as a committee of its Trust Officers in good faith determines that withholding the notice is in the interests of the holders. The Issuers are required to deliver to the Trustee, annually, a certificate indicating whether the signers thereof know of any Default that occurred during the previous year. The Issuers also are required to deliver to the Trustee, within 30 days after the occurrence thereof, written notice of any event which would constitute certain Defaults, their status and what action the Issuers are taking or propose to take in respect thereof.

Section 7.06. [Reserved].

Section 7.07. Compensation and Indemnity. The Issuers shall pay to the Trustee (acting in any capacity hereunder or in connection herewith) from time to time such compensation, as the Issuers and the Trustee shall from time to time agree in writing, for the Trustee’s acceptance of this Indenture and its services hereunder. The Trustee’s compensation shall not be limited by any law on compensation of a trustee of an express trust. The Issuers shall reimburse the Trustee (acting in any capacity hereunder or in connection herewith) upon request for all reasonable out-of-pocket expenses Incurred or made by it, including costs of collection, in addition to the compensation for its services. Such expenses shall include the reasonable compensation and expenses, disbursements and advances of the Trustee’s agents, counsel, accountants and experts. The Issuers and the Subsidiary Guarantors, jointly and severally shall indemnify the Trustee (acting in any capacity hereunder or in connection herewith), including its officers, directors, employees and agents, and shall hold them harmless, against any and all loss, liability, claim, damage or expense (including reasonable attorneys’ fees and expenses) Incurred by or in connection with the acceptance or administration of this trust and the performance of its duties hereunder, including the costs and expenses of enforcing this Indenture or Note Guarantee against the Issuers or any Subsidiary Guarantor (including this Section 7.07) and defending itself against or investigating any claim (whether asserted by the Issuers, any Subsidiary Guarantor, any holder or any other Person). The obligation to pay such amounts, including any indemnification, shall survive the payment in full or defeasance of the Notes or the removal or resignation of the Trustee. The Trustee shall notify the Issuers of any claim for which it may seek indemnity promptly upon obtaining actual knowledge thereof; provided, however, that any failure so to notify the Issuers shall not relieve any Issuer or any Subsidiary Guarantor of its indemnity obligations hereunder. The Issuers shall defend the claim and the indemnified party shall provide reasonable cooperation at the Issuers’ expense in the defense. Such indemnified parties may have separate counsel and the Issuers and such Subsidiary Guarantor, as applicable shall pay the fees and expenses of such counsel; provided, however, that the Issuers shall not be required to pay such fees and expenses if it assumes such indemnified parties’ defense and, in such indemnified parties’ reasonable judgment, there is no conflict of interest between the Issuers and the Subsidiary Guarantor, as applicable, and such parties in connection with such defense. The Issuers need not reimburse any expense or indemnify against any loss, liability or expense Incurred by an indemnified party through such party’s own willful misconduct, negligence or bad faith.

To secure the Issuers’ and the Subsidiary Guarantors’ payment obligations in this Section, the Trustee shall have a Lien prior to the Notes on all money or property held or collected by the Trustee other than money or property held in trust to pay principal of and interest on particular Notes.

The Issuers’ and the Subsidiary Guarantors’ payment obligations pursuant to this Section shall survive the satisfaction or discharge of this Indenture, any rejection or termination of this Indenture under any bankruptcy law or the resignation or removal of the Trustee. Without prejudice to any other rights available to the Trustee under applicable law, when the Trustee Incurs expenses after the occurrence of a Default specified in Section 6.01(f) or (g) with respect to the Issuers, the expenses are intended to constitute expenses of administration under the Bankruptcy Law.

No provision of this Indenture shall require the Trustee to expend or risk its own funds or otherwise Incur any financial liability in the performance of any of its duties hereunder, or in the exercise of any of its rights or powers, if repayment of such funds or adequate indemnity against such risk or liability is not assured to its satisfaction.

Section 7.08. Replacement of Trustee.

(a) The Trustee may resign at any time by so notifying the Issuers. The holders of a majority in principal amount of the Notes may remove the Trustee by so notifying the Trustee and may appoint a successor Trustee. The Issuers shall remove the Trustee if:

(i) the Trustee fails to comply with Section 7.10;

(ii) the Trustee is adjudged bankrupt or insolvent;

(iii) a receiver or other public officer takes charge of the Trustee or its property; or

(iv) the Trustee otherwise becomes incapable of acting.

(b) If the Trustee resigns, is removed by the Issuers or by the holders of a majority in principal amount of the Notes and such holders do not reasonably promptly appoint a successor Trustee, or if a vacancy exists in the office of Trustee for any reason (the Trustee in such event being referred to herein as the retiring Trustee), the Issuers shall promptly appoint a successor Trustee.

(c) A successor Trustee shall deliver a written acceptance of its appointment to the retiring Trustee and to the Issuers. Thereupon the resignation or removal of the retiring Trustee shall become effective, and the successor Trustee shall have all the rights, powers and duties of the Trustee under this Indenture. The successor Trustee shall mail a notice of its succession to the holders. The retiring Trustee shall promptly transfer all property held by it as Trustee to the successor Trustee, subject to the Lien provided for in Section 7.07.

(d) If a successor Trustee does not take office within 60 days after the retiring Trustee resigns or is removed, the retiring Trustee or the holders of 10% in principal amount of the Notes may petition at the expense of the Issuers any court of competent jurisdiction for the appointment of a successor Trustee.

(e) If the Trustee fails to comply with Section 7.10, any holder who has been a bona fide holder of a Note for at least six months may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

(f) Notwithstanding the replacement of the Trustee pursuant to this Section, the Issuers’ obligations under Section 7.07 shall continue for the benefit of the retiring Trustee.

Section 7.09. Successor Trustee by Merger. If the Trustee consolidates with, merges or converts into, or transfers all or substantially all its corporate trust business or assets to, another corporation or banking association, the resulting, surviving or transferee corporation without any further act shall be the successor Trustee.

In case at the time such successor or successors by merger, conversion or consolidation to the Trustee shall succeed to the trusts created by this Indenture any of the Notes shall have been authenticated but not delivered, any such successor to the Trustee may adopt the certificate of authentication of any predecessor trustee, and deliver such Notes so authenticated; and in case at that time any of the Notes shall not have been authenticated, any successor to the Trustee may authenticate such Notes either in the name of any predecessor hereunder or in the name of the successor to the Trustee; and in all such cases such certificates shall have the full force which it is anywhere in the Notes or in this Indenture provided that the certificate of the Trustee shall have.

Section 7.10. Eligibility; Disqualification. There shall at all times be a Trustee hereunder that is a corporation organized and doing business under the laws of the United States of America or of any state thereof that is authorized under such laws to exercise corporate trustee power, that is subject to supervision or examination by federal or state authorities and that has a combined capital and surplus of at least $100,000,000 as set forth in its most recent published annual report of condition.

ARTICLE VIII

DISCHARGE OF INDENTURE; DEFEASANCE

Section 8.01. Discharge of Liability on Notes; Defeasance.

(a) This Indenture shall be discharged and shall cease to be of further effect (except as to surviving rights of registration of transfer or exchange of Notes, as expressly provided for in this Indenture) as to all outstanding Notes when:

(i) either (a) all the Notes theretofore authenticated and delivered (except lost, stolen or destroyed Notes which have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Issuers and thereafter repaid to the Issuers or discharged from such trust) have been delivered to the Trustee for cancellation or (b) all of the Notes (1) have become due and payable, (2) will become due and payable at their Stated Maturity within one year or (3) if redeemable at the option of the Issuers, are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Issuers, and the Issuers have irrevocably deposited or caused to be deposited with the Trustee funds in an amount sufficient to pay and discharge the entire Indebtedness on the Notes not theretofore delivered to the Trustee for cancellation, for principal of, premium, if any, and interest on the Notes to the date of deposit together with irrevocable instructions from the Issuers directing the Trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be; provided, that upon any redemption that requires the payment of the Applicable Premium, the amount deposited shall be sufficient for purposes of this Indenture to the extent that an amount is deposited with the Trustee equal to the Applicable Premium calculated as of the date of the notice of redemption, with any deficit as of the date of the redemption only required to be deposited with the Trustee on or prior to the date of the redemption;

(ii) the Issuers and/or the Subsidiary Guarantors have paid all other sums payable under this Indenture; and

(iii) the Issuers have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel stating that all conditions precedent under this Indenture relating to the satisfaction and discharge of this Indenture have been complied with.

(b) Subject to Sections 8.01(c) and 8.02, the Issuers at any time may terminate (i) all of their obligations under the Notes and this Indenture (with respect to the holders of the Notes) (“legal defeasance option”) or (ii) its obligations under Sections 4.02, 4.03, 4.04, 4.05, 4.06, 4.07, 4.08, 4.09, 4.11 and 4.12 and the operation of Section 5.01 for the benefit of the holders of the Notes, and Sections 6.01(c), 6.01(d) and Sections 6.01(e) and 6.01(f) (with respect to Significant Subsidiaries only), 6.01(g) and 6.01(h) (“covenant defeasance option”). The Issuers may exercise their legal defeasance option notwithstanding their prior exercise of their covenant defeasance option. In the event that the Issuers terminate all of their obligations under the Notes and this Indenture (with respect to such Notes) by exercising their legal defeasance option or their covenant defeasance option, the obligations of each Subsidiary Guarantor with respect to the Notes shall be terminated simultaneously with the termination of such obligations.

If the Issuers exercise their legal defeasance option, payment of the Notes so defeased may not be accelerated because of an Event of Default. If the Issuers exercise their covenant defeasance option, payment of the Notes so defeased may not be accelerated because of an Event of Default specified in Section 6.01(c), 6.01(d), 6.01(e) and 6.01(f) (with respect to Significant Subsidiaries), 6.01(g) and 6.01(h) or because of the failure of the Issuers to comply with Section 5.01.

Upon satisfaction of the conditions set forth herein and upon request of the Issuers, the Trustee shall acknowledge in writing the discharge of those obligations that the Issuers terminate.

(c) Notwithstanding clauses (a) and (b) above, the Issuers’ obligations in Sections 2.04, 2.05, 2.06, 2.07, 2.08, 2.09, 7.07, 7.08 and in this Article VIII shall survive until the Notes have been paid in full. Thereafter, the Issuers’ obligations in Sections 7.07, 8.05 and 8.06 shall survive such satisfaction and discharge.

Section 8.02. Conditions to Defeasance.

(a) The Issuers may exercise their legal defeasance option or their covenant defeasance option only if:

(i) the Issuers irrevocably deposit in trust with the Trustee cash in U.S. Dollars, U.S. Government Obligations or a combination thereof sufficient to pay the principal of and premium (if any) and interest on the Notes when due at maturity or redemption, as the case may be, including interest thereon to maturity or such redemption date; provided, that upon any redemption that requires the payment of the Applicable Premium, the amount deposited shall be sufficient for purposes of this Indenture to the extent that an amount is deposited with the Trustee equal to the Applicable Premium calculated as of the date of the notice of redemption, with any deficit as of the date of the redemption only required to be deposited with the Trustee on or prior to the date of the redemption;

(ii) the Issuers deliver to the Trustee a certificate from a nationally recognized firm of independent accountants expressing their opinion that the payments of principal and interest when due and without reinvestment on the deposited U.S. Government Obligations plus any deposited money without investment will provide cash at such times and in such amounts as will be sufficient to pay principal, premium, if any, and interest when due on all the Notes to maturity or redemption, as the case may be;

(iii) no Default specified in Section 6.01(e) or (f) with respect to the Issuers shall have occurred or is continuing on the date of such deposit;

(iv) the deposit does not constitute a default under any other agreement binding on the Issuers and is not prohibited by Article X;

(v) in the case of the legal defeasance option, the Issuers shall have delivered to the Trustee an Opinion of Counsel stating that (1) the Issuers have received from, or there has been published by, the Internal Revenue Service a ruling, or (2) since the date of this Indenture there has been a change in the applicable Federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, the holders will not recognize income, gain or loss for Federal income tax purposes as a result of such deposit and defeasance and will be subject to Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred. Notwithstanding the foregoing, the Opinion of Counsel required by the immediately preceding sentence with respect to a legal defeasance need not be delivered if all of the Notes not theretofore delivered to the Trustee for cancellation (x) have become due and payable or (y) will become due and payable at their Stated Maturity within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Issuers;

(vi) such exercise does not impair the right of any holder to receive payment of principal of, premium, if any, and interest on such holder’s Notes on or after the due dates therefore or to institute suit for the enforcement of any payment on or with respect to such holder’s Notes;

(vii) in the case of the covenant defeasance option, the Issuers shall have delivered to the Trustee an Opinion of Counsel to the effect that the holders will not recognize income, gain or loss for Federal income tax purposes as a result of such deposit and defeasance and will be subject to Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred; and

(viii) the Issuers deliver to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that all conditions precedent to the defeasance and discharge of the Notes to be so defeased and discharged as contemplated by this Article VIII have been complied with.

(b) Before or after a deposit, the Issuers may make arrangements satisfactory to the Trustee for the redemption of such Notes at a future date in accordance with Article III.

Section 8.03. Application of Trust Money. The Trustee shall hold in trust money or U.S. Government Obligations (including proceeds thereof) deposited with it pursuant to this Article VIII. It shall apply the deposited money and the money from U.S. Government Obligations through each Paying Agent and in accordance with this Indenture to the payment of principal of and interest on the Notes so discharged or defeased.

Section 8.04. Repayment to Issuers. Each of the Trustee and each Paying Agent shall promptly turn over to the Issuers upon request any money or U.S. Government Obligations held by it as provided in this Article which, in the written opinion of nationally recognized firm of independent public accountants delivered to the Trustee (which delivery shall only be required if U.S. Government Obligations have been so deposited), are in excess of the amount thereof which would then be required to be deposited to effect an equivalent discharge or defeasance in accordance with this Article.

Subject to any applicable abandoned property law, the Trustee and each Paying Agent shall pay to the Issuers upon written request any money held by them for the payment of principal or interest that remains unclaimed for two years, and, thereafter, holders entitled to the money must look to the Issuers for payment as general creditors, and the Trustee and each Paying Agent shall have no further liability with respect to such monies.

Section 8.05. Indemnity for U.S. Government Obligations. The Issuers shall pay and shall indemnify the Trustee against any tax, fee or other charge imposed on or assessed against deposited U.S. Government Obligations or the principal and interest received on such U.S. Government Obligations.

Section 8.06. Reinstatement. If the Trustee or any Paying Agent is unable to apply any money or U.S. Government Obligations in accordance with this Article VIII by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, the Issuers’ obligations under this Indenture and the Notes so discharged or defeased shall be revived and reinstated as though no deposit had occurred pursuant to this Article VIII until such time as the Trustee or any Paying Agent is permitted to apply all such money or U.S. Government Obligations in accordance with this Article VIII; provided, however, that, if the Issuers have made any payment of principal of, or interest on, any such Notes because of the reinstatement of its obligations, the Issuers shall be subrogated to the rights of the holders of such Notes to receive such payment from the money or U.S. Government Obligations held by the Trustee or any Paying Agent.

ARTICLE IX

AMENDMENTS AND WAIVERS

Section 9.01. Without Consent of the Holders.

(a) The Issuers and the Trustee may amend this Indenture or the Notes without notice to or consent of any holder:

(i) to cure any ambiguity, omission, mistake, defect or inconsistency;

(ii) to provide for the assumption by a Successor Issuer (with respect to an Issuer) of the obligations of the Issuers under this Indenture and the Notes;

(iii) to provide for the assumption by a Successor Entity of the obligations of an Issuer or a Subsidiary Guarantor under this Indenture, the Notes or its Note Guarantee, as applicable;

(iv) to provide for uncertificated Notes in addition to or in place of certificated Notes; provided, however, that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code or in a manner such that the uncertificated Notes are described in Section 163(f)(2)(B) of the Code;

(v) to add a Subsidiary Guarantor or collateral with respect to the Notes or to secure the Notes;

(vi) to add to the covenants of the Issuers for the benefit of the holders or to surrender any right or power herein conferred upon the Issuers;

(vii) to make any change that does not adversely affect the rights of any holder;

(viii) to conform the text of this Indenture, the Notes or the Note Guarantees to any provision of the “Description of Notes” in the Offering Memorandum to the extent that such provision in the “Description of Notes” was intended to be a verbatim recitation of a provision of this Indenture, the Notes or the Note Guarantees, and the Issuers will confirm their good faith intention of any such textual change intended to be a verbatim recitation in an Officer’s Certificate delivered to the Trustee;

(ix) to comply with any requirement of the SEC in connection with qualifying or maintaining the qualification of this Indenture under the TIA; or

(x) to make changes to provide for the issuance of the Additional Notes, which shall have terms substantially identical in all material respects to the Initial Notes, and which shall be treated, together with any outstanding Initial Notes, as a single issue of securities.

(b) After an amendment under this Section 9.01 becomes effective, the Issuers shall mail to the holders a notice briefly describing such amendment. The failure to give such notice to all holders, or any defect therein, shall not impair or affect the validity of an amendment under this Section 9.01.

Section 9.02. With Consent of the Holders.

(a) The Issuers and the Trustee may amend this Indenture with the written consent of the holders of at least a majority in principal amount of the Notes then outstanding voting as a single class (including consents obtained in connection with a tender offer or exchange for the Notes). However, without the consent of each holder of an outstanding Note affected, an amendment may not:

(1) reduce the amount of Notes whose holders must consent to an amendment;

(2) reduce the rate of or extend the time for payment of interest on any Note;

(3) reduce the principal of or change the Stated Maturity of any Note;

(4) reduce the premium payable upon the redemption of any Note or change the time at which any Note may be redeemed in accordance with Article III;

(5) make any Note payable in money other than that stated in such Note;

(6) expressly subordinate the Notes to any other Indebtedness of the Issuers or any Subsidiary Guarantor;

(7) impair the contractual right of any holder to institute suit for the enforcement of any payment on or with respect to such holder’s Notes on or after the due dates therefor; or

(8) make any change in the amendment provisions which require each holder’s consent or in the waiver provisions.

It shall not be necessary for the consent of the holders under this Section 9.02 to approve the particular form of any proposed amendment, but it shall be sufficient if such consent approves the substance thereof.

After an amendment under this Section 9.02 becomes effective, the Issuers shall mail to the holders a notice briefly describing such amendment. The failure to give such notice to all holders, or any defect therein, shall not impair or affect the validity of an amendment under this Section 9.02.

Section 9.03. Compliance with Trust Indenture Act. If this Indenture is hereafter qualified under the TIA, from the date of such qualification every amendment, waiver or supplement to this Indenture or the Notes shall comply with the TIA as then in effect.

Section 9.04. Revocation and Effect of Consents and Waivers.

(a) A consent to an amendment or a waiver by a holder of a Note shall bind the holder and every subsequent holder of that Note or portion of the Note that evidences the same debt as the consenting holder’s Note, even if notation of the consent or waiver is not made on the Note. However, any such holder or subsequent holder may revoke the consent or waiver as to such holder’s Note or portion of the Note if the Trustee receives the notice of revocation before the date on which the Trustee receives an Officer’s Certificate from the Issuers certifying that the requisite principal amount of Notes have consented. After an amendment or waiver becomes effective, it shall bind every holder. An amendment or waiver becomes effective upon the (i) receipt by the Issuers or the Trustee of consents by the holders of the requisite principal amount of securities, (ii) satisfaction of conditions to effectiveness as set forth in this Indenture and any indenture supplemental hereto containing such amendment or waiver and (iii) execution of such amendment or waiver (or supplemental indenture) by the Issuers and the Trustee.

(b) The Issuers may, but shall not be obligated to, fix a record date for the purpose of determining the holders entitled to give their consent or take any other action described above or required or permitted to be taken pursuant to this Indenture. If a record date is fixed, then notwithstanding the immediately preceding paragraph, those Persons who were holders at such record date (or their duly designated proxies), and only those Persons, shall be entitled to give such consent or to revoke any consent previously given or to take any such action, whether or not such Persons continue to be holders after such record date. No such consent shall be valid or effective for more than 120 days after such record date.

Section 9.05. Notation on or Exchange of Notes. If an amendment, supplement or waiver changes the terms of a Note, the Issuers may require the holder of the Note to deliver it to the Trustee. The Trustee may place an appropriate notation on the Note regarding the changed terms and return it to the holder. Alternatively, if the Issuers or the Trustee so determine, the Issuers in exchange for the Note shall issue and the Trustee shall authenticate a new Note that reflects the changed terms. Failure to make the appropriate notation or to issue a new Note shall not affect the validity of such amendment, supplement or waiver.

Section 9.06. Trustee to Sign Amendments. The Trustee shall sign any amendment, supplement or waiver authorized pursuant to this Article IX if the amendment does not adversely affect the rights, duties, liabilities or immunities of the Trustee. If it does, the Trustee may but need not sign it. In signing such amendment, the Trustee shall be entitled to receive indemnity reasonably satisfactory to it and shall be provided with, and (subject to Section 7.01) shall be fully protected in relying upon, an Officer’s Certificate and an Opinion of Counsel stating that such amendment, supplement or waiver is authorized or permitted by this Indenture and that such amendment, supplement or waiver is the legal, valid and binding obligation of the Issuers and the Subsidiary Guarantors, enforceable against them in accordance with its terms, subject to customary exceptions, and complies with the provisions hereof (including Section 9.03) and that all conditions precedent to the execution and delivery of the supplemental indenture have been complied with.

Section 9.07. Additional Voting Terms; Calculation of Principal Amount. All Notes issued under this Indenture shall vote and consent together on all matters (as to which any of such Notes may vote) as one class and no Notes will have the right to vote or consent as a separate class on any matter. Determinations as to whether holders of the requisite aggregate principal amount of Notes have concurred in any direction, waiver or consent shall be made in accordance with this Article IX and Section 2.14.

ARTICLE X

ESCROW MATTERS

Section 10.01. Escrow Account. On the Issue Date, the Issuers, the Escrow Agent and the Trustee will enter into the Escrow Agreement, and on the Issue Date, the Issuers will deposit (or cause to be deposited) the gross proceeds of the offering of the Notes sold on the Issue Date into the Escrow Account and the Issuers will receive a commitment letter (the “Commitment Letter”) in the form of Exhibit D from Caesars Entertainment.

Other than as permitted under the Escrow Agreement, the Issuers will only be entitled to direct the Escrow Agent to release Escrowed Property (as defined in the Escrow Agreement) (in which case the Escrowed Property will be paid to or as directed by the Issuers) upon delivery to the Escrow Agent and the Trustee, on or prior to April 16, 2018, of a Release Request (as defined in the Escrow Agreement), certifying that the Escrow Conditions have been, or substantially concurrently with the release of the Escrowed Property, will be, satisfied.

Section 10.02. Special Mandatory Redemption. If a special mandatory redemption of the Notes is to occur pursuant to Section 3.09 hereof, the Escrow Agent will cause the liquidation of all Escrowed Property then held by it and cause the release of the proceeds of such liquidated Escrowed Property to the Trustee in accordance with the terms of the Escrow Agreement. The Trustee shall apply such proceeds, and proceeds received pursuant to the Commitment Letter, to the payment of the Escrow Redemption Price, as set forth in Section 3.09 hereof.

Section 10.03. Release of Escrowed Property. Upon the satisfaction of the Escrow Conditions, the Escrow Agreement provides that the Escrow Agent will cause the liquidation of all Escrowed Property then held by it and cause the release of the proceeds of such liquidated Escrowed Property to or on the order of the Issuers on the Escrow Redemption Date in accordance with the terms of the Escrow Agreement.

Section 10.04. Trustee Direction to Execute Escrow Agreement. The Trustee is hereby authorized and directed to execute and deliver the Escrow Agreement.

Section 10.05. CRC Assumption. Notwithstanding anything to the contrary in this Indenture, the Company shall assume all obligations of the Escrow Issuer in respect of the Notes and this Indenture pursuant to the CRC Assumption, as if the Company had itself issued such Notes, and the Escrow Issuer shall be automatically released from all obligations under the Notes and this Indenture, so long as:

(a) the Company and each Initial Guarantor shall have executed and delivered to the Trustee a supplemental indenture in the form of Exhibit C-1 hereto pursuant to which (i) the Company will become a party to this Indenture and expressly assume the Escrow Issuer’s obligations under the Notes and this Indenture and (ii) each Initial Guarantor will become a Guarantor under this Indenture;

(b) the Company and each of the Initial Guarantors shall have executed and delivered to the Initial Purchasers a joinder to the Purchase Agreement in the form attached as Exhibit B thereto; and

(c) the Issuers shall have delivered the Release Request required under Section 3(a) of the Escrow Agreement as to satisfaction of all Escrow Conditions.

ARTICLE XI

[INTENTIONALLY OMITTED].

ARTICLE XII

GUARANTEE

Section 12.01. Guarantee.

(a) Each Subsidiary Guarantor, by executing a supplemental indenture, hereby jointly and severally, irrevocably and unconditionally guarantees, as a primary obligor and not merely as a surety, to each holder and to the Trustee and its successors and assigns (i) the performance and punctual payment when due, whether at Stated Maturity, by acceleration or otherwise, of all obligations of the Issuers under this Indenture (including obligations to the Trustee) and the Notes, whether for payment of principal of, premium, if any, or interest on in respect of the Notes and all other monetary obligations of the Issuers under this Indenture and the Notes and (ii) the full and punctual performance within applicable grace periods of all other obligations of the Issuers whether for fees, expenses, indemnification or otherwise under this Indenture and the Notes (all the foregoing being hereinafter collectively called the “Guaranteed Obligations”). Each Subsidiary Guarantor further agrees that the Guaranteed Obligations may be extended or renewed, in whole or in part, without notice or further assent from any Subsidiary Guarantor, and that each Subsidiary Guarantor shall remain bound under this Article XII notwithstanding any extension or renewal of any Guaranteed Obligation.

(b) Each Subsidiary Guarantor waives presentation to, demand of payment from and protest to the Issuers of any of the Guaranteed Obligations and also waives notice of protest for nonpayment. Each Subsidiary Guarantor waives notice of any default under the Notes or the Guaranteed Obligations. The obligations of each Subsidiary Guarantor hereunder shall not be affected by (i) the failure of any holder or the Trustee to assert any claim or demand or to enforce any right or remedy against the Issuers or any other Person under this Indenture, the Notes or any other agreement or otherwise; (ii) any extension or renewal of this Indenture, the Notes or any other agreement; (iii) any rescission, waiver, amendment or modification of any of the terms or provisions of this Indenture, the Notes or any other agreement; (iv) the release of any security held by any holder or the Trustee for the Guaranteed Obligations or each Subsidiary Guarantor; (v) the failure of any holder or Trustee to exercise any right or remedy against any other guarantor of the Guaranteed Obligations; or (vi) any change in the ownership of each Subsidiary Guarantor, except as provided in Section 12.02(b) or Section 12.02(c). Each Subsidiary Guarantor hereby waives any right to which it may be entitled to have its obligations hereunder divided among the Subsidiary Guarantors, such that such Subsidiary Guarantor’s obligations would be less than the full amount claimed.

(c) Each Subsidiary Guarantor hereby waives any right to which it may be entitled to have the assets of the Issuers first be used and depleted as payment of the Issuers’ or such Subsidiary Guarantor’s obligations hereunder prior to any amounts being claimed from or paid by such Subsidiary Guarantor hereunder. Each Subsidiary Guarantor hereby waives any right to which it may be entitled to require that the Issuers be sued prior to an action being initiated against such Subsidiary Guarantor.

(d) Each Subsidiary Guarantor further agrees that its Note Guarantee herein constitutes a guarantee of payment, performance and compliance when due (and not a guarantee of collection) and waives any right to require that any resort be had by any holder or the Trustee to any security held for payment of the Guaranteed Obligations.

(e) The Note Guarantee of each Subsidiary Guarantor is, to the extent and in the manner set forth in Article XII, equal in right of payment to all existing and future Pari Passu Indebtedness and senior in right of payment to all existing and future Subordinated Indebtedness of such Subsidiary Guarantor.

(f) Except as expressly set forth in Sections 8.01(b), 12.02 and 12.06, the obligations of each Subsidiary Guarantor hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason, including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense of setoff, counterclaim, recoupment or termination whatsoever or by reason of the invalidity, illegality or unenforceability of the Guaranteed Obligations or otherwise. Without limiting the generality of the foregoing, the obligations of each Subsidiary Guarantor herein shall not be discharged or impaired or otherwise affected by the failure of any holder or the Trustee to assert any claim or demand or to enforce any remedy under this Indenture, the Notes or any other agreement, by any waiver or modification of any thereof, by any default, failure or delay, willful or otherwise, in the performance of the obligations, or by any other act or thing or omission or delay to do any other act or thing which may or might in any manner or to any extent vary the risk of any Subsidiary Guarantor or would otherwise operate as a discharge of any Subsidiary Guarantor as a matter of law or equity.

(g) Each Subsidiary Guarantor agrees that its Note Guarantee shall remain in full force and effect until payment in full of all the Guaranteed Obligations of such Subsidiary Guarantor. Each Subsidiary Guarantor further agrees that its Note Guarantee herein shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of principal of or interest on any Guaranteed Obligation is rescinded or must otherwise be restored by any holder or the Trustee upon the bankruptcy or reorganization of the Issuers or otherwise.

(h) In furtherance of the foregoing and not in limitation of any other right which any holder or the Trustee has at law or in equity against any Subsidiary Guarantor by virtue hereof, upon the failure of the Issuers to pay the principal of or interest on any Guaranteed Obligation when and as the same shall become due, whether at maturity, by acceleration, by redemption or otherwise, or to perform or comply with any other Guaranteed Obligation, each Subsidiary Guarantor hereby promises to and shall, upon receipt of written demand by the Trustee, forthwith pay, or cause to be paid, in cash, to the holders or the Trustee an amount equal to the sum of (i) the unpaid principal amount of such Guaranteed Obligations, (ii) accrued and unpaid interest on such Guaranteed Obligations (but only to the extent not prohibited by applicable law) and (iii) all other monetary obligations of the Issuers to the holders and the Trustee.

(i) Each Subsidiary Guarantor agrees that it shall not be entitled to any right of subrogation in relation to the holders in respect of any Guaranteed Obligations guaranteed hereby until payment in full of all Guaranteed Obligations. Each Subsidiary Guarantor further agrees that, as between it, on the one hand, and the holders and the Trustee, on the other hand, (i) the maturity of the Guaranteed Obligations guaranteed hereby may be accelerated as provided in Article VI for the purposes of the Note Guarantee herein, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the Guaranteed Obligations guaranteed hereby, and (ii) in the event of any declaration of acceleration of such Guaranteed Obligations as provided in Article VI, such Guaranteed Obligations (whether or not due and payable) shall forthwith become due and payable by the Subsidiary Guarantors for the purposes of this Section 12.01.

(j) Each Subsidiary Guarantor also agrees to pay any and all costs and expenses (including reasonable attorneys’ fees and expenses) Incurred by the Trustee or any holder in enforcing any rights under this Section 12.01.

(k) Upon request of the Trustee, each Subsidiary Guarantor shall execute and deliver such further instruments and do such further acts as may be reasonably necessary or proper to carry out more effectively the purpose of this Indenture although the Trustee shall have no obligation to make any such request.

Section 12.02. Limitation on Liability.

(a) Any term or provision of this Indenture to the contrary notwithstanding, the maximum aggregate amount of the Guaranteed Obligations guaranteed hereunder by each Subsidiary Guarantor shall not exceed the maximum amount that can be hereby guaranteed without rendering this Indenture, as it relates to such Subsidiary Guarantor, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally.

(b) A Note Guarantee as to any Subsidiary that executes a supplemental indenture in accordance with Section 4.11 hereof and provides a guarantee shall terminate and be of no further force or effect and such Subsidiary Guarantor shall be deemed to be released from all obligations under this Article XII upon:

(i) the sale, disposition, exchange or other transfer (including through merger, consolidation, amalgamation or otherwise) of the Capital Stock (including any sale, disposition or other transfer following which the applicable Subsidiary Guarantor is no longer a Restricted Subsidiary), of the applicable Subsidiary Guarantor if such sale, disposition, exchange or other transfer is made in a manner not in violation of this Indenture;

(ii) the Issuers designating such Subsidiary Guarantor to be an Unrestricted Subsidiary in accordance with the provisions of Section 4.04 and the definition of “Unrestricted Subsidiary”;

(iii) the release or discharge of the guarantee by such Subsidiary Guarantor of the Indebtedness which resulted in the obligation to guarantee the Notes; and

(iv) the Issuers’ exercise of their legal defeasance option or covenant defeasance option under Article VIII or if the Issuers’ obligations under this Indenture are discharged in accordance with the terms of this Indenture.

Section 12.03. Successors and Assigns. This Article XII shall be binding upon each Subsidiary Guarantor and its successors and assigns and shall inure to the benefit of the successors and assigns of the Trustee and the holders and, in the event of any transfer or assignment of rights by any holder or the Trustee, the rights and privileges conferred upon that party in this Indenture and in the Notes shall automatically extend to and be vested in such transferee or assignee, all subject to the terms and conditions of this Indenture.

Section 12.04. No Waiver. Neither a failure nor a delay on the part of either the Trustee or the holders in exercising any right, power or privilege under this Article XII shall operate as a waiver thereof, nor shall a single or partial exercise thereof preclude any other or further exercise of any right, power or privilege. The rights, remedies and benefits of the Trustee and the holders herein expressly specified are cumulative and not exclusive of any other rights, remedies or benefits which either may have under this Article XII at law, in equity, by statute or otherwise.

Section 12.05. Modification. No modification, amendment or waiver of any provision of this Article XII, nor the consent to any departure by any Subsidiary Guarantor therefrom, shall in any event be effective unless the same shall be in writing and signed by the Trustee, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice to or demand on any Subsidiary Guarantor in any case shall entitle any Subsidiary Guarantor to any other or further notice or demand in the same, similar or other circumstances.

Section 12.06. Execution of Supplemental Indenture for Future Guarantors. Each Subsidiary and other Person which is required to become a Subsidiary Guarantor of the Notes pursuant to Section 4.11 shall promptly execute and deliver to the Trustee a supplemental indenture in the form of Exhibit C-1 hereto (in the case of the Initial Guarantors) or Exhibit C-2 hereto (in the case of any other Guarantors) pursuant to which such Subsidiary or other Person shall become a Subsidiary Guarantor under this Article XII and shall guarantee the Notes. Concurrently with the execution and delivery of such supplemental indenture, the Company shall deliver to the Trustee an Opinion of Counsel and an Officer’s Certificate to the effect that such supplemental indenture has been duly authorized, executed and delivered by such Subsidiary or other Person and that, subject to the application of bankruptcy, insolvency, moratorium, fraudulent conveyance or transfer and other similar laws relating to creditors’ rights generally and to the principles of equity, whether considered in a proceeding at law or in equity, the Note Guarantee of such Subsidiary Guarantor is a valid and binding obligation of such guarantor, enforceable against such Subsidiary Guarantor in accordance with its terms.

Section 12.07. Non-Impairment. The failure to endorse a Note Guarantee on any Note shall not affect or impair the validity thereof.

ARTICLE XIII

MISCELLANEOUS

Section 13.01. [Reserved].

Section 13.02. Notices.

(a) Any notice or communication required or permitted hereunder shall be in writing, in English and delivered in person, via facsimile, electronic mail or mailed by first-class mail addressed as follows:

if to an Issuer or a Subsidiary Guarantor:

Caesars Growth Properties Holdings, LLC

c/o Caesars Entertainment Corporation

One Caesars Palace Drive

Las Vegas, Nevada 89109-8969

Telephone: (702) 407-6000

Facsimile: (702) 407-6418

Attn: General Counsel

if to the Trustee:

Deutsche Bank Trust Company Americas

Trust and Agency Services

60 Wall Street, 16th Floor

MS: NYC60-1630

New York, New York 10005

Attention: Corporates Team Deal Manager – Caesars 2017

Facsimile: 732-578-4635

with a copy to:

Deutsche Bank Trust Company Americas

c/o Deutsche Bank National Trust Company

Trust and Agency Services

100 Plaza One, Mailstop JCY03-0801

Jersey City, NJ 07311

Attention: Corporates Team Deal Manager – Caesars 2017

Facsimile: 732-578-4635

The Issuers or the Trustee by notice to the other may designate additional or different addresses for subsequent notices or communications.

(b) Any notice or communication mailed to a holder shall be mailed, first class mail, to the holder at the holder’s address as it appears on the registration books of the Registrar and shall be sufficiently given if so mailed within the time prescribed.

(c) Failure to mail a notice or communication to a holder or any defect in it shall not affect its sufficiency with respect to other holders. If a notice or communication is mailed in the manner provided above, it is duly given, whether or not the addressee receives it, except that notices to the Trustee are effective only if received.

Section 13.03. Communication by the Holders with Other Holders. The holders may communicate pursuant to Section 312(b) of the TIA with other holders with respect to their rights under this Indenture or the Notes. The Issuers, the Trustee, the Registrar and other Persons shall have the protection of Section 312(c) of the TIA.

Section 13.04. Certificate and Opinion as to Conditions Precedent. Upon any request or application by the Issuers to the Trustee to take or refrain from taking any action under this Indenture, the Issuers shall furnish to the Trustee:

(a) an Officer’s Certificate in form reasonably satisfactory to the Trustee stating that, in the opinion of the signers, all conditions precedent, if any, provided for in this Indenture relating to the proposed action have been complied with; and

(b) an Opinion of Counsel in form reasonably satisfactory to the Trustee stating that, in the opinion of such counsel, all such conditions precedent have been complied with.

Section 13.05. Statements Required in Certificate or Opinion. Each certificate or opinion with respect to compliance with a covenant or condition provided for in this Indenture (other than pursuant to Section 4.09) shall include:

(a) a statement that the individual making such certificate or opinion has read such covenant or condition;

(b) a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(c) a statement that, in the opinion of such individual, he has made such examination or investigation as is necessary to enable him to express an informed opinion as to whether or not such covenant or condition has been complied with; and

(d) a statement as to whether or not, in the opinion of such individual, such covenant or condition has been complied with; provided, however, that with respect to matters of fact an Opinion of Counsel may rely on an Officer’s Certificate or certificates of public officials.

Section 13.06. When Notes Disregarded. In determining whether the holders of the required principal amount of Notes have concurred in any direction, waiver or consent, Notes owned by the Issuers, the Subsidiary Guarantors or by any Person directly or indirectly controlling or controlled by or under direct or indirect common control with the Issuers or the Subsidiary Guarantors shall be disregarded and deemed not to be outstanding, except that, for the purpose of determining whether the Trustee shall be protected in relying on any such direction, waiver or consent, only Notes which the Trustee knows are so owned shall be so disregarded. Subject to the foregoing, only Notes outstanding at the time shall be considered in any such determination.

Section 13.07. Rules by Trustee, Paying Agent and Registrar. The Trustee may make reasonable rules for action by or a meeting of the holders. The Registrar and a Paying Agent may make reasonable rules for their functions.

Section 13.08. Legal Holidays. If a payment date is not a Business Day, payment shall be made on the next succeeding day that is a Business Day, and no interest shall accrue on any amount that would have been otherwise payable on such payment date if it were a Business Day for the intervening period. If a regular Record Date is not a Business Day, the Record Date shall not be affected.

Section 13.09. GOVERNING LAW. THIS INDENTURE AND THE SECURITIES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

Section 13.10. No Recourse Against Others. No director, officer, employee, manager, incorporator or holder of any Equity Interests in the Issuers or of any Subsidiary Guarantor or any direct or indirect parent corporation, as such, shall have any liability for any obligations of the Issuers or any Subsidiary Guarantor under the Notes or this Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

Section 13.11. Successors. All agreements of an Issuer and a Subsidiary Guarantor in this Indenture and the Notes shall bind such person’s successors. All agreements of the Trustee in this Indenture shall bind its successors.

Section 13.12. Multiple Originals. The parties may sign any number of copies of this Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. One signed copy is enough to prove this Indenture.

Section 13.13. Table of Contents; Headings. The table of contents, cross-reference sheet and headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not intended to be considered a part hereof and shall not modify or restrict any of the terms or provisions hereof.

Section 13.14. Indenture Controls. If and to the extent that any provision of the Notes limits, qualifies or conflicts with a provision of this Indenture, such provision of this Indenture shall control.

Section 13.15. Severability. In case any provision in this Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and such provision shall be ineffective only to the extent of such invalidity, illegality or unenforceability.

Section 13.16. [Intentionally Omitted].

Section 13.17. Acts of Holders. Any request, demand, authorization, direction, notice, consent, waiver or other action provided by this Indenture to be given or taken by holders may be embodied in and evidenced by one or more instruments of substantially similar tenor signed by such holders in person or by agent duly appointed in writing; and, except as herein otherwise expressly provided, such action shall become effective when such instrument or instruments are delivered to the Trustee and, where it is hereby expressly required, to the Issuers. Such instrument or instruments (and the action embodied therein and evidenced thereby) are herein sometimes referred to as the “Act” of holders signing such instrument or instruments. Proof of execution of any such instrument or of a writing appointing any such agent shall be sufficient for any purpose of this Indenture and conclusive in favor of the Trustee and the Issuers, if made in the manner provided in this Section 13.17. The fact and date of the execution by any Person of any such instrument or writing may be proved by the affidavit of a witness of such execution or by a certificate of a notary public or other officer authorized by law to take acknowledgments of deeds, certifying that the individual signing such instrument or writing acknowledged to such officer the execution thereof. Where such execution is by a signer acting in a capacity other than such signer’s individual capacity, such certificate or affidavit shall also constitute sufficient proof of such signer’s authority. The fact and date of the execution of any such instrument or writing, or the authority of the Person executing the same, may also be proved in any other manner which the Trustee deems sufficient.

The ownership of the Notes shall be proved by the register of the Notes kept by the Registrar.

Any request, demand, authorization, direction, notice, consent, waiver or other Act of the holder of any Note shall bind every future holder of the same Note and the holder of every Note issued upon the registration of transfer thereof or in exchange therefor or in lieu thereof in respect of anything done, omitted or suffered to be done by the Trustee or the Issuers in reliance thereon, whether or not notation of such action is made upon such Note.

If the Issuers shall solicit from the holders any request, demand, authorization, direction, notice, consent, waiver or other Act, the Issuers may, at their option, by or pursuant to a resolution of the Board of Directors or any committee thereof of such Issuer, fix in advance a record date for the determination of holders entitled to give such request, demand, authorization, direction, notice, consent, waiver or other Act, but the Issuers shall have no obligation to do so. If such a record date is fixed, such request, demand, authorization, direction, notice, consent, waiver or other Act may be given before or after such record date, but only the holders of record at the close of business on such record date shall be deemed to be holders for the purposes of determining whether holders of the requisite proportion of the outstanding Notes have authorized or agreed or consented to such request, demand, authorization, direction, notice, consent, waiver or other Act, and for that purpose the outstanding Notes shall be computed as of such record date; provided that no such authorization, agreement or consent by the holders on such record date shall be deemed effective unless it shall become effective pursuant to the provisions of this Indenture not later than six months after the record date.

Section 13.18. Security Advice Waiver. The parties hereto acknowledge that to the extent regulations of the Comptroller of the Currency or other applicable regulatory entity grant them the right to receive brokerage confirmations for certain security transactions as they occur, they each specifically waive receipt of such confirmations to the extent permitted by law.

Section 13.19. Patriot Act. In order to comply with the laws, rules, regulations and executive orders in effect from time to time applicable to banking institutions, including, without limitation, those relating to the funding of terrorist activities and money laundering, including Section 326 of the USA PATRIOT Act of the United States (“Applicable AML Law”), the Trustee is required to obtain, verify, record and update certain information relating to individuals and entities which maintain a business relationship with the Trustee. Accordingly, each of the parties agree to provide to the Trustee, upon its request from time to time such identifying information and documentation as may be available for such party in order to enable the Trustee to comply with Applicable AML Law.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties have caused this Indenture to be duly executed as of the date first written above.

CRC FINCO, INC.
CRC ESCROW ISSUER, LLC
By: CRC Escrow Holdings, LLC, its sole member
By: Caesars Entertainment Corporation, its sole member

By:	/s/ Eric Hession
	Name:	Eric Hession
	Title:	Chief Financial Officer, Treasurer of CRC Finco, Inc. Executive Vice President and Chief Financial Officer of Caesars Entertainment Corporation

[Signature Page to Indenture]

DEUTSCHE BANK TRUST COMPANY AMERICAS, as Trustee

By: Deutsche Bank National Trust Company

By:	/s/ Annie Jaghatspanyan
Name: Annie Jaghatspanyan
Title: Vice President

By:	/s/ Robert S. Peschler
Name: Robert S. Peschler
Title: Vice President

[Signature Page to Indenture]

APPENDIX A

PROVISIONS RELATING TO INITIAL SECURITIES AND ADDITIONAL SECURITIES

1. Definitions.

1.1 Definitions.

For the purposes of this Appendix A the following terms shall have the meanings indicated below:

“Definitive Note” means a certificated Initial Note or Additional Note (bearing the Restricted Notes Legend if the transfer of such Note is restricted by applicable law) that does not include the Global Notes Legend.

“Depository” means The Depository Trust Company, its nominees and their respective successors.

“Global Note” means a certificated Initial Note that includes the Global Notes Legend.

“Global Notes Legend” means the legend set forth under that caption in Exhibit A to this Indenture.

“IAI” means an institutional “accredited investor” as described in Rule 501(a)(1), (2), (3) or (7) under the Securities Act.

“Initial Purchasers” means J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Citigroup Global Markets Inc., Credit Suisse Securities (USA) LLC, Deutsche Bank Securities Inc., Morgan Stanley & Co. LLC, Barclays Capital Inc., Goldman Sachs & Co. LLC, Macquarie Capital (USA) Inc., Nomura Securities International, Inc., SunTrust Robinson Humphrey, Inc., UBS Securities LLC and Wells Fargo Securities, LLC.

“Notes Custodian” means the custodian with respect to a Global Note (as appointed by the Depository) or any successor person thereto, who shall initially be the Trustee.

“Purchase Agreement” means the Purchase Agreement dated September 29, 2017 among the Issuers and the Representative of the Initial Purchasers entered into in connection with the sale and issuance of the Notes.

“QIB” means a “qualified institutional buyer” as defined in Rule 144A.

“Regulation S” means Regulation S under the Securities Act.

“Regulation S Notes” means all Initial Notes offered and sold outside the United States in reliance on Regulation S.

“Restricted Notes Legend” means the legend set forth in Section 2.2(f)(i) herein.

Appendix A-1

“Restricted Period,” with respect to any Notes, means the period of 40 consecutive days beginning on and including the later of (a) the day on which such Notes are first offered to persons other than distributors (as defined in Regulation S under the Securities Act) in reliance on Regulation S, notice of which day shall be promptly given by the Issuers to the Trustee, and (b) the Issue Date, and with respect to any Additional Notes that are Transfer Restricted Notes, it means the comparable period of 40 consecutive days.

“Rule 501” means Rule 501(a)(1), (2), (3) or (7) under the Securities Act.

“Rule 144A” means Rule 144A under the Securities Act.

“Rule 144A Notes” means all Initial Notes offered and sold to QIBs in reliance on Rule 144A.

“Transfer Restricted Definitive Notes” means Definitive Notes that bear or are required to bear or are subject to the Restricted Notes Legend.

“Transfer Restricted Global Notes” means Global Notes that bear or are required to bear or are subject to the Restricted Notes Legend.

“Unrestricted Definitive Notes” means Definitive Notes that are not required to bear, or are not subject to, the Restricted Notes Legend.

“Unrestricted Global Notes” means Global Notes that are not required to bear, or are not subject to, the Restricted Notes Legend.

1.2 Other Definitions.

Term:	Defined in Section:
Agent Members	2.1(b)
Global Notes	2.1(b)
Regulation S Global Notes	2.1(b)
Rule 144A Global Notes	2.1(b)

2. The Notes.

2.1 Form and Dating; Global Notes.

(a) The Initial Notes issued on the date hereof will be (i) privately placed by the Issuers pursuant to the Offering Memorandum and (ii) sold, initially only to (1) QIBs in reliance on Rule 144A and (2) Persons other than U.S. Persons (as defined in Regulation S) in reliance on Regulation S. Such Initial Notes may thereafter be transferred to, among others, QIBs, purchasers in reliance on Regulation S and, except as set forth below, IAIs in accordance with Rule 501. Additional Notes offered after the date hereof may be offered and sold by the Issuers from time to time pursuant to one or more agreements in accordance with applicable law.

Appendix A-2

(b) Global Notes. (i) Except as provided in clause (d) below, Rule 144A Notes initially shall be represented by one or more Notes in definitive, fully registered, global form without interest coupons (collectively, the “Rule 144A Global Notes”).

Regulation S Notes initially shall be represented by one or more Notes in fully registered, global form without interest coupons (collectively, the “Regulation S Global Notes”), which shall be registered in the name of the Depository or the nominee of the Depository for the accounts of designated agents holding on behalf of Euroclear or Clearstream.

The term “Global Notes” means the Rule 144A Global Notes and the Regulation S Global Notes. The Global Notes shall bear the Global Note Legend. The Global Notes initially shall (i) be registered in the name of the Depository or the nominee of such Depository, in each case for credit to an account of an Agent Member, (ii) be delivered to the Trustee as custodian for such Depository and (iii) bear the Restricted Notes Legend.

Members of, or direct or indirect participants in, the Depository (collectively, the “Agent Members”) shall have no rights under this Indenture with respect to any Global Note held on their behalf by the Depository, or the Trustee as its custodian, or under the Global Notes. The Depository may be treated by the Issuers, the Trustee and any agent of the Issuers or the Trustee as the absolute owner of the Global Notes for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall prevent the Issuers, the Trustee or any agent of the Issuers or the Trustee from giving effect to any written certification, proxy or other authorization furnished by the Depository, or impair, as between the Depository and its Agent Members, the operation of customary practices governing the exercise of the rights of a holder of any Note.

(ii) Transfers of Global Notes shall be limited to transfer in whole, but not in part, to the Depository, its successors or their respective nominees. Interests of beneficial owners in the Global Notes may be transferred or exchanged for Definitive Notes only in accordance with the applicable rules and procedures of the Depository and the provisions of Section 2.2. In addition, a Global Note shall be exchangeable for Definitive Notes if (x) the Depository (1) notifies the Issuers that it is unwilling or unable to continue as depository for such Global Note and the Issuers thereupon fail to appoint a successor depository or (2) has ceased to be a clearing agency registered under the Exchange Act or (y) there shall have occurred and be continuing an Event of Default with respect to such Global Note and a request has been made for such exchange; provided that in no event shall the Regulation S Global Note be exchanged by the Issuers for Definitive Notes prior to (x) the expiration of the Restricted Period and (y) the receipt by the Registrar of any certificates required pursuant to Rule 903(b)(3)(ii)(B) under the Securities Act. In all cases, Definitive Notes delivered in exchange for any Global Note or beneficial interests therein shall be registered in the names, and issued in any approved denominations, requested by or on behalf of the Depository in accordance with its customary procedures.

(iii) In connection with the transfer of a Global Note as an entirety to beneficial owners pursuant to subsection (i) of this Section 2.1(b), such Global Note shall be deemed to be surrendered to the Trustee for cancellation, and the Issuers shall execute, and, upon written order of each Issuer signed by an Officer, the Trustee shall authenticate and make available for delivery, to each beneficial owner identified by the Depository in writing in exchange for its beneficial interest in such Global Note, an equal aggregate principal amount of Definitive Notes of authorized denominations.

Appendix A-3

(iv) Any Transfer Restricted Note delivered in exchange for an interest in a Global Note pursuant to Section 2.2 shall, except as otherwise provided in Section 2.2, bear the Restricted Notes Legend.

(v) Notwithstanding the foregoing, through the Restricted Period, a beneficial interest in a Regulation S Global Note may be held only through Euroclear or Clearstream unless delivery is made in accordance with the applicable provisions of Section 2.2.

(vi) The holder of any Global Note may grant proxies and otherwise authorize any Person, including Agent Members and Persons that may hold interests through Agent Members, to take any action which a holder is entitled to take under this Indenture or the Notes.

2.2 Transfer and Exchange.

(a) Transfer and Exchange of Global Notes. A Global Note may not be transferred as a whole except as set forth in Section 2.1(b). Global Notes will not be exchanged by the Issuers for Definitive Notes except under the circumstances described in Section 2.1(b)(ii). Global Notes also may be exchanged or replaced, in whole or in part, as provided in Section 2.08 of this Indenture. Beneficial interests in a Global Note may be transferred and exchanged as provided in Section 2.2(b).

(b) Transfer and Exchange of Beneficial Interests in Global Notes. The transfer and exchange of beneficial interests in the Global Notes shall be effected through the Depository, in accordance with the provisions of this Indenture and the applicable rules and procedures of the Depository. Beneficial interests in Transfer Restricted Global Notes shall be subject to restrictions on transfer comparable to those set forth herein to the extent required by the Securities Act. Beneficial interests in Global Notes shall be transferred or exchanged only for beneficial interests in Global Notes. Transfers and exchanges of beneficial interests in the Global Notes also shall require compliance with either subparagraph (i) or (ii) below, as applicable, as well as one or more of the other following subparagraphs, as applicable:

(i) Transfer of Beneficial Interests in the Same Global Note. Beneficial interests in any Transfer Restricted Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in the same Transfer Restricted Global Note in accordance with the transfer restrictions set forth in the Restricted Notes Legend; provided, however, that prior to the expiration of the Restricted Period, transfers of beneficial interests in a Regulation S Global Note may not be made to a U.S. Person or for the account or benefit of a U.S. Person. A beneficial interest in an Unrestricted Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in an Unrestricted Global Note. No written orders or instructions shall be required to be delivered to the Registrar to effect the transfers described in this Section 2.2(b)(i).

Appendix A-4

(ii) All Other Transfers and Exchanges of Beneficial Interests in Global Notes. In connection with all transfers and exchanges of beneficial interests in any Global Note that is not subject to Section 2.2(b)(i), the transferor of such beneficial interest must deliver to the Registrar (1) a written order from an Agent Member given to the Depository in accordance with the applicable rules and procedures of the Depository directing the Depository to credit or cause to be credited a beneficial interest in another Global Note in an amount equal to the beneficial interest to be transferred or exchanged and (2) instructions given in accordance with the applicable rules and procedures of the Depository containing information regarding the Agent Member account to be credited with such increase. Upon satisfaction of all of the requirements for transfer or exchange of beneficial interests in Global Notes contained in this Indenture and the Notes or otherwise applicable under the Securities Act, the Trustee shall adjust the principal amount of the relevant Global Note pursuant to Section 2.2(i).

(iii) Transfer of Beneficial Interests to Another Restricted Global Note. A beneficial interest in a Transfer Restricted Global Note may be transferred to a Person who takes delivery thereof in the form of a beneficial interest in another Transfer Restricted Global Note if the transfer complies with the requirements of Section 2.2(b)(ii) above and the Registrar receives the following:

(A) if the transferee will take delivery in the form of a beneficial interest in a Rule 144A Global Note, then the transferor must deliver a certificate in the form attached to the applicable Note; and

(B) if the transferee will take delivery in the form of a beneficial interest in a Regulation S Global Note, then the transferor must deliver a certificate in the form attached to the applicable Note.

(iv) Transfer and Exchange of Beneficial Interests in a Transfer Restricted Global Note for Beneficial Interests in an Unrestricted Global Note. A beneficial interest in a Transfer Restricted Global Note may be exchanged by any holder thereof for a beneficial interest in an Unrestricted Global Note or transferred to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note if the exchange or transfer complies with the requirements of Section 2.2(b)(ii) above and the Registrar receives the following:

(A) if the holder of such beneficial interest in a Transfer Restricted Global Note proposes to exchange such beneficial interest for a beneficial interest in an Unrestricted Global Note, a certificate from such holder in the form attached to the applicable Note; or

(B) if the holder of such beneficial interest in a Transfer Restricted Global Note proposes to transfer such beneficial interest to a Person who shall take delivery thereof in the form of a beneficial interest in an Unrestricted Global Note, a certificate from such holder in the form attached to the applicable Note, and, in each such case, if the Issuers or the Registrar so request or if the applicable rules and procedures of the Depository so require, an Opinion of Counsel in form reasonably acceptable to the Issuers and the Registrar to the effect that such exchange or transfer is in compliance with the

Appendix A-5

Securities Act and that the restrictions on transfer contained herein and in the Restricted Notes Legend are no longer required in order to maintain compliance with the Securities Act. If any such transfer or exchange is effected pursuant to this subparagraph (iv) at a time when an Unrestricted Global Note has not yet been issued, the Issuers shall issue and, upon receipt of a written order of the Issuers in the form of an Officer’s Certificate in accordance with Section 2.01, the Trustee shall authenticate one or more Unrestricted Global Notes in an aggregate principal amount equal to the aggregate principal amount of beneficial interests transferred or exchanged pursuant to this subparagraph (iv).

(v) Transfer and Exchange of Beneficial Interests in an Unrestricted Global Note for Beneficial Interests in a Transfer Restricted Global Note. Beneficial interests in an Unrestricted Global Note cannot be exchanged for, or transferred to Persons who take delivery thereof in the form of, a beneficial interest in a Transfer Restricted Global Note.

(c) Transfer and Exchange of Beneficial Interests in Global Notes for Definitive Notes. A beneficial interest in a Global Note may not be exchanged for a Definitive Note except under the circumstances described in Section 2.1(b)(ii). A beneficial interest in a Global Note may not be transferred to a Person who takes delivery thereof in the form of a Definitive Note except under the circumstances described in Section 2.1(b)(ii). In any case, beneficial interests in Global Notes shall be transferred or exchanged only for Definitive Notes.

(d) Transfer and Exchange of Definitive Notes for Beneficial Interests in Global Notes. Transfers and exchanges of Definitive Notes for beneficial interests in the Global Notes also shall require compliance with either subparagraph (i), (ii) or (iii) below, as applicable:

(i) Transfer Restricted Definitive Notes to Beneficial Interests in Transfer Restricted Global Notes. If any holder of a Transfer Restricted Definitive Note proposes to exchange such Transfer Restricted Definitive Note for a beneficial interest in a Transfer Restricted Global Note or to transfer such Transfer Restricted Definitive Note to a Person who takes delivery thereof in the form of a beneficial interest in a Restricted Global Note, then, upon receipt by the Registrar of the following documentation:

(A) if the holder of such Transfer Restricted Definitive Note proposes to exchange such Transfer Restricted Note for a beneficial interest in a Transfer Restricted Global Note, a certificate from such holder in the form attached to the applicable Note;

(B) if such Transfer Restricted Definitive Note is being transferred to a QIB in accordance with Rule 144A under the Securities Act, a certificate from such holder in the form attached to the applicable Note;

(C) if such Transfer Restricted Definitive Note is being transferred to a Non

U.S. Person in an offshore transaction in accordance with Rule 903 or Rule 904 under the Securities Act, a certificate from such holder in the form attached to the applicable Note;

Appendix A-6

(D) if such Transfer Restricted Definitive Note is being transferred pursuant to an exemption from the registration requirements of the Securities Act in accordance with Rule 144 under the Securities Act, a certificate from such holder in the form attached to the applicable Note;

(E) if such Transfer Restricted Definitive Note is being transferred to an IAI in reliance on an exemption from the registration requirements of the Securities Act other than those listed in subparagraphs (B) through (D) above, a certificate from such holder in the form attached to the applicable Note, including the certifications, certificates and Opinion of Counsel, if applicable; or

(F) if such Transfer Restricted Definitive Note is being transferred to the Issuers or a Subsidiary thereof, a certificate from such holder in the form attached to the applicable Note;

the Trustee shall cancel the Transfer Restricted Definitive Note, and increase or cause to be increased the aggregate principal amount of the appropriate Transfer Restricted Global Note.

(ii) Transfer Restricted Definitive Notes to Beneficial Interests in Unrestricted Global Notes. A holder of a Transfer Restricted Definitive Note may exchange such Transfer Restricted Definitive Note for a beneficial interest in an Unrestricted Global Note or transfer such Transfer Restricted Definitive Note to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note only if the Registrar receives the following:

(A) if the holder of such Transfer Restricted Definitive Note proposes to exchange such Transfer Restricted Definitive Note for a beneficial interest in an Unrestricted Global Note, a certificate from such holder in the form attached to the applicable Note; or

(B) if the holder of such Transfer Restricted Definitive Notes proposes to transfer such Transfer Restricted Definitive Note to a Person who shall take delivery thereof in the form of a beneficial interest in an Unrestricted Global Note, a certificate from such holder in the form attached to the applicable Note, and, in each such case, if the Issuers or the Registrar so request or if the applicable rules and procedures of the Depository so require, an Opinion of Counsel in form reasonably acceptable to the Issuers and the Registrar to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Restricted Notes Legend are no longer required in order to maintain compliance with the Securities Act. Upon satisfaction of the conditions of this subparagraph (ii), the Trustee shall cancel the Transfer Restricted Definitive Notes and increase or cause to be increased the aggregate principal amount of the Unrestricted Global Note. If any such transfer or exchange is effected pursuant to this subparagraph (ii) at a time when an Unrestricted Global Note has not yet been issued, the Issuers shall issue and, upon receipt of a written order of the Issuers in the form of an Officer’s Certificate, the Trustee shall authenticate one or more Unrestricted Global Notes in an aggregate principal amount equal to the aggregate principal amount of Transfer Restricted Notes transferred or exchanged pursuant to this subparagraph (ii).

Appendix A-7

(iii) Unrestricted Definitive Notes to Beneficial Interests in Unrestricted Global Notes. A holder of an Unrestricted Definitive Note may exchange such Unrestricted Definitive Note for a beneficial interest in an Unrestricted Global Note or transfer such Unrestricted Definitive Note to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note at any time. Upon receipt of a request for such an exchange or transfer, the Trustee shall cancel the applicable Unrestricted Definitive Note and increase or cause to be increased the aggregate principal amount of one of the Unrestricted Global Notes. If any such transfer or exchange is effected pursuant to this subparagraph (iii) at a time when an Unrestricted Global Note has not yet been issued, the Issuers shall issue and, upon receipt of a written order of the Issuers in the form of an Officer’s Certificate, the Trustee shall authenticate one or more Unrestricted Global Notes in an aggregate principal amount equal to the aggregate principal amount of Unrestricted Definitive Notes transferred or exchanged pursuant to this subparagraph (iii).

(iv) Unrestricted Definitive Notes to Beneficial Interests in Transfer Restricted Global Notes. An Unrestricted Definitive Note cannot be exchanged for, or transferred to a Person who takes delivery thereof in the form of, a beneficial interest in a Transfer Restricted Global Note.

(e) Transfer and Exchange of Definitive Notes for Definitive Notes. Upon request by a holder of Definitive Notes and such holder’s compliance with the provisions of this Section 2.2(e), the Registrar shall register the transfer or exchange of Definitive Notes. Prior to such registration of transfer or exchange, the requesting holder shall present or surrender to the Registrar the Definitive Notes duly endorsed or accompanied by a written instruction of transfer in form satisfactory to the Registrar duly executed by such holder or by its attorney, duly authorized in writing. In addition, the requesting holder shall provide any additional certifications, documents and information, as applicable, required pursuant to the following provisions of this Section 2.2(e).

(i) Transfer Restricted Definitive Notes to Transfer Restricted Definitive Notes. A Transfer Restricted Note may be transferred to and registered in the name of a Person who takes delivery thereof in the form of a Transfer Restricted Definitive Note if the Registrar receives the following:

(A) if the transfer will be made pursuant to Rule 144A under the Securities Act, then the transferor must deliver a certificate in the form attached to the applicable Note;

(B) if the transfer will be made pursuant to Rule 903 or Rule 904 under the Securities Act, then the transferor must deliver a certificate in the form attached to the applicable Note;

(C) if the transfer will be made pursuant to an exemption from the registration requirements of the Securities Act in accordance with Rule 144 under the Securities Act, a certificate in the form attached to the applicable Note;

Appendix A-8

(D) if the transfer will be made to an IAI in reliance on an exemption from the registration requirements of the Securities Act other than those listed in subparagraphs (A) through (C) above, a certificate in the form attached to the applicable Note; and

(E) if such transfer will be made to an Issuer or a Subsidiary thereof, a certificate in the form attached to the applicable Note.

(ii) Transfer Restricted Definitive Notes to Unrestricted Definitive Notes. Any Transfer Restricted Definitive Note may be exchanged by the holder thereof for an Unrestricted Definitive Note or transferred to a Person who takes delivery thereof in the form of an Unrestricted Definitive Note if the Registrar receives the following:

(A) if the holder of such Transfer Restricted Definitive Note proposes to exchange such Transfer Restricted Definitive Note for an Unrestricted Definitive Note, a certificate from such holder in the form attached to the applicable Note; or

(B) if the holder of such Transfer Restricted Definitive Note proposes to transfer such Notes to a Person who shall take delivery thereof in the form of an Unrestricted Definitive Note, a certificate from such holder in the form attached to the applicable Note, and, in each such case, if the Registrar so requests, an Opinion of Counsel in form reasonably acceptable to the Issuers to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Restricted Notes Legend are no longer required in order to maintain compliance with the Securities Act.

(iii) Unrestricted Definitive Notes to Unrestricted Definitive Notes. A holder of an Unrestricted Definitive Note may transfer such Unrestricted Definitive Notes to a Person who takes delivery thereof in the form of an Unrestricted Definitive Note at any time. Upon receipt of a request to register such a transfer, the Registrar shall register the Unrestricted Definitive Notes pursuant to the instructions from the holder thereof.

(iv) Unrestricted Definitive Notes to Transfer Restricted Definitive Notes. An Unrestricted Definitive Note cannot be exchanged for, or transferred to a Person who takes delivery thereof in the form of, a Transfer Restricted Definitive Note.

At such time as all beneficial interests in a particular Global Note have been exchanged for Definitive Notes or a particular Global Note has been redeemed, repurchased or canceled in whole and not in part, each such Global Note shall be returned to or retained and canceled by the Trustee in accordance with Section 2.11. At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note or for Definitive Notes, the principal amount of Notes represented by such Global Note shall be reduced accordingly and an endorsement shall be made on such Global Note by the Trustee or by the Depository at the direction of the Trustee to reflect such reduction; and if the beneficial interest is being exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note, such other Global Note shall be increased accordingly and an endorsement shall be made on such Global Note by the Trustee or by the Depository at the direction of the Trustee to reflect such increase.

Appendix A-9

(f) Legend.

(i) Except as permitted by the following paragraph (iii), (iv) or (v), each Note certificate evidencing the Global Notes and any Definitive Notes (and all Notes issued in exchange therefor or in substitution thereof) shall bear a legend in substantially the following form (each defined term in the legend being defined as such for purposes of the legend only):

“THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD WITHIN THE UNITED STATES OR TO, OR FOR THE ACCOUNT OR BENEFIT OF, U.S. PERSONS EXCEPT AS SET FORTH BELOW. BY ITS ACQUISITION HEREOF, THE HOLDER (1) REPRESENTS THAT (A) IT IS A “QUALIFIED INSTITUTIONAL BUYER” (AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT) OR (B) IT IS NOT A U.S. PERSON AND IS ACQUIRING THIS SECURITY IN AN OFFSHORE TRANSACTION IN COMPLIANCE WITH REGULATION S UNDER THE SECURITIES ACT, (2) AGREES THAT IT WILL NOT WITHIN ONE YEAR OF THE ORIGINAL ISSUE DATE HEREOF RESELL OR OTHERWISE TRANSFER THIS SECURITY EXCEPT (A) TO THE ISSUERS OR ANY SUBSIDIARY THEREOF, (B) INSIDE THE UNITED STATES TO A QUALIFIED INSTITUTIONAL BUYER IN COMPLIANCE WITH RULE 144A UNDER THE SECURITIES ACT, (C) OUTSIDE THE UNITED STATES IN AN OFFSHORE TRANSACTION IN COMPLIANCE WITH RULE 903 OR RULE 904 UNDER THE SECURITIES ACT, (D) PURSUANT TO THE EXEMPTION FROM REGISTRATION PROVIDED BY RULE 144 UNDER THE SECURITIES ACT (IF AVAILABLE), (E) IN ACCORDANCE WITH ANOTHER EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT (AND BASED UPON AN OPINION OF COUNSEL IF THE ISSUERS SO REQUEST), OR (F) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND (3) AGREES THAT IT WILL GIVE TO EACH PERSON TO WHOM THIS SECURITY IS TRANSFERRED A NOTICE SUBSTANTIALLY TO THE EFFECT OF THIS LEGEND. AS USED HEREIN, THE TERMS “OFFSHORE TRANSACTION,” “UNITED STATES” AND “U.S. PERSON” HAVE THE MEANING GIVEN TO THEM BY REGULATION S UNDER THE SECURITIES ACT.”

Each Regulation S Note shall bear the following additional legend:

“BY ITS ACQUISITION HEREOF, THE HOLDER HEREOF REPRESENTS THAT IT IS NOT A U.S. PERSON, NOR IS IT PURCHASING FOR THE ACCOUNT OF A U.S. PERSON, AND IS ACQUIRING THIS SECURITY IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH REGULATION S UNDER THE SECURITIES ACT.”

Appendix A-10

Each Definitive Note shall bear the following additional legend:

“IN CONNECTION WITH ANY TRANSFER, THE HOLDER WILL DELIVER TO THE REGISTRAR AND TRANSFER AGENT SUCH CERTIFICATES AND OTHER INFORMATION AS SUCH TRANSFER AGENT MAY REASONABLY REQUIRE TO CONFIRM THAT THE TRANSFER COMPLIES WITH THE FOREGOING RESTRICTIONS.”

(ii) Upon any sale or transfer of a Transfer Restricted Definitive Note, the Registrar shall permit the holder thereof to exchange such Transfer Restricted Note for a Definitive Note that does not bear the legends set forth above and rescind any restriction on the transfer of such Transfer Restricted Definitive Note if the holder certifies in writing to the Registrar that its request for such exchange was made in reliance on Rule 144 (such certification to be in the form set forth on the reverse of the Initial Note).

(iii) Upon a sale or transfer after the expiration of the Restricted Period of any Initial Note acquired pursuant to Regulation S, all requirements that such Initial Note bear the Restricted Notes Legend shall cease to apply and the requirements requiring any such Initial Note be issued in global form shall continue to apply.

(iv) Any Additional Notes sold in a registered offering shall not be required to bear the Restricted Notes Legend.

(g) Cancellation or Adjustment of Global Note. At such time as all beneficial interests in a particular Global Note have been exchanged for Definitive Notes or a particular Global Note has been redeemed, repurchased or canceled in whole and not in part, each such Global Note shall be returned to or retained and canceled by the Trustee in accordance with Section 2.11 of this Indenture. At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note or for Definitive Notes, the principal amount of Notes represented by such Global Note shall be reduced accordingly and an endorsement shall be made on such Global Note by the Trustee or by the Depository at the direction of the Trustee to reflect such reduction; and if the beneficial interest is being exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note, such other Global Note shall be increased accordingly and an endorsement shall be made on such Global Note by the Trustee or by the Depository at the direction of the Trustee to reflect such increase.

(h) Obligations with Respect to Transfers and Exchanges of Notes.

(i) To permit registrations of transfers and exchanges, the Issuers shall execute and the Trustee shall authenticate, Definitive Notes and Global Notes at the Registrar’s request.

(ii) No service charge shall be made for any registration of transfer or exchange, but the Issuers may require payment of a sum sufficient to cover any transfer tax, assessments, or similar governmental charge payable in connection therewith (other than any such transfer taxes, assessments or similar governmental charge payable upon exchanges pursuant to Sections 3.06, 4.06, 4.08 and 9.05 of this Indenture).

Appendix A-11

(iii) Prior to the due presentation for registration of transfer of any Note, the Issuers, the Trustee, a Paying Agent or the Registrar may deem and treat the person in whose name a Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal of and interest on such Note and for all other purposes whatsoever, whether or not such Note is overdue, and none of the Issuers, the Trustee, the Paying Agent or the Registrar shall be affected by notice to the contrary.

(iv) All Notes issued upon any transfer or exchange pursuant to the terms of this Indenture shall evidence the same debt and shall be entitled to the same benefits under this Indenture as the Notes surrendered upon such transfer or exchange.

(i) No Obligation of the Trustee.

(i) The Trustee shall have no responsibility or obligation to any beneficial owner of a Global Note, a member of, or a participant in the Depository or any other Person with respect to the accuracy of the records of the Depository or its nominee or of any participant or member thereof, with respect to any ownership interest in the Notes or with respect to the delivery to any participant, member, beneficial owner or other Person (other than the Depository) of any notice (including any notice of redemption or repurchase) or the payment of any amount, under or with respect to such Notes. All notices and communications to be given to the holders and all payments to be made to the holders under the Notes shall be given or made only to the registered holders (which shall be the Depository or its nominee in the case of a Global Note). The rights of beneficial owners in any Global Note shall be exercised only through the Depository subject to the applicable rules and procedures of the Depository. The Trustee may rely and shall be fully protected in relying upon information furnished by the Depository with respect to its members, participants and any beneficial owners.

(ii) The Trustee shall have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Indenture or under applicable law with respect to any transfer of any interest in any Note (including any transfers between or among Depository participants, members or beneficial owners in any Global Note) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by, the terms of this Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof.

Appendix A-12

EXHIBIT A

[FORM OF FACE OF INITIAL NOTE]

[Global Notes Legend]

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), NEW YORK, NEW YORK, TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO., OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

TRANSFERS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO DTC, TO NOMINEES OF DTC OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE INDENTURE REFERRED TO ON THE REVERSE HEREOF.

[For Regulation S Global Note Only]

BY ITS ACQUISITION HEREOF, THE HOLDER HEREOF REPRESENTS THAT IT IS NOT A U.S. PERSON, NOR IS IT PURCHASING FOR THE ACCOUNT OF A U.S. PERSON, AND IS ACQUIRING THIS SECURITY IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH REGULATION S UNDER THE SECURITIES ACT.

[Restricted Notes Legend]

THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD WITHIN THE UNITED STATES OR TO, OR FOR THE ACCOUNT OR BENEFIT OF, U.S. PERSONS EXCEPT AS SET FORTH BELOW. BY ITS ACQUISITION HEREOF, THE HOLDER (1) REPRESENTS THAT (A) IT IS A “QUALIFIED INSTITUTIONAL BUYER” (AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT) OR (B) IT IS NOT A U.S. PERSON AND IS ACQUIRING THIS SECURITY IN AN OFFSHORE TRANSACTION IN COMPLIANCE WITH REGULATION S UNDER THE SECURITIES ACT, (2) AGREES THAT IT WILL NOT WITHIN ONE YEAR OF THE ORIGINAL ISSUE DATE HEREOF RESELL OR OTHERWISE TRANSFER THIS SECURITY EXCEPT (A) TO THE ISSUERS OR ANY SUBSIDIARY THEREOF, (B) INSIDE THE UNITED STATES TO A QUALIFIED INSTITUTIONAL BUYER IN COMPLIANCE WITH RULE 144A UNDER THE SECURITIES ACT, (C) OUTSIDE THE

UNITED STATES IN AN OFFSHORE TRANSACTION IN COMPLIANCE WITH RULE 903 OR RULE 904 UNDER THE SECURITIES ACT, (D) PURSUANT TO THE EXEMPTION FROM REGISTRATION PROVIDED BY RULE 144 UNDER THE SECURITIES ACT (IF AVAILABLE), (E) IN ACCORDANCE WITH ANOTHER EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT (AND BASED UPON AN OPINION OF COUNSEL IF THE ISSUERS SO REQUEST), OR (F) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND (3) AGREES THAT IT WILL GIVE TO EACH PERSON TO WHOM THIS SECURITY IS TRANSFERRED A NOTICE SUBSTANTIALLY TO THE EFFECT OF THIS LEGEND. AS USED HEREIN, THE TERMS “OFFSHORE TRANSACTION,” “UNITED STATES” AND “U.S. PERSON” HAVE THE MEANING GIVEN TO THEM BY REGULATION S UNDER THE SECURITIES ACT.

Each Definitive Note shall bear the following additional legends:

IN CONNECTION WITH ANY TRANSFER, THE HOLDER WILL DELIVER TO THE REGISTRAR AND TRANSFER AGENT SUCH CERTIFICATES AND OTHER INFORMATION AS SUCH TRANSFER AGENT MAY REASONABLY REQUIRE TO CONFIRM THAT THE TRANSFER COMPLIES WITH THE FOREGOING RESTRICTIONS.

[FORM OF INITIAL NOTE]

No.	144A CUSIP No. [ ]
144A ISIN No. [ ]
REG S CUSIP No. [ ]
REG S ISIN No. [ ]

5.250% Senior Note due 2025

CRC ESCROW ISSUER, LLC, a Delaware limited liability company, and CRC FINCO, INC., a Delaware corporation (and their successors and assigns under the Indenture hereinafter referred to), jointly and severally promise to pay to Cede & Co., or registered assigns, the principal sum set forth on the Schedule of Increases or Decreases in Global Security attached hereto on October 15, 2025.

Interest Payment Dates: April 15 and October 15

Record Dates: April 1 and October 1

Additional provisions of this Note are set forth on the other side of this Note.

IN WITNESS WHEREOF, the parties have caused this instrument to be duly executed.

CRC FINCO, INC.

CRC ESCROW ISSUER, LLC
By: CRC Escrow Holdings, LLC, its sole member
By: Caesars Entertainment Corporation, its sole member

By:
	Name:	Eric Hession
	Title:	Chief Financial Officer, Treasurer of CRC Finco, Inc. Executive Vice President and Chief Financial Officer of Caesars Entertainment Corporation

Dated:

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

DEUTSCHE BANK TRUST COMPANY AMERICAS, as Trustee, certifies that this is one of the Notes referred to in the Indenture.

By:
Authorized Signatory

*/	If the Note is to be issued in global form, add the Global Notes Legend and the attachment from Exhibit A captioned “TO BE ATTACHED TO GLOBAL SECURITIES—SCHEDULE OF INCREASES OR DECREASES IN GLOBAL SECURITY.”

[FORM OF REVERSE SIDE OF INITIAL NOTE]

5.250% Senior Notes due 2025

1. Interest

CRC ESCROW ISSUER, LLC, a Delaware limited liability company, and CRC FINCO, INC., a Delaware corporation (such entities, and their successors and assigns under the Indenture hereinafter referred to, being herein called the “Issuers”), jointly and severally promise to pay interest on the principal amount of this Note at the rate per annum shown above. The Issuers shall pay interest semiannually on April 15 and October 15 of each year (each an “Interest Payment Date”), commencing April 15, 2018. Interest on the Notes shall accrue from the most recent date to which interest has been paid or duly provided for or, if no interest has been paid or duly provided for, from the date of issuance, until the principal hereof is due. Interest shall be computed on the basis of a 360-day year of twelve 30-day months. The Issuers shall pay interest on overdue principal at the rate borne by the Notes, and it shall pay interest on overdue installments of interest at the same rate to the extent lawful.

2. Method of Payment

The Issuers shall pay interest on the Notes (except defaulted interest) to the Persons who are registered holders at the close of business on April 1 and October 1 (each a “Record Date”) next preceding the Interest Payment Date even if Notes are canceled after the Record Date and on or before the Interest Payment Date (whether or not a Business Day). Holders must surrender Notes to the Paying Agent to collect principal payments. The Issuers shall pay principal, premium, if any, and interest in money of the United States of America that at the time of payment is legal tender for payment of public and private debts. Payments in respect of the Notes represented by a Global Note (including principal, premium, if any, and interest) shall be made by wire transfer of immediately available funds to the accounts specified by The Depository Trust Company or any successor depositary. The Issuers shall make all payments in respect of a certificated Note (including principal, premium, if any, and interest) at the office of the Paying Agent, except that, at the option of the Issuers, payment of interest may be made by mailing a check to the registered address of each holder thereof; provided, however, that payments on the Notes may also be made, in the case of a holder of at least $1,000,000 aggregate principal amount of Notes, by wire transfer to a U.S. dollar account maintained by the payee with a bank in the United States if such holder elects payment by wire transfer by giving written notice to the Trustee or Paying Agent to such effect designating such account no later than 30 days immediately preceding the relevant due date for payment (or such other date as the Trustee may accept in its discretion).

3. Paying Agent and Registrar

Initially, Deutsche Bank Trust Company Americas, as trustee (the “Trustee”) will act as Paying Agent and Registrar. The Issuers may appoint and change any Paying Agent or Registrar without notice. Any Issuer or any of its domestically incorporated Wholly Owned Subsidiaries may act as Paying Agent or Registrar.

4. Indenture

The Issuers issued the Notes under an Indenture dated as of October 16, 2017 (the “Indenture”), among the Issuers and the Trustee. The terms of the Notes include those stated in the Indenture and those expressly made part of the Indenture by reference to the Trust Indenture Act of 1939 (15 U.S.C. §§ 77aaa 77bbbb) as in effect on the date of the Indenture (the “TIA”). Terms defined in the Indenture and not defined herein have the meanings ascribed thereto in the Indenture. The Notes are subject to all terms and provisions of the Indenture, and the holders (as defined in the Indenture) are referred to the Indenture for a statement of such terms and provisions.

The Notes are senior obligations of the Issuers. This Note is one of the Initial Notes referred to in the Indenture. The Notes include the Initial Notes and any Additional Notes. The Initial Notes and any Additional Notes are treated as a single class of securities under the Indenture. The Indenture imposes certain limitations on the ability of the Company and its Restricted Subsidiaries to, among other things, make certain Investments and other Restricted Payments, pay dividends and other distributions, Incur Indebtedness, enter into consensual restrictions upon the payment of certain dividends and distributions by such Restricted Subsidiaries, issue or sell shares of capital stock of the Company and such Restricted Subsidiaries, enter into or permit certain transactions with Affiliates, create or Incur Liens and make Asset Sales. The Indenture also imposes limitations on the ability of each Issuer and each Subsidiary Guarantor to consolidate or merge with or into any other Person or convey, transfer or lease all or substantially all of its property.

To guarantee the due and punctual payment of the principal and interest on the Notes and all other amounts payable by the Issuers under the Indenture and the Notes when and as the same shall be due and payable, whether at maturity, by acceleration or otherwise, according to the terms of the Notes and the Indenture, any Subsidiary Guarantor that executes a Note Guarantee pursuant to Section 4.11 of the Indenture will unconditionally guarantee the Guaranteed Obligations pursuant to the terms of the Indenture.

5. Optional Redemption

On or after October 15, 2020, the Issuers may redeem the Notes at their option, in whole at any time or in part from time to time, upon not less than 10 nor more than 60 days’ prior notice delivered to each holder’s registered address, which in the case of Global Notes shall be the Depository, at the following redemption prices (expressed as a percentage of principal amount), plus accrued and unpaid interest, if any, to the redemption date (subject to the right of holders of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date), if redeemed during the 12-month period commencing on October 15 of the years set forth below:

Period	Redemption Price
2020	102.625%
2021	101.313%
2022 and thereafter	100.000%

In addition, prior to October 15, 2020 the Issuers may redeem the Notes at their option, in whole at any time or in part from time to time, upon not less than 10 nor more than 60 days’ prior notice mailed by first-class mail, or delivered electronically to the Depository if held by DTC, to each holder’s registered address, which in the case of Global Notes shall be the Depository, at a redemption price equal to 100% of the principal amount of the Notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest, if any, to, the applicable redemption date (subject to the right of holders of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date).

Notwithstanding the foregoing, at any time and from time to time on or prior to October 15, 2020, the Issuers may redeem in the aggregate up to 40% of the original aggregate principal amount of the Notes (calculated after giving effect to any issuance of Additional Notes) with the net cash proceeds of one or more Equity Offerings (1) by the Company (as defined in the Indenture) or (2) by any direct or indirect parent of the Company to the extent the net cash proceeds thereof are contributed to the common equity capital of the Company or used to purchase Capital Stock (other than Disqualified Stock) of the Company, at a redemption price (expressed as a percentage of principal amount thereof) of 105.250%, plus accrued and unpaid interest, if any, to the redemption date (subject to the right of holders of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date); provided, however, that at least 50% of the original aggregate principal amount of the Notes (calculated after giving effect to any issuance of Additional Notes) must remain outstanding after each such redemption; provided, further, that such redemption shall occur within 120 days after the date on which any such Equity Offering is consummated upon not less than 10 nor more than 60 days’ notice mailed to each holder of Notes being redeemed and otherwise in accordance with the procedures set forth in the Indenture.

If holders of not less than 90% in aggregate principal amount of the outstanding Notes validly tender and do not withdraw such Notes in a Change of Control Offer and the Issuers, or any third party making a Change of Control Offer, purchases all of such Notes, the Issuers or such third party may redeem all of the Notes that remain outstanding following such purchase at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of redemption.

Notice of any redemption upon any corporate transaction or other event (including any Equity Offering, incurrence of Indebtedness, Change of Control or other transaction) may be given prior to the completion thereof. In addition, any such redemption described above or notice thereof may, at the Issuers’ discretion, be subject to one or more conditions precedent, including, but not limited to, completion of a corporate transaction or other event. If any redemption is so subject to the satisfaction of one or more conditions precedent, the notice thereof shall describe each such condition and, if applicable, shall state that, in the Issuers’ discretion, the redemption date may be delayed until such time as any or all such conditions shall be satisfied, or such redemption may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied (or waived by the Issuers in their sole discretion) by the redemption date, or by the redemption date as so delayed (which may exceed 60 days from the date of the redemption notice in such case). In addition, the Issuers may provide in such notice that payment of the redemption price and performance of the Issuers’ obligations with respect to such redemption may be performed by another Person.

6. Mandatory Redemption

Except as set forth in the Indenture, the Issuers will not be required to make any mandatory redemption or sinking fund payments with respect to the Notes.

7. Notice of Redemption

Other than with respect to a special mandatory redemption pursuant to Section 3.09 of the Indenture, notice of redemption will be mailed by first class mail at least 10 but not more than 60 days before the redemption date, to each holder of Notes to be redeemed at its registered address (with a copy to the Trustee) or otherwise in accordance with the procedures of DTC, except that redemption notices may be mailed more than 60 days prior to the redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of the Indenture pursuant to Article VIII thereof.

If money sufficient to pay the redemption price of and accrued and unpaid interest on all Notes (or portions thereof) to be redeemed on the redemption date is deposited with a Paying Agent on or before the redemption date and certain other conditions are satisfied, on and after such date, interest ceases to accrue on such Notes (or such portions thereof) called for redemption.

8. Repurchase of Notes at the Option of the Holders upon Change of Control and Asset Sales

Upon the occurrence of a Change of Control, each holder shall have the right, subject to certain conditions specified in the Indenture, to cause the Issuers to repurchase all or any part of such holder’s Notes at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of repurchase (subject to the right of the holders of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date), as provided in, and subject to the terms of, the Indenture.

In accordance with Section 4.06 of the Indenture, the Issuers will be required to offer to purchase Notes upon the occurrence of certain events.

9. Denominations; Transfer; Exchange

The Notes are in registered form, without coupons, in denominations of $2,000 and any integral multiple of $1,000 in excess thereof. A holder shall register the transfer of or exchange of Notes in accordance with the Indenture. Upon any registration of transfer or exchange, the Registrar and the Trustee may require a holder, among other things, to furnish appropriate endorsements or transfer documents and to pay any taxes required by law or permitted by the Indenture. The Registrar need not register the transfer of or exchange any Notes selected for redemption (except, in the case of a Note to be redeemed in part, the portion of the Note not to be redeemed) or to transfer or exchange any Notes for a period of 15 days prior to a selection of Notes to be redeemed.

10. Persons Deemed Owners

The registered holder of this Note shall be treated as the owner of it for all purposes.

11. Unclaimed Money

If money for the payment of principal or interest remains unclaimed for two years, the Trustee and a Paying Agent shall pay the money back to the Issuers at their written request unless an abandoned property law designates another Person. After any such payment, the holders entitled to the money must look to the Issuers for payment as general creditors and the Trustee and a Paying Agent shall have no further liability with respect to such monies.

12. Discharge and Defeasance

Subject to certain conditions, the Issuers at any time may terminate some of or all their obligations under the Notes and the Indenture if the Issuers deposit with the Trustee money or U.S. Government Obligations for the payment of principal and interest on the Notes to redemption or maturity, as the case may be.

13. Amendment; Waiver

Subject to certain exceptions set forth in the Indenture, (i) the Indenture or the Notes may be amended with the written consent of the holders of at least a majority in aggregate principal amount of the outstanding Notes and (ii) any past default or compliance with any provisions may be waived with the written consent of the holders of at least a majority in principal amount of the outstanding Notes. Subject to certain exceptions set forth in the Indenture, without the consent of any holder, the Issuers and the Trustee may amend the Indenture or the Notes (i) to cure any ambiguity, omission, mistake, defect or inconsistency; (ii) to provide for the assumption by a Successor Issuer (with respect to an Issuer) of the obligations of the Issuers under this Indenture and the Notes; (iii) to provide for the assumption by a Successor Entity of the obligations of an Issuer or a Subsidiary Guarantor under the Indenture, the Notes or its Note Guarantee, as applicable; (iv) to provide for uncertificated Notes in addition to or in place of certificated Notes; provided, however, that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code or in a manner such that the uncertificated Notes are described in Section 163(f)(2)(B) of the Code; (v) to add a Subsidiary Guarantor or collateral with respect to the Notes or to secure the Notes; (vi) to add to the covenants of the Issuers for the benefit of the holders or to surrender any right or power herein conferred upon the Issuers; (vii) to make any change that does not adversely affect the rights of any holder (viii) to conform the text of the Indenture, the Notes or the Note Guarantees to any provision of the “Description of Notes” in the Offering Memorandum to the extent that such provision in the “Description of Notes” was intended to be a verbatim recitation of a provision of the Indenture, the Notes or the Note Guarantees, and the Issuers will confirm their good faith intention of any such textual change intended to be a verbatim recitation in an Officer’s Certificate delivered to the Trustee; (ix) to comply with any requirement of the SEC in connection with qualifying or maintaining the qualification of, this Indenture under the TIA; or (x) to make changes to provide for the issuance of the Additional Notes, which shall have terms substantially identical in all material respects to the Initial Notes, and which shall be treated, together with any outstanding Initial Notes, as a single issue of securities.

14. Defaults and Remedies

If an Event of Default occurs (other than an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Company) and is continuing, the Trustee or the holders of at least 30% in principal amount of the outstanding Notes, in each case, by notice to the Issuers, may declare the principal of, premium, if any, and accrued but unpaid interest on all the Notes to be due and payable. If an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Company occurs, the principal of, premium, if any, and interest on all the Notes shall become immediately due and payable without any declaration or other act on the part of the Trustee or any holders. Under certain circumstances, the holders of a majority in principal amount of the outstanding Notes may rescind any such acceleration with respect to the Notes and its consequences.

If an Event of Default occurs and is continuing, the Trustee shall be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the holders unless such holders have offered to the Trustee reasonable indemnity and security against any loss, liability or expense and certain other conditions are complied with. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no holder may pursue any remedy with respect to the Indenture or the Notes unless (i) such holder has previously given the Trustee notice that an Event of Default is continuing, (ii) the holders of at least 30% in principal amount of the outstanding Notes have requested the Trustee in writing to pursue the remedy, (iii) such holders have offered the Trustee reasonable security and indemnity against any loss, liability or expense, (iv) the Trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity and (v) the holders of a majority in principal amount of the outstanding Notes have not given the Trustee a direction inconsistent with such request within such 60-day period. Subject to certain restrictions, the holders of a majority in principal amount of the outstanding Notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or that is unduly prejudicial to the rights of any other holder or that would involve the Trustee in personal or financial liability and security. Prior to taking any action under the Indenture, the Trustee shall be entitled to indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.

15. Trustee Dealings with the Issuers

The Trustee under the Indenture, in its individual or any other capacity, may become the owner or pledgee of Notes and may otherwise deal with and collect obligations owed to it by the Issuers or their Affiliates and may otherwise deal with the Issuers or their Affiliates with the same rights it would have if it were not Trustee.

16. No Recourse Against Others

No director, officer, employee, incorporator or holder of any equity interests in the Issuers or of any Subsidiary Guarantor or any direct or indirect parent corporation, as such, shall have any liability for any obligations of the Issuers or any Subsidiary Guarantor under the Notes, the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of Notes by accepting a Note waives and releases all such liability.

17. Authentication

This Note shall not be valid until an authorized signatory of the Trustee (or an authenticating agent) manually signs the certificate of authentication on the other side of this Note.

18. Abbreviations

Customary abbreviations may be used in the name of a holder or an assignee, such as TEN COM (=tenants in common), TEN ENT (=tenants by the entireties), JT TEN (=joint tenants with rights of survivorship and not as tenants in common), CUST (=custodian), and U/G/M/A (=Uniform Gift to Minors Act).

19. Governing Law

THIS SECURITY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

20. CUSIP Numbers; ISINs

The Issuers have caused CUSIP numbers and ISINs to be printed on the Notes and have directed the Trustee to use CUSIP numbers and ISINs in notices of redemption as a convenience to the holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

The Issuers will furnish to any holder of Notes upon written request and without charge to the holder a copy of the Indenture which has in it the text of this Note.

ASSIGNMENT FORM

To assign this Note, fill in the form below:

I or we assign and transfer this Note to:

(Print or type assignee’s name, address and zip code)
(Insert assignee’s soc. sec. or tax I.D. No.)

and irrevocably appoint                    agent to transfer this Note on the books of the Issuers. The agent may substitute another to act for him.

Date:	Your Signature:

Sign exactly as your name appears on the other side of this Note.

Signature Guarantee:

Date:
Signature must be guaranteed by a participant in a recognized signature guaranty medallion program or other signature guarantor program reasonably acceptable to the Trustee	Signature of Signature Guarantee

CERTIFICATE TO BE DELIVERED UPON EXCHANGE OR

REGISTRATION OF TRANSFER RESTRICTED SECURITIES

This certificate relates to $                     principal amount of Notes held in (check applicable space) book-entry or                      definitive form by the undersigned.

The undersigned (check one box below):

☐	has requested the Trustee by written order to deliver in exchange for its beneficial interest in the Global Note held by the Depository a Note or Notes in definitive, registered form of authorized denominations and an aggregate principal amount equal to its beneficial interest in such Global Note (or the portion thereof indicated above)

☐	has requested the Trustee by written order to exchange or register the transfer of a Note or Notes.

In connection with any transfer of any of the Notes evidenced by this certificate occurring while this Note is still a Transfer Restricted Definitive Note or a Transfer Restricted Global Note, the undersigned confirms that such Notes are being transferred in accordance with its terms:

CHECK ONE BOX BELOW

(1)	☐	to the Issuers; or

(2)	☐	to the Registrar for registration in the name of the holder, without transfer; or

(3)	☐	inside the United States to a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act of 1933) that purchases for its own account or for the account of a qualified institutional buyer to whom notice is given that such transfer is being made in reliance on Rule 144A, in each case pursuant to and in compliance with Rule 144A under the Securities Act of 1933; or

(4)	☐	outside the United States in an offshore transaction within the meaning of Regulation S under the Securities Act in compliance with Rule 904 under the Securities Act of 1933 and such Note shall be held immediately after the transfer through Euroclear or Clearstream until the expiration of the Restricted Period (as defined in the Indenture); or

(5)	☐	to an institutional “accredited investor” (as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act of 1933) that has furnished to the Trustee a signed letter containing certain representations and agreements; or

(6)	☐	pursuant to another available exemption from registration provided by Rule 144 under the Securities Act of 1933.

Unless one of the boxes is checked, the Trustee will refuse to register any of the Notes evidenced by this certificate in the name of any Person other than the registered holder thereof; provided, however, that if box (4), (5) or (6) is checked, the Issuers or the Trustee may require, prior to registering any such transfer of the Notes, such legal opinions, certifications and other information as the Issuers or the Trustee have reasonably requested to confirm that such transfer is being made pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act of 1933.

Date:	Your Signature:

Sign exactly as your name appears on the other side of this Note.

Signature Guarantee:

Date:
Signature must be guaranteed by a participant in a recognized signature guaranty medallion program or other signature guarantor program reasonably acceptable to the Trustee	Signature of Signature Guarantee

TO BE COMPLETED BY PURCHASER IF (3) ABOVE IS CHECKED.

The undersigned represents and warrants that it is purchasing this Note for its own account or an account with respect to which it exercises sole investment discretion and that it and any such account is a “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act of 1933, and is aware that the sale to it is being made in reliance on Rule 144A and acknowledges that it has received such information regarding the Issuers as the undersigned has requested pursuant to Rule 144A or has determined not to request such information and that it is aware that the transferor is relying upon the undersigned’s foregoing representations in order to claim the exemption from registration provided by Rule 144A.

Date:
NOTICE: To be executed by an executive officer

[TO BE ATTACHED TO GLOBAL SECURITIES] SCHEDULE OF INCREASES OR

DECREASES IN GLOBAL SECURITY

The initial principal amount of this Global Note is $                    . The following increases or decreases in this Global Note have been made:

Date of Exchange	Amount of decrease in Principal Amount of this Global Note	Amount of increase in Principal Amount of this Global Note	Principal amount of this Global Note following such decrease or increase	Signature of authorized signatory of Trustee or Notes Custodian

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Note purchased by the Issuers pursuant to Section 4.06 (Asset Sale) or 4.08 (Change of Control) of the Indenture, check the box:

Asset Sale ☐	Change of Control ☐

If you want to elect to have only part of this Note purchased by the Issuers pursuant to Section 4.06 (Asset Sale) or 4.08 (Change of Control) of the Indenture, state the amount ($2,000 or any integral multiple of $1,000 in excess thereof):

$

Date:	Your Signature:
(Sign exactly as your name appears on the other side of this Note)

Signature Guarantee:
Signature must be guaranteed by a participant in a recognized signature guaranty medallion program or other signature guarantor program reasonably acceptable to the Trustee

EXHIBIT B

[FORM OF]

TRANSFEREE LETTER OF REPRESENTATION

CRC Escrow Issuer, LLC

CRC Finco, Inc.

DB Services Americas, Inc.

5022 Gate Parkway, Suite 200

Jacksonville, FL 32256 USA

Attention: Transfer

Deutsche Bank Trust Company Americas

c/o Deutsche Bank National Trust Company

Trust and Agency Services

100 Plaza One, Mailstop JCY03-0801

Jersey City, NJ 07311

Attention: Corporates Team Deal Manager – Caesars 2017

Ladies and Gentlemen:

This certificate is delivered to request a transfer of $[                    ] principal amount of the 5.250% Senior Notes due 2025 (the “Notes”) of CRC ESCROW ISSUER, LLC, a Delaware limited liability company (the “Escrow Issuer”), and CRC FINCO, INC., a Delaware corporation (“Finance” and, together with the Escrow Issuer, the “Issuers”; provided, that prior to the CRC Assumption, references to the “Issuers” shall refer to the Escrow Issuer and Finance, and from and after the CRC Assumption, references to the “Issuers” refer to Caesars Resort Collection, LLC, a Delaware limited liability company, and Finance).

Upon transfer, the Notes would be registered in the name of the new beneficial owner as follows:

Name:

Address:

Taxpayer ID Number:

The undersigned represents and warrants to you that:

1. We are an institutional “accredited investor” (as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act of 1933, as amended (the “Securities Act”)), purchasing for our own account or for the account of such an institutional “accredited investor” at least $100,000 principal amount of the Notes, and we are acquiring the Notes not with a view to, or for offer or sale in connection with, any distribution in violation of the Securities Act. We have such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of our investment in the Notes, and we invest in or purchase securities similar to the Notes in the normal course of our business. We, and any accounts for which we are acting, are each able to bear the economic risk of our or its investment.

B-1

2. We understand that the Notes have not been registered under the Securities Act and, unless so registered, may not be sold except as permitted in the following sentence. We agree on our own behalf and on behalf of any investor account for which we are purchasing Notes to offer, sell or otherwise transfer such Notes prior to the date that is two years after the later of the date of original issue and the last date on which either the Issuers or any affiliate of such Issuers was the owner of such Notes (or any predecessor thereto) (the “Resale Restriction Termination Date”) only (a) in the United States to a person whom we reasonably believe is a qualified institutional buyer (as defined in rule 144A under the Securities Act) in a transaction meeting the requirements of Rule 144A, (b) outside the United States in an offshore transaction in accordance with Rule 904 of Regulation S under the Securities Act, (c) pursuant to an exemption from registration under the Securities Act provided by Rule 144 thereunder (if applicable) or (d) pursuant to an effective registration statement under the Securities Act, in each of cases (a) through (d) in accordance with any applicable securities laws of any state of the United States. In addition, we will, and each subsequent holder is required to, notify any purchaser of the Note evidenced hereby of the resale restrictions set forth above. The foregoing restrictions on resale will not apply subsequent to the Resale Restriction Termination Date. If any resale or other transfer of the Notes is proposed to be made to an institutional “accredited investor” prior to the Resale Restriction Termination Date, the transferor shall deliver a letter from the transferee substantially in the form of this letter to the Issuers and the Trustee, which shall provide, among other things, that the transferee is an institutional “accredited investor” within the meaning of Rule 501(a)(1), (2), (3) or (7) under the Securities Act and that it is acquiring such Notes for investment purposes and not for distribution in violation of the Securities Act. Each purchaser acknowledges that the Issuers and the Trustee reserve the right prior to the offer, sale or other transfer prior to the Resale Restriction Termination Date of the Notes pursuant to clause 1(b), 1(c) or 1(d) above to require the delivery of an opinion of counsel, certifications or other information satisfactory to the Issuers and the Trustee.

Dated:

TRANSFEREE: ,

By:

B-2

EXHIBIT C-1

[FORM OF SUPPLEMENTAL INDENTURE

TO BE DELIVERED IN CONNECTION WITH CRC ASSUMPTION]

SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”) dated as of [                    ], by and among CAESARS RESORT COLLECTION, LLC, a Delaware limited liability company (the “New Issuer”), each of the undersigned subsidiary guarantors (the “Initial Guarantors”) of the New Issuer, and CRC FINCO, INC., a Delaware corporation (“Finance” and, together with the New Issuer, the “Issuers”), and DEUTSCHE BANK TRUST COMPANY AMERICAS, a New York banking corporation, as trustee under the indenture referred to below (the “Trustee”).

W I T N E S S E T H :

WHEREAS CRC Escrow Issuer, LLC (the “Escrow Issuer”) and Finance have heretofore executed and delivered to the Trustee an indenture (as amended, supplemented or otherwise modified, the “Indenture”) dated as of October 16, 2017, providing for the issuance of the Issuers’ 5.250% Senior Notes due 2025 (the “Notes”), initially in the aggregate principal amount of $1,700,000,000;

WHEREAS concurrently with the execution of this Supplemental Indenture, the Escrow Issuer will merge with and into the New Issuer, with the New Issuer continuing as the surviving entity

WHEREAS Section 10.05 of the Indenture provides that it is a condition to release of funds from escrow that the New Issuer shall assume all obligations of the Escrow Issuer in respect of the Notes and the Indenture and be substituted for, and may exercise every right and power of, the Escrow Issuer under this Indenture and the Escrow Issuer will be released from all obligations hereunder and (ii) each Initial Guarantor will become a Guarantor under the Indenture; and

WHEREAS pursuant to Section 9.01 of the Indenture, the Trustee, the Issuers, the New Issuer and the Initial Guarantors are authorized to execute and deliver this Supplemental Indenture;

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the New Issuer, the Initial Guarantors, the Issuers, and the Trustee mutually covenant and agree for the equal and ratable benefit of the holders of the Notes as follows:

1. Defined Terms. As used in this Supplemental Indenture, terms defined in the Indenture or in the preamble or recital hereto are used herein as therein defined, except that the term “holders” in this Supplemental Indenture shall refer to the term “holders” as defined in the Indenture and the Trustee acting on behalf of and for the benefit of such holders. The words “herein,” “hereof” and “hereby” and other words of similar import used in this Supplemental Indenture refer to this Supplemental Indenture as a whole and not to any particular section hereof.

C-1-1

2. Agreement to be Bound. (a) The New Issuer acknowledges that it has received and reviewed a copy of the Indenture and all other documents it deems necessary to review in order to enter into this Supplemental Indenture, and acknowledges and agrees to (i) unconditionally assume all of the Escrow Issuer’s obligations under the Notes and the Indenture; (ii) be bound by all applicable provisions of the Indenture as if made by, and with respect to the New Issuer and (iii) perform all obligations and duties required of the Escrow Issuer pursuant to the Indenture. From and after the date hereof, all references in the Indenture to “Issuers” shall refer to the New Issuer and Finance instead of the Escrow Issuer and Finance.

3. Agreement to Guarantee. The Initial Guarantors hereby agree, jointly and severally with all existing guarantors (if any), to unconditionally guarantee the Issuers’ Obligations under the Notes and the Indenture on the terms and subject to the conditions set forth in Article XII of the Indenture and to be bound by all other applicable provisions of the Indenture and the Notes and to perform all of the obligations and agreements of a guarantor under the Indenture.

4. Notices. All notices or other communications to the New Issuer or any Initial Guarantor shall be given as provided in Section 13.02 of the Indenture.

5. Ratification of Indenture; Supplemental Indentures Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.

6. Governing Law. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

7. Trustee Makes No Representation. The Trustee makes no representation as to the validity or sufficiency of this Supplemental Indenture.

8. Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

9. Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction thereof.

[Signature Pages Follow]

C-1-2

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

ISSUERS:

CRC FINCO, INC.

By:
Name: Eric Hession
Title: Chief Financial Officer, Treasurer of CRC Finco, Inc.

[Signature Page to Supplemental Indenture]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

NEW ISSUER:

CAESARS RESORT COLLECTION, LLC
By: Caesars Growth Partners, LLC, its sole member
By: Caesars Entertainment Corporation, its sole member

By:
Name: Eric Hession
Title: Executive Vice President and Chief Financial Officer of Caesars Entertainment Corporation

[Signature Page to Supplemental Indenture]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

INITIAL GUARANTORS:

[INITIAL GUARANTORS]

By:
Name:
Title:

[Signature Page to Supplemental Indenture]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

DEUTSCHE BANK TRUST COMPANY AMERICAS, as Trustee

By:
Name:
Title:

By:
Name:
Title:

[Signature Page to Supplemental Indenture]

EXHIBIT C-2

[FORM OF SUPPLEMENTAL INDENTURE

TO BE DELIVERED BY SUBSEQUENT GUARANTORS]

SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”) dated as of [            ], among [GUARANTOR] (the “New Guarantor”), a subsidiary of the Company (as defined below), CAESARS RESORT COLLECTION, LLC, a Delaware limited liability company (the “Company”), and CRC FINCO, INC., a Delaware corporation (“Finance” and, together with the Company, the “Issuers”), and DEUTSCHE BANK TRUST COMPANY AMERICAS, a New York banking corporation, as trustee under the indenture referred to below (the “Trustee”).

W I T N E S S E T H :

WHEREAS CRC Escrow Issuer, LLC (the “Escrow Issuer”) and Finance have heretofore executed and delivered to the Trustee an indenture (as amended, supplemented or otherwise modified, the “Indenture”) dated as of October 16, 2017, providing for the issuance of the Issuers’ 5.250% Senior Notes due 2025 (the “Notes”), initially in the aggregate principal amount of $1,700,000,000;

WHEREAS in connection with the CRC Assumption, per the Supplemental Indenture dated as of [            ], the Company assumed the Escrow Issuer’s obligations with respect to the Notes and the Indenture;

WHEREAS Section 4.11 of the Indenture provides that under certain circumstances the Issuers are required to cause the New Guarantor to execute and deliver to the Trustee a supplemental indenture pursuant to which the New Guarantor shall unconditionally guarantee all the Issuers’ Obligations under the Notes and the Indenture pursuant to a Note Guarantee on the terms and conditions set forth herein; and

WHEREAS pursuant to Section 9.01 of the Indenture, the Trustee, the Issuers and the Subsidiary Guarantors, if any, are authorized to execute and deliver this Supplemental Indenture;

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the New Guarantor, the Issuers, the Subsidiary Guarantors and the Trustee mutually covenant and agree for the equal and ratable benefit of the holders of the Notes as follows:

1. Defined Terms. As used in this Supplemental Indenture, terms defined in the Indenture or in the preamble or recital hereto are used herein as therein defined, except that the term “holders” in this Supplemental Indenture shall refer to the term “holders” as defined in the Indenture and the Trustee acting on behalf of and for the benefit of such holders. The words “herein,” “hereof” and “hereby” and other words of similar import used in this Supplemental Indenture refer to this Supplemental Indenture as a whole and not to any particular section hereof.

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2. Agreement to Guarantee. The New Guarantor hereby agrees, jointly and severally with all existing guarantors (if any), to unconditionally guarantee the Issuers’ Obligations under the Notes and the Indenture on the terms and subject to the conditions set forth in Article XII of the Indenture and to be bound by all other applicable provisions of the Indenture and the Notes and to perform all of the obligations and agreements of a guarantor under the Indenture.

3. Notices. All notices or other communications to the New Guarantor shall be given as provided in Section 13.02 of the Indenture.

4. Ratification of Indenture; Supplemental Indentures Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.

5. Governing Law. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

6. Trustee Makes No Representation. The Trustee makes no representation as to the validity or sufficiency of this Supplemental Indenture.

7. Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

8. Effect of Headings. The Section headings herein are for convenience only and shall not effect the construction thereof.

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IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

CAESARS RESORT COLLECTION, LLC By: Caesars Growth Partners, LLC, its sole member
By: Caesars Entertainment Corporation, its sole member

By:

Name: Eric Hession
Title: Executive Vice President and Chief Financial Officer of Caesars Entertainment Corporation

CRC FINCO, INC.

By:

Name: Eric Hession
Title: Chief Financial Officer, Treasurer of CRC Finco, Inc.

[NEW GUARANTOR]

By:

Name:
Title:

DEUTSCHE BANK TRUST COMPANY AMERICAS, as Trustee

By:

Name:
Title:

By:
Name:
Title:

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EXHIBIT D

[FORM OF COMMITMENT LETTER GUARANTEEING DEPOSIT OF

ADDITIONAL ESCROW PROPERTY]

Ladies and Gentlemen:

Reference is made to the escrow agreement (the “Escrow Agreement”), to be dated as of the date hereof, among Deutsche Bank Trust Company Americas, as escrow agent and securities intermediary (in such capacities, the “Escrow Agent”), Deutsche Bank Trust Company Americas, as Trustee (in such capacity, the “Trustee”) under the Indenture (as defined herein), CRC Escrow Issuer, LLC, a Delaware limited liability company (the “Escrow Issuer”), and CRC Finco, Inc., a Delaware corporation (“Finance” and, together with the Escrow Issuer, “you” or the “Issuers” and each, an “Issuer”), pursuant to which you will cause to be deposited into an account (the “Escrow Account”) with the Escrow Agent the gross proceeds of the offering of the Issuers’ 5.250% Senior Notes due 2025 (the “Notes”). The Notes are being issued on the date hereof pursuant to an indenture (the “Indenture”), dated as of the date hereof, among you and the Trustee, as trustee, registrar and paying agent. It is a condition to the issuance of the Notes that this Commitment Letter be executed and delivered by us.

Pursuant to the terms of the Escrow Agreement, the gross proceeds of the offering of the Notes shall remain in the Escrow Account until (i) the Escrow Conditions (as defined in the Indenture) are satisfied (at which point such proceeds will be released to you or at your direction) or (ii) the date that you are required to redeem the Notes (a “Special Mandatory Redemption”) pursuant to the Indenture as in effect on the date hereof, because (a) the Issuers have determined in their sole discretion that any of Escrow Conditions cannot be satisfied or (b) April 16, 2018 has occurred and the Escrow Conditions have not been satisfied (the “Escrow End Date”).

The redemption price in any Special Mandatory Redemption will equal 100% of the issue price of the Notes, plus accrued and unpaid interest from the date hereof, or the most recent date on which interest has been paid or provided for, to, but excluding, the date of redemption (the “Conditions Precedent Date Price”).

The amount deposited in the Escrow Account will not include cash to fund any accrued and unpaid interest payable to holders of the Notes (i) on any Interest Payment Date (as defined in the Indenture) occurring in the period between the date hereof and the Escrow End Date or (ii) in any Special Mandatory Redemption.

1.	Commitments

Caesars Entertainment Corporation (“CEC” or “we”) hereby advise you of our commitment to provide to you, in immediately available U.S. dollars, an amount equal to the accrued and unpaid interest owing to holders of the Notes pursuant to the terms of the Indenture and the Notes:

(i) that is included in the Conditions Precedent Date Price in the event that the Conditions Precedent Date (as defined in the Escrow Agreement) occurs; and

(ii) on any Interest Payment Date occurring in the period between the date hereof and the earlier of (a) the date on which the Escrow Conditions are satisfied and (b) the date of a Special Mandatory Redemption.

We will provide such amount subject to receipt of a written request sent by you to us at our address set forth in Section 6 below at least one business day prior to the date when such amount is to be deposited. Such written request shall specify the account where such amount shall be deposited.

Our commitment hereunder is subject to the condition that none of the Indenture, the terms of the Notes or the Escrow Agreement are amended without our prior written consent.

CEC hereby acknowledges and agrees that this Commitment Letter is not, and is not intended to be, a contract to make a loan, or extend other debt financing or financial accommodations, to or for the benefit of the Issuers, or to issue a security of the Issuers, under Section 365(c)(2) of Title 11 of the United States Code (the “Bankruptcy Code”), and CEC agrees not to raise, and hereby waives, any argument or defense that this Commitment Letter cannot be assumed and/or is not enforceable by the Issuers in a proceeding under the Bankruptcy Code under Section 365(c) thereof. Nothing herein shall constitute, or be construed as, an agreement by the Issuers to assume this Commitment Letter in a proceeding under the Bankruptcy Code pursuant to Section 365 thereof.

2.	Indemnification

To induce us to enter into this Commitment Letter, you hereby agree to indemnify upon demand and hold harmless CEC and its affiliates and each director, officer, employee, advisor, representative, agent, attorney and controlling person thereof (each of the above, an “Indemnified Person”) from and against any and all actions, suits, proceedings (including any investigations or inquiries), claims, losses, damages, liabilities or expenses (including legal expenses), joint or several, of any kind or nature whatsoever that may be brought or threatened by the Escrow Agent, the Trustee, the holders of the Notes, any of their respective affiliates or any other person or entity and which may be incurred by or asserted against or involve any Indemnified Person (whether or not any Indemnified Person is a party to such action, suit, proceeding or claim) as a result of or arising out of or in any way related to or resulting from this Commitment Letter or any related transaction contemplated hereby; provided that you will not have to indemnify an Indemnified Person against any claim, loss, damage, liability or expense to the extent the same resulted directly and primarily from the gross negligence or willful misconduct of such Indemnified Person (to the extent determined by a court of competent jurisdiction in a final and nonappealable judgment).Your indemnity and reimbursement obligations under this Section will be in addition to any liability which you may otherwise have and will be binding upon and inure to the benefit of the successors, assigns, heirs and personal representatives of you and the Indemnified Persons. Neither we nor any other Indemnified Person will be responsible or liable to you or any other person or entity for any indirect, special, punitive or consequential damages which may be alleged as a result of this Commitment Letter or any related transaction contemplated hereby.

CEC, on behalf of itself and each other Indemnified Person, hereby agrees that any claims that it may have with respect to the Escrow Funds (as defined in the Escrow Agreement) pursuant to the indemnification and reimbursement obligations owed to it or any other Indemnified Person by the Issuers are and shall be subordinate to the prior payment in full of all obligations now or hereafter owing to the Trustee and holders of the Notes pursuant to the Indenture, the Notes or the Escrow Agreement. The parties hereto expressly acknowledge and agree that the immediately preceding sentence constitutes a “subordination agreement” under Section 510(a) of the Bankruptcy Code and, as such, is intended to be enforceable in any case where the Issuers are subject to a proceeding under the Bankruptcy Code.

3.	Assignments

This Commitment Letter may not be assigned by you without our prior written consent (and any purported assignment without such consent will be null and void) and, subject to Section 4 hereof, is intended to be solely for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any person (including your equity holders, employees or creditors) other than the parties hereto (and any Indemnified Person). CEC may assign its commitments and agreements hereunder, in whole or in part, provided that any such assignment does not relieve CEC of its commitment to perform the obligations set forth in Section 1 hereof in the absence of performance of such commitment by the assignee. This Commitment Letter may not be amended or any term or provision hereof waived or modified except by an instrument in writing signed by each of the parties hereto; provided that no such amendment, waiver or modification shall relieve CEC of its commitment to perform the obligations set forth in Section 1 hereof.

4.	Waiver of Jury Trial; Governing Law; Submission to Jurisdiction; Third-Party Beneficiaries; Surviving Provisions

ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY ACTION, SUIT, PROCEEDING OR CLAIM ARISING IN CONNECTION WITH OR AS A RESULT OF ANY MATTER REFERRED TO IN THIS COMMITMENT LETTER IS HEREBY IRREVOCABLY WAIVED BY THE PARTIES HERETO. THIS COMMITMENT LETTER WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK. Each of the parties hereto hereby irrevocably (i) submits, for itself and its property, to the exclusive jurisdiction of (a) the Supreme Court of the State of New York, New York County and (b) the United States District Court for the Southern District of New York, located in the Borough of Manhattan, and any appellate court from any such court, in any action, suit, proceeding or claim arising out of or relating to this Commitment Letter, or for recognition or enforcement of any judgment, and agrees that all claims in respect of any such action, suit, proceeding or claim may be heard and determined in such New York State court or such Federal court, (ii) waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of venue of any action, suit, proceeding or claim arising out of or relating to this Commitment Letter in any such New York State or Federal court and (iii) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of any such action, suit, proceeding or claim in any such court. Each of the parties hereto agrees to commence any such action, suit, proceeding or claim either in the United States District Court for the Southern District of New York or in the Supreme Court of the State of New York, New York County located in the Borough of Manhattan.

Unless expressly stated herein, this Commitment Letter is issued for your benefit only and no other person or entity (other than the Indemnified Persons) may rely hereon. Notwithstanding the foregoing, the Trustee shall be a third party beneficiary with respect to Section 1, Section 2 (limited to the subordination provisions set forth therein) and Section 3 (solely as they relate to the assignment rights of CEC) hereof.

The provisions of Section 2 of this Commitment Letter and this Section 4 will survive any termination or completion of the arrangements contemplated by this Commitment Letter.

5.	Termination; Acceptance

Our commitments hereunder will terminate upon the first to occur of (i) the consummation of the Special Mandatory Redemption and (ii) the date on which the Escrow Conditions are satisfied.

This Commitment Letter may be executed in any number of counterparts, each of which when executed will be an original and all of which, when taken together, will constitute one agreement. Delivery of an executed counterpart of a signature page of this Commitment Letter by facsimile or other electronic transmission will be as effective as delivery of a manually executed counterpart hereof.

Please confirm that the foregoing is in accordance with your understanding by signing and returning to CEC the enclosed copy of this Commitment Letter, whereupon this Commitment Letter will become a binding agreement between us.

6.	Notices

All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if mailed or transmitted and confirmed by any standard form of telecommunication.

[The remainder of this page is intentionally left blank.]

We are pleased to have been given the opportunity to assist you in connection with this important financing.

Very truly yours,

CAESARS ENTERTAINMENT CORPORATION

By:
Name:
Title:

Accepted and agreed to as of the date first above written:

CRC FINCO, INC.

CRC ESCROW ISSUER, LLC

By: CRC Escrow Holdings, LLC, its sole member

By: Caesars Entertainment Corporation, its sole member

By:
Name:
Title: